Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,))		Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ DISCLOSURE STATEMENT
PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE

This is not a solicitation of acceptances or rejections of the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, which is attached as Exhibit A to this Disclosure Statement (the “Plan”).  Acceptances or rejections with respect to the Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York.  This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.  Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan.  Information contained in this Disclosure Statement is subject to completion or amendment.  YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) PRIOR TO THE APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and Debtors-in-Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Dated: February 25, 2004

The deadline by which each holder of an Impaired Claim or Equity Interest entitled to vote on the Plan must cast a properly completed and delivered ballot for its vote to accept or reject the Plan to be counted is __________, 2004 at __:00 p.m. (Eastern Time), unless extended.

TABLE OF CONTENTS

I.	INTRODUCTION
	A.	HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE
	B.	VOTING PROCEDURES
	C.	CONFIRMATION HEARING
II.	OVERVIEW OF THE PLAN OF REORGANIZATION
III.	GENERAL INFORMATION
	A.	OVERVIEW OF CHAPTER 11
	B.	DESCRIPTION AND HISTORY OF BUSINESS
		1.	Overview
		2.	Acquisitions
		3.	Joint Ventures and Partnerships
		4.	Summary of Corporate Structure
		5.	Products and Services
			a.	Video Services
			b.	High-Speed Internet Services
			c.	Voice-over Internet Protocol (VOIP) Services
			d.	Advertising Services
			e.	Other Services
		6.	Programming Suppliers
		7.	Development of Business Plan and Plan Exclusivity
		8.	Franchises
		9.	Legislation and Regulation
	C.	THE DEBTORS’ PREPETITION CAPITAL STRUCTURE
		1.	Prepetition Bank Debt
		2.	Prepetition Bond Debt
			a.	ACC Notes
			b.	Subsidiary Notes and Other Indebtedness
		3.	Equity
IV.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES
	A.	THE TELCOVE BANKRUPTCY FILING AND THE CO-BORROWING FACILITY CONTINGENT LIABILITIES
	B.	THE DISCOVERY OF THE ALLEGED RIGAS FAMILY FRAUD, THE RESTATEMENT AND RELATED EVENTS
	C.	THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
	D.	THE RIGAS FAMILY AGREEMENT
	E.	ADDITIONAL DETERMINATIONS REGARDING HISTORICAL FINANCIAL STATEMENTS
	F.	THE JUNE 2002 RELATED EVENTS
V.	EVENTS OCCURRING DURING THE PENDENCY OF THE CHAPTER 11 CASES
	A.	APPOINTMENT OF CREDITORS’ COMMITTEE
	B.	APPOINTMENT OF EQUITY COMMITTEE
	C.	STABILIZATION OF BUSINESS
		1.	First Day Orders
			a.	Case Administration Orders
			b.	Payments on Account of Certain Prepetition Claims
			c.	Business Operations
		2.	The DIP Facility
		3.	Employee Relations
			a.	Payment of Prepetition Amounts Due to Employees
			b.	Performance Retention Plan
	D.	RESTATEMENT OF FINANCIAL STATEMENTS
	E.	INVESTIGATIONS AND LITIGATION MATTERS
		1.	The Rigas Criminal Action
		2.	SEC Civil Action

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		3.	Adelphia Lawsuit Against the Rigas Family
		4.	Adelphia Lawsuit Against Deloitte
		5.	Creditors’ Committee Lawsuit Against Prepetition Banks
		6.	Securities and Derivative Litigation
		7.	TelCove Allegations
		8.	Acquisition Actions
		9.	D&O Policy Litigation
		10.	Equity Committee Shareholder Litigation
		11.	Preferred Shareholder Litigation
		12.	ML Media Litigation
		13.	The X Clause Litigation
		14.	Litigation Related to New Management and the Relocation of Corporate Headquarters
		15.	Litigation Relating to Rigas Family Defense Costs
	F.	MANAGEMENT AND BOARD CHANGES
		1.	Appointment of the New Board
		2.	Appointment of New Management
		3.	Headquarters Move
	G.	CORPORATE GOVERNANCE INITIATIVES
		1.	Reorganization of the Board Committees
		2.	Creation of Lead Director Position
		3.	Corporate Governance Guidelines
		4.	Code of Business Conduct and Ethics
		5.	Corporate Governance Officer
		6.	Complaints Regarding Accounting Matters or Other Wrongdoing
	H.	RESTRUCTURING OF ADELPHIA’S BUSINESSES
		1.	Asset Dispositions
			a.	Devon Mobile
			b.	Buffalo Sabres
			c.	Praxis Capital Ventures, L.P.
		2.	Closure of the Competitive Local Exchange Carriers’ Operations
		3.	TelCove Spin-Off and Bankruptcy Proceedings
		4.	Tele-Media Joint Ventures
		5.	Century/ML Cable
		6.	Rejection and Amendment of Executory Contracts and Unexpired Leases
		7.	Efforts to Protect Tax Benefits
	I.	CLAIMS PROCESS AND BAR DATE
		1.	Schedules and Statements
		2.	Bar Date
		3.	Estimation of Claims/Disputed Claims Procedures
			a.	No Distributions Pending Allowance
			b.	Estimation of Claims and Equity Interests
			c.	Payments and Distributions on Disputed Claims
			d.	Distributions with Respect to Disputed Claims After Allowance
			e.	Personal Injury Claims
			f.	Funding of Reserves; Maximum Distributions
			g.	Maximum Distribution
			h.	Clawback of Deficiency in Debtor Group Reserves
			i.	Distribution of Excess in Debtor Group Reserves
			j.	No Segregation of Plan Currency
			k.	Distributions of New Common Stock
VI.	THE PLAN OF REORGANIZATION
	A.	CAPITAL STRUCTURE
		1.	Exit Facility
			a.	Overview
			b.	Exit Facility Credit Agreements
			c.	Exit Facility Bridge/Indenture

		d.	Exit Facility Commitment
	2.	New Joint Venture Preferred Securities
	3.	New Equity
B.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
	1.	Administrative Expense Claims
	2.	Fee Claims
	3.	Priority Tax Claims
	4.	DIP Lender Claims
	5.	Class 1 - Other Priority Claims
	6.	Class 2 - Secured Tax Claims
	7.	Class 3 - Other Secured Claims
	8.	Class 4 - FrontierVision Debtor Group
		a.	Class 4(a) - FrontierVision Bank Claims
		b.	Class 4(b) - FrontierVision Notes Claims
		c.	Class 4(c) - FrontierVision Unsecured Claims
	9.	Class 5 - Parnassos Debtor Group
		a.	Class 5(a) - Parnassos Bank Claims
		b.	Class 5(b) - Parnassos Unsecured Claims
		c.	Class 5(c) - Parnassos JV Equity Interests
	10.	Class 6 - Century-TCI Debtor Group
		a.	Class 6(a) - Century-TCI Bank Claims
		b.	Class 6(b) - Century-TCI Unsecured Claims
		c.	Class 6(c) - Century-TCI JV Equity Interests
	11.	Class 7 - Century Debtor Group
		a.	Class 7(a) - Century Bank Claims
		b.	Class 7(b) - FPL Notes Claims
		c.	Class 7(c) - Century Unsecured Claims
		d.	Class 7(d) - Century / Tele-Media JV Equity Interests
	12.	Class 8 - Arahova Debtor Group
		a.	Class 8(a) - Arahova Notes Claims
		b.	Class 8(b) - Arahova Unsecured Claims
	13.	Class 9 - Silo 7A Debtor Group: Silo 7A Unsecured Claims
	14.	Class 10 - UCA Subsidiary Debtor Group: UCA Subsidiary Unsecured Claims
	15.	Class 11 - Olympus Debtor Group
		a.	Class 11(a) - Olympus Bank Claims
		b.	Class 11(b) - Olympus Unsecured Claims
	16.	Class 12 - UCA Debtor Group
		a.	Class 12(a) - UCA Bank Claims
		b.	Class 12(b) - UCA Notes Claims
		c.	Class 12(c) - UCA Unsecured Claims
		d.	Class 12(d) - UCA / Tele-Media JV Equity Interests
	17.	Class 13 - ACC / Guarantor Debtor Group
		a.	Class 13(a) - ACC Unsecured Claims
		b.	Class 13(b) - ACC Senior Notes Claims
		c.	Class 13(c) - ACC Subordinated Notes Claims
		d.	Class 13(d) - Notes Existing Securities Law Claims
		e.	Class 13(e) - ACC Series B Preferred Stock Interests
		f.	Class 13(f) - ACC Series B Preferred Stock Existing Securities Law Claims
		g.	Class 13(g) - ACC Series D Preferred Stock Interests
		h.	Class 13(h) - ACC Series D Preferred Stock Existing Securities Law Claims
		i.	Class 13(i) - ACC Series E and F Preferred Stock Interests
		j.	Class 13(j) - ACC Series E and F Preferred Stock Existing Securities Law Claims
		k.	Class 13(k) - ACC Common Stock Interests and ACC Common Stock Existing Securities Law Claims
	18.	Class 14 - Convenience Claims
		a.	Class 14(a) - Subsidiary Convenience Claims

			b.	Class 14(b) - ACC Convenience Claims
		19.	Class 15 - Intercompany Claims
		20.	Class 16 - Rigas Claims or Equity Interests
		21.	Class 17 - ACC Other Equity Interests
	C.	SUMMARY OF OTHER PROVISIONS OF THE PLAN
		1.	Effectuation of Compromise and Settlement
		2.	Distributions Under the Plan.
			a.	Distributions.
			b.	Disbursing Agent.
		3.	Treatment of Executory Contracts and Unexpired Leases
		4.	Conditions Precedent to Effectiveness of the Plan
		5.	Implementation and Effect of Confirmation of the Plan
			a.	Binding Effect
			b.	Avoidance and Recovery Actions
			c.	Vesting of Assets
			d.	Discharge
			e.	Injunction
			f.	Releases
			g.	Exculpation and Limitation of Liability
			h.	Retention of Causes of Action / Reservation of Rights
		6.	Contingent Value Vehicle
			a.	Establishment of the Contingent Value Vehicle.
			b.	Appointment of Contingent Value Vehicle Trustee.
			c.	Transfer of Designated Litigation to the Contingent Value Vehicle.
			d.	Contingent Value Vehicle Interests.
			e.	Litigation, Responsibilities of Contingent Value Vehicle Trustee.
			f.	Valuation of Assets.
			g.	Investment Powers.
			h.	Annual Distribution; Withholding.
			i.	Reporting Duties.
			j.	Net Contingent Value Vehicle Recovery/Assignment of Claims.
			k.	Contingent Value Vehicle Board
VII.	CONFIRMATION OF THE PLAN
	A.	SOLICITATION OF VOTES
	B.	THE CONFIRMATION HEARING
	C.	CONFIRMATION
		1.	Acceptance
		2.	Confirmation Standards
			a.	Overview
			b.	Best Interests of Holders of Claims and Interests
			c.	Financial Feasibility
		3.	Cram Down
	D.	CONSUMMATION
VIII.	CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED ACC AND THE OTHER REORGANIZED DEBTORS
	A.	BOARDS OF DIRECTORS AND MANAGEMENT
		1.	Reorganized ACC
			a.	Board of Directors
			b.	Officers
		2.	The Other Reorganized Debtors
			a.	Boards of Directors
			b.	Officers
	B.	COMPENSATION OF ACC’S EXECUTIVE OFFICERS
	C.	NEW EQUITY INCENTIVE PLAN
	D.	CONTINUATION OF EXISTING BENEFIT PLANS AND DIRECTORS AND OFFICERS LIABILITY INSURANCE

	E.	SECURITY OWNERSHIP OF CERTAIN OWNERS AS OF THE EFFECTIVE DATE
IX.	SECURITIES LAWS MATTERS
	A.	APPLICABILITY OF THE BANKRUPTCY CODE AND FEDERAL AND OTHER SECURITIES LAWS
		1.	Initial Issuance of Securities
		2.	Subsequent Transfers Under Federal Securities Laws
		3.	Subsequent Transfers Under State Law
	B.	REGISTRATION RIGHTS AGREEMENT
	C.	CERTAIN TRANSACTIONS BY STOCKBROKERS
	D.	FRACTIONAL SHARES: DISTRIBUTION OF NEW COMMON STOCK AND NEW JOINT VENTURE PREFERRED SECURITIES
X.	HYPOTHETICAL REORGANIZATION VALUE
	A.	OVERVIEW
	B.	VALUATION METHODOLOGY
		1.	Comparable Public Company Analysis
		2.	Discounted Cash Flow Approach
		3.	Precedent Transactions Analysis/Private Market Analysis
XI.	RISK FACTORS
	A.	RISK FACTORS RELATING TO REORGANIZED ADELPHIA’S BUSINESS
		1.	Adelphia is subject to civil claims filed by the SEC and ongoing investigations by the DoJ.
		2.	Adelphia must restate its financial statements for the fiscal years ended December 31, 1999, 2000 and 2001.
		3.	ACC and certain subsidiaries have not filed certain required quarterly and annual reports with the SEC.
		4.	Reorganized Adelphia may not obtain full ownership of the Managed Cable Entities and may not retain operational control of the Managed Cable Entities.
		5.	Reorganized Adelphia’s ability to finance future operations may be impaired by continued net losses and negative cash flow.
		6.	Adelphia’s basic subscribers have declined in recent years, and such declines could continue.
		7.	Adelphia’s average revenue per subscriber lags behind industry averages, and projected increases may not be achieved.
		8.	Reorganized Adelphia may not be able to pass increases in its programming costs on to its customers, which would materially adversely affect its cash flow and operating margins.
		9.	ACC’s management has a limited history of operating Adelphia’s systems.
		10.	Competition from program distributors and other communications providers could adversely affect the future results of Reorganized Adelphia’s operations.
		11.	Reorganized Adelphia may not be able to keep pace with technological developments or customers’ demand for advanced services, which could impair Reorganized Adelphia’s ability to compete effectively.
		12.	The failure to develop future business opportunities may have a material adverse effect on Reorganized Adelphia’s growth potential.
13.

Reorganized Adelphia’s business will be subject to extensive governmental legislation and regulation, which could materially adversely affect its business by increasing its expenses or limiting its pricing flexibility.

14.

Adelphia’s cable systems are operated under franchises that are subject to non-renewal or termination; if a franchise is terminated or is not renewed, it could materially adversely affect Reorganized Adelphia’s business in a key market.

		15.	Adelphia operates cable systems under franchises that are nonexclusive; LFAs can grant additional franchises and create competition in market areas where none existed previously.
		16.	LFAs have the ability to impose additional regulatory constraints on Reorganized Adelphia’s business, which can further increase its expenses.

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	17.	The failure to obtain the consent of the LFAs in connection with the consummation of the Plan may result in a material adverse effect on the Debtors or Reorganized Debtors in certain geographic areas.
18.

Reorganized Adelphia will have substantial capital requirements, and the failure to obtain necessary financing would have a material adverse effect on Reorganized Adelphia and would result in the delay, modification or abandonment of Reorganized Adelphia’s development or expansion plans.

	19.	Reorganized Adelphia does not expect to obtain investment-grade credit ratings.
20.

Reorganized Adelphia will have substantial debt, which could materially adversely affect its financial health and affect its ability to obtain financing in the future and to react to changes in its business.

	21.	Reorganized Adelphia may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings.
B.	RISK FACTORS RELATING TO VALUATION AND THE PLAN SECURITIES
1.

The estimated valuation of Reorganized Adelphia and the Plan Securities, and the estimated recoveries to holders of Claims and Equity Interests, is not intended to represent the trading values of the Plan Securities.

	2.	The resale of certain Plan Securities may be restricted by law.
	3.	Reorganized Adelphia may not be able to achieve its projected financial results.
	4.	Allowance or Reclassification of Claims may substantially dilute the recovery to holders of Claims and Equity Interests under the Plan.
	5.	TelCove, a former subsidiary, has asserted claims against ACC totaling more than $1 billion.
6.

Certain holders of Allowed Claims may receive distributions of significant amounts of New Common Stock and New Joint Venture Preferred Securities, which may permit such stockholders to exert a significant amount of influence over Reorganized Adelphia.

7.

It is unlikely that an active public trading market for the New Common Stock will develop in the foreseeable future, and the New Common Stock may be illiquid or experience significant price volatility.

	8.	Reorganized Adelphia does not expect to pay any dividends on the New Common Stock or New Joint Venture Preferred Securities in the foreseeable future.
	9.	Reorganized ACC’s certificate of incorporation and bylaws will contain provisions that could limit the value of the New Common Stock.
10.

In making decisions relating to settlement of litigation contributed to the Contingent Value Vehicle and other matters, Contingent Value Vehicle Board designees may not be able to resolve conflicts in interest among Contingent Value Vehicle Beneficiaries.

C.	RISK FACTORS RELATING TO THE CHAPTER 11 CASES
	1.	Adelphia may not be able to secure confirmation of the Plan.
	2.	The Bankruptcy Court may not confirm the Plan if it is rejected by certain Classes of Claims or Equity Interests.
	3.	There can be no assurance as to the timing of the Effective Date.
	4.	If the obligation of the lenders to make loans under the DIP Facility expires prior to the Effective Date, it would have a material adverse effect on Debtors.
	5.	Adverse publicity and the stigma of the Chapter 11 Cases generally may negatively impact Reorganized Adelphia’s business and results of operations.
	6.	The Creditors’ Committee lawsuit against prepetition banks and related financial institutions may preclude consummation of the Plan and may delay Adelphia’s acquisition of the Managed Cable Entities.
D.	OTHER RISK FACTORS RELATING TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS
	1.	A substantial portion of the assets of Reorganized Adelphia will be subject to security interests.
	2.	Reorganized Adelphia’s financial performance and ability to meet its obligations following the Effective Date may be affected by the occurrence of certain events which may be beyond its control.

3.	Changes in the cash needs of Reorganized Adelphia can have significant adverse effects on the amount and value of the distributions made under the Plan.
4.	An adverse outcome in Adelphia’s dispute concerning the subordination terms of the ACC Subordinated Notes could affect recoveries of holders of ACC Senior Notes Claims under the Plan.
5.	A negative outcome in Adelphia’s longstanding dispute relating to its Puerto Rico Cable Joint Venture could affect recoveries of holders of Claims and Equity Interests under the Plan.
6.	The Allowance of Intercompany Indebtedness relating to and among the Tele-Media Joint Ventures could affect recoveries of holders of Claims and Equity Interests under the Plan.
XII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
A.	CONSEQUENCES TO THE DEBTORS
1.	Cancellation of Debt
2.	Limitations on NOL Carryforwards and Other Tax Benefits
a.	General Section 382 Limitation
b.	Built-In Gains and Losses
c.	Special Bankruptcy Exception
3.	Alternative Minimum Tax
4.	Distribution of Interests in Contingent Value Vehicle
B.	CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND EQUITY INTERESTS
1.	Consequences to Holders Receiving Only Contingent Value Vehicle Interests
2.	Consequences to Holders Receiving Contingent Value Vehicle Interests
3.	Consequences to Holders Receiving Only New Common Stock
4.	Consequences to Holders Receiving Only New Joint Venture Preferred Securities
5.	Distributions in Discharge of Accrued Interest
6.	Subsequent Sale of New Common Stock
C.	INFORMATION REPORTING AND WITHHOLDING
XIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A.	LIQUIDATION UNDER CHAPTER 7
B.	ALTERNATIVE PLAN OF REORGANIZATION
XIV.	CONCLUSION AND RECOMMENDATION

EXHIBIT A	Plan of Reorganization
EXHIBIT B	Disclosure Statement Order
EXHIBIT C	Unaudited Balance Sheets of the Debtors at December 31, 2003
EXHIBIT D	The Debtors’ Projected Financial Information
EXHIBIT E	The Debtors’ Liquidation Analysis
EXHIBIT F	Summary of Covington Report
EXHIBIT G	Pro Forma Balance Sheet
EXHIBIT H	Pro Forma Capital Structure
EXHIBIT I	Confirmation Hearing Pre-Trial Order

Nothing contained in this Disclosure Statement shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest and this Disclosure Statement is subject to approval of the United States Bankruptcy Court for the Southern District of New York and other customary conditions.  This Disclosure Statement is not an offer with respect to any securities.  This is not a solicitation of acceptances or rejections of the Debtors’ Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, a copy of which is attached as Exhibit A to this Disclosure Statement.  Acceptances or rejections with respect to the Plan may not be solicited until this Disclosure Statement has been approved by the Bankruptcy Court.  Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws.  The information contained in this Disclosure Statement is preliminary and subject to completion.  Developments may require modifications, additions, or deletions to this Disclosure Statement.

IMPORTANT NOTICE

This Disclosure Statement and its related documents are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes to accept the Plan.  No representations have been authorized by the Bankruptcy Court concerning the Debtors, their business operations or the value of their assets, except as explicitly set forth in this Disclosure Statement.

Please refer to the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms that are used but not defined in this Disclosure Statement.

The Debtors reserve the right to file an amended Plan and Disclosure Statement from time to time.  The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions, recovery information, classification of claims, the history of the Debtors and the Reorganization Cases, the Debtors’ businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan.

The Plan and this Disclosure Statement have not been required to be prepared in accordance with federal or state securities laws or other applicable non-bankruptcy law.  This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.  Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan, and none of the Securities and Exchange Commission, any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan or has passed on the accuracy or adequacy of the statements in this Disclosure Statement.  Any representation to the contrary is a criminal offense.  Persons trading in or otherwise purchasing, selling or transferring securities of the Debtors should evaluate this Disclosure Statement in light of the purposes for which it was prepared.

This Disclosure Statement contains only a summary of the Plan.  It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review.  This Disclosure Statement is qualified in its entirety by reference to the Plan, any and all Plan Supplements and the exhibits attached thereto and the agreements and documents described therein.  If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern.  You are encouraged to review the full text of the Plan and any and all Plan Supplements and to read carefully the entire Disclosure Statement, including all exhibits hereto, before deciding how to vote with respect to the Plan.

Except as otherwise indicated, the statements in this Disclosure Statement are made as of February 25, 2004 and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after February 25, 2004.  Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice.  You should, therefore, consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Plan, the solicitation of votes on the Plan and the transactions contemplated by the Plan.

As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation of the Debtors.  Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made by the Debtors in settlement negotiations.

THE DEBTORS URGE CREDITORS AND EQUITY HOLDERS TO VOTE TO ACCEPT THE PLAN.

CAUTIONARY NOTE

All data relating to subscribers, projections, and valuation of Adelphia in this Disclosure Statement includes the Managed Cable Entities (as defined below), which are managed by Adelphia and presently owned indirectly by members of the Rigas Family (as defined below).  All data relating to subscribers of Adelphia in this Disclosure Statement includes all of the subscribers in Century/ML Cable (as defined below), which is managed and owned 50% by Adelphia and which is not consolidated for financial reporting purposes. All data relating to projections and valuation of Adelphia in this Disclosure Statement includes the CLEC (as defined below) markets which are proposed to be transferred to TelCove (as defined below) pursuant to the Global Settlement (as defined below).

This Disclosure Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding Adelphia Communications Corporation and its subsidiaries’ and affiliates’ (collectively, the “Company”) expected future financial position, results of operations, cash flows, restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the Risk Factors set forth in Section XI of this Disclosure Statement, and the Company’s pending bankruptcy proceeding, results of litigation against the Company and government investigations of the Company, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, customer response to repackaged services, pricing and availability of programming, equipment, supplies, and other inputs, the Company’s ability to upgrade its network, technological developments, and changes in general economic conditions. Many of these factors are outside of the Company’s control.

I.  INTRODUCTION

Adelphia Communications Corporation (“ACC”) and certain of its affiliates and subsidiaries, as debtors and debtors-in-possession (collectively, “Adelphia” or the “Debtors”), submit this Disclosure Statement (this “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to holders of Claims against and Equity Interests in the Debtors in connection with: (1) the solicitation of acceptances of the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated February 25, 2004, as the same may be amended or modified from time to time (the “Plan”), filed by the Debtors with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and (2) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled for [_______ __], 2004, commencing at [_:__] a.m. (Eastern Time).  Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

Attached as Exhibits to this Disclosure Statement are copies of the documents set forth below:

•         The Plan of Reorganization (Exhibit A);

•         Order of the Bankruptcy Court, dated [_______ __], 2004 (the “Disclosure Statement Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

•         Unaudited Balance Sheets of the Debtors at December 31, 2003 (Exhibit C);

•         The Debtors’ Projected Financial Information (Exhibit D);

•         The Debtors’ Liquidation Analysis (Exhibit E);

•         Summary of Covington Report (Exhibit F);

•         Pro Forma Balance Sheet (Exhibit G);

•         Pro Forma Capital Structure (Exhibit H); and

•         Confirmation Hearing Pre-Trial Order (Exhibit I).

In addition, a Ballot for the acceptance or rejection of the Plan and, if eligible, election of convenience class treatment, is enclosed with each copy of this Disclosure Statement that is submitted to the holders of Claims or Equity Interests that are entitled to vote to accept or reject the Plan.

On [_______ __], 2004, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable investors typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

Your Vote Is Important

Your vote on the Plan is important because:

•         Under the Bankruptcy Code, a plan of reorganization can only be confirmed if: (1) certain majorities in dollar amount and number of claims; and (2) a certain majority in amount of equity interests (as described below) of each impaired class under the plan vote to accept the plan, unless the “cram down” provisions of the Bankruptcy Code are used; and

•         Under the Bankruptcy Code, only the votes of those holders of claims or equity interests entitled to vote who actually submit votes on a plan are counted in determining whether the specified majorities of votes in favor of the plan have been received.

A.    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

Under the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have accepted or rejected a proposed plan are entitled to vote to accept or reject a proposed plan.

A class is “impaired” under a plan unless, with respect to each claim or interest of such class, the plan:

•         leaves unaltered the legal, equitable or contractual rights to which the holder of the claim or interest is entitled; or

•         notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.

Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or equity interests will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section VI, titled “The Plan of Reorganization.”

Which Classes of Claims and Equity Interests

are Entitled to Vote on the Plan?

Classes of Claims and Equity Interests are entitled to vote on the Plan as set forth below:

•         Classes 1, 2, 4(b), 4(c), 5(b), 6(b), 7(b), 7(c), 8(a), 8(b), 9, 10, 11(b), 12(b), 12(c), 13(a), 13(b), 13(c), 13(d), 13(f), 13(h), 13(j), 13(k), 14(a) and 14(b) of the Plan are Impaired and, to the extent Claims in such Classes are Allowed Claims, the holders of such Claims will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan.

•         Classes 5(c), 6(c), 7(d), 12(d), 13(e), 13(g) and 13(i) of the Plan are Impaired and, to the extent Equity Interests in such Classes are Allowed Equity Interests, the holders of such Equity Interests will receive distributions under the Plan.  As a result, holders of Equity Interests in these Classes are entitled to vote to accept or reject the Plan.

•         Classes 3, 4(a), 5(a), 6(a), 7(a), 11(a) and 12(a) of the Plan are Unimpaired.  As a result, holders of Claims in these Classes are deemed to have accepted the Plan and will not be entitled to vote to accept or reject the Plan.

•         Claims in Class 15 of the Plan are comprised of Intercompany Claims under and disregarded for purposes of voting on the Plan.  As a result, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

•         Classes 16 and 17 of the Plan will not receive any distributions under the Plan. As a result, holders of Claims or Equity Interests in those Classes are deemed to have rejected the Plan and will not be entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by Classes 1, 2, 4(b), 4(c), 5(b), 6(b), 7(b), 7(c), 8(a), 8(b), 9, 10, 11(b), 12(b), 12(c), 13(a), 13(b), 13(c), 13(d), 13(f), 13(h), 13(j), 13(k), 14(a) and 14(b) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims in each Class that cast their Ballots vote in favor of acceptance.  With respect to a class of equity interests, for a plan to be accepted, the Bankruptcy Code requires that at least two-thirds in amount of the allowed interests of such class that cast ballots for acceptance or rejection vote to accept the Plan.  However, there is no requirement under the Bankruptcy Code that a class of equity interests accept a plan by a specified majority in number as there is with respect to a class of claims.  Therefore, acceptance of the Plan by Classes 5(c), 6(c), 7(d), 12(d), 13(e), 13(g) and 13(i) will occur only if at least two-thirds in amount of the Allowed Equity Interests in each Class cast their ballots in favor of acceptance.  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  For a more detailed description of the requirements for confirmation of the Plan, see Section VII.C, titled “Confirmation.”

If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code, or both.  Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests by means of a procedure known as “cram-down.”  See Section VII.C.3, titled “Cram Down.”  Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.  For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VII.C.3, titled “Cram Down.”

In the event that a Class of Claims or Equity Interests entitled to vote does not vote to accept the Plan, the Debtors’ determination regarding whether to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code will be announced prior to or at the Confirmation Hearing.

B.    VOTING PROCEDURES

Procedures for Voting on the Plan

How do I vote on the Plan?  For a vote to be counted, the Voting Agent must receive an original, signed Ballot (or, in the case of publicly traded notes and shares, the master ballot cast on your behalf) in a form approved by the Bankruptcy Court.  Faxed copies and votes sent on other forms will not be accepted.  IF YOU HOLD YOUR SECURITIES THROUGH A BROKER-DEALER OR OTHER NOMINEE, PLEASE CONTACT SUCH BROKER-DEALER OR OTHER NOMINEE FOR PROCEDURES RELATING TO VOTING TO ACCEPT OR REJECT THE PLAN.

When does the vote need to be received?  The deadline for the receipt by the Voting Agent of properly completed Ballots (or, in the case of publicly traded notes and shares, the master ballot cast on your behalf) is 4:00 p.m. (Eastern Time) on [______ __], 2004.

Which Classes may vote?  Only Impaired Classes that are not deemed to have accepted or rejected the Plan are entitled to vote to accept or reject the Plan.  These are Classes 1, 2, 4(b), 4(c), 5(b), 5(c), 6(b), 6(c), 7(b), 7(c), 7(d), 8(a), 8(b), 9, 10, 11(b), 12(b), 12(c), 12(d), 13(a), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k), 14(a) and 14(b) only.

Which members of the Impaired Classes may vote?  Within an Impaired Class, only holders of Allowed Claims and Allowed Equity Interests may vote to accept or reject the Plan.  The voting record date for determining the members of Impaired Classes that may vote on the Plan is [_______ __], 2004.  Persons may vote on the Plan only with respect to Allowed Claims and Allowed Equity Interests that were held on the Record Date.

Who should I contact if I have questions or need a Ballot?  You may contact the Voting Agent at Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017 or (646) 282-2500.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for voting on the Plan. The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote.  For this reason, in voting on the Plan, please use only the Ballot sent to you with this Disclosure Statement.  If you hold Claims or Equity Interests in more than one Class, you must use a separate Ballot for voting with respect to each Class of Claims or

Equity Interests that you hold. Please vote and return your Ballot(s) in the pre-addressed envelope accompanying each Ballot to Bankruptcy Services, LLC, the Debtors’ voting and claims agent (the “Voting Agent” or the “Claims Agent”).

Do not return any notes or securities with your Ballot.

IF YOU HOLD YOUR SECURITIES THROUGH A BROKER-DEALER OR OTHER NOMINEE, PLEASE CONTACT SUCH BROKER-DEALER OR OTHER NOMINEE FOR PROCEDURES RELATING TO VOTING TO ACCEPT OR REJECT THE PLAN.

To be counted, your Ballot (or, in the case of publicly traded notes and shares, the master ballot cast on your behalf) indicating acceptance or rejection of the Plan must be forwarded in accordance with the accompanying instructions in sufficient time for it to be received by the Voting Agent no later than 4:00 p.m. (Eastern Time) on [_______ __], 2004 (the “Voting Deadline”).  Any executed Ballot received that does not indicate either an acceptance or rejection of the Plan will not be counted.  Any Ballots received after the Voting Deadline will not be counted.  All Ballots must contain an original signature to be counted.  No Ballots received by facsimile will be counted.

The Voting Agent will tabulate results of the voting on the Plan on a Class-by-Class basis and will prepare an affidavit for filing with the Bankruptcy Court detailing the methodology used in tabulating such votes, as well as the results of the voting.

Any Claim in an Impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent and for which no proof of claim has been filed is not entitled to vote unless the holder has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

Under the Disclosure Statement Order, the Bankruptcy Court set [_______ __], 2004 (the “Record Date”) as the record date for voting on the Plan. Accordingly, only holders of record as of the Record Date that otherwise are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received an incorrect or damaged Ballot or lost your Ballot, or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact the Voting Agent at Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017 or (646) 282-2500.

This Disclosure Statement, the Plan, any Plan Supplements and the other Exhibits attached to this Disclosure Statement and the Plan are the only materials that you should use in determining how to vote on the Plan.

Voting Recommendations

The Debtors believe that the Plan presents the best opportunity for holders of Claims and Equity Interests to maximize their recoveries and for the business operations of the Debtors to succeed.  The Debtors encourage holders of Claims and Equity Interests to vote to accept the Plan.

C.    CONFIRMATION HEARING

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [_______ __], 2004, commencing at [_:__] a.m. (Eastern Time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 621, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.  The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice, except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim or Equity Interest held by the objector.  Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before 4:00 p.m. (Eastern Time) on [_______ ___], 2004.  Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”).

II.  OVERVIEW OF THE PLAN OF REORGANIZATION

The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.  The summary also identifies the Classes that are entitled to vote on the Plan under the Bankruptcy Code and estimates the recovery for each Class.  This summary is qualified in its entirety by reference to the Plan, any and all Plan Supplements and the exhibits attached thereto and the agreements and documents described therein.

Important Note on Estimates

The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions under the Plan because of variations in the nature and amount of the Exit Facility, the asserted or estimated amounts of Allowed Claims and Allowed Equity Interests, the existence of Disputed Claims and Equity Interests and other factors.  Statements regarding projected amounts of Claims or Equity Interests or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts.

Except as otherwise indicated, these statements are made as of February 25, 2004, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after February 25, 2004.  Any estimates of Claims or Equity Interests in this Disclosure Statement may vary from the final amounts of Claims or Equity Interests allowed by the Bankruptcy Court.

In addition, the estimated valuation of the Reorganized Debtors and the Plan Securities, and the estimated recoveries to holders of Claims and Equity Interests, is not intended to represent the value at which Reorganized ACC’s securities could be sold if a market for those securities emerges.

There are substantial risks relating to the Plan Securities you may receive pursuant to the Plan and the value of such Plan Securities. See Section XI, titled “Risk Factors.”

SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status
N/A	Administrative Expense Claims	Payment in full (1) in Cash, or (2) in accordance with the terms and conditions of transactions or agreements relating to obligations incurred in the ordinary course of business during the pendency of the Chapter 11 Cases or assumed by the Debtors in Possession.	$[_____]	100%	N/A

N/A	Fee Claims	Payment in full in Cash.	$[_____]	100%	N/A

N/A	Priority Tax Claims	At the sole option of the Reorganized Debtors, payment either (1) in full in Cash, (2) in equal annual Cash payments over a six-year period from the date of assessment together with interest at such rate as (x) agreed to by the Debtors and the holder of such Claim or (y) determined by the Bankruptcy Court to provide such holder with deferred Cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Allowed Priority Tax Claim, or (3) upon such other terms as otherwise established by the Bankruptcy Court.	$[_____]	100%	N/A

N/A	DIP Lender Claims	Payment in full in Cash.	$[_____]	100%	N/A

1	Other Priority Claims	Payment in full in Cash.	$[_____]	100%	Impaired; Entitled to Vote.

2	Secured Tax Claims	At the sole option of the Reorganized Debtors, payment either (1) in full in Cash or (2) in equal annual Cash payments over a period not exceeding six years after the date of assessment with interest payable at such rate as (x) agreed to by the Debtors and the holder of such Claim or (y) determined by the Bankruptcy Court to provide such holder with deferred Cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Allowed Secured Tax Claim.	$[_____]	100%	Impaired; Entitled to Vote.

3	Other Secured Claims	At the sole option of the Reorganized Debtors, either (1) reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (2) fully and completely satisfied by delivery of the Collateral securing the Allowed Other Secured Claim, together with any interest required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (3) fully and completely satisfied by such other treatment in respect of such Claim as will cause such Claim not to be impaired.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status
FrontierVision Debtor Group

4(a)	FrontierVision Bank Claims	Payment in full in Cash.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

4(b)	FrontierVision Notes Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

4(c)	FrontierVision Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

Parnassos Debtor Group

5(a)	Parnassos Bank Claims	Payment in full in Cash.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

5(b)	Parnassos Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

5(c)	Parnassos JV Equity Interests

Existing joint venture merged into the New Joint Venture Preferred Securities Issuer and Parnassos JV Equity Interests exchanged for New Joint Venture Preferred Securities equivalent in value to such existing Equity Interests.

			N/A	N/A	Impaired; Entitled to Vote.

Century-TCI Debtor Group

6(a)	Century-TCI Bank Claims	Payment in full in Cash.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

6(b)	Century-TCI Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

6(c)	Century-TCI JV Equity Interests

Existing joint venture merged into the New Joint Venture Preferred Securities Issuer and Century-TCI JV Equity Interests exchanged for New Joint Venture Preferred Securities equivalent in value to such existing Equity Interests.

			N/A	N/A	Impaired; Entitled to Vote.

Century Debtor Group

7(a)	Century Bank Claims	Payment in full in Cash.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status
7(b)	FPL Notes Claim	As and to the extent allowed, payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

7(c)	Century Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

7(d)	Century / Tele-Media JV Equity Interests

Existing joint venture merged into the New Joint Venture Preferred Securities Issuer and Century/Tele-Media JV Equity Interests exchanged for New Joint Venture Preferred Securities equivalent in value to such Century/Tele-Media JV Equity Interests.

			N/A	N/A	Impaired; Entitled to Vote.

Arahova Debtor Group

8(a)	Arahova Notes Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

8(b)	Arahova Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

Silo 7A Debtor Group

9	Silo 7A Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

UCA Subsidiary Debtor Group

10	UCA Subsidiary Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

Olympus Debtor Group

11(a)	Olympus Bank Claims	Payment in full in Cash.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

11(b)	Olympus Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

UCA Debtor Group

12(a)	UCA Bank Claims	Payment in full in Cash.	$[_____]	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status
12(b)	UCA Notes Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

12(c)	UCA Unsecured Claims	Payment in full (including interest) through the distribution of New Common Stock.	$[_____]	100%	Impaired; Entitled to Vote.

12(d)	UCA / Tele-Media JV Equity Interests

Existing joint venture merged into the New Joint Venture Preferred Securities Issuer and UCA/Tele-Media JV Equity Interests exchanged for New Joint Venture Preferred Securities equivalent in value to such UCA/Tele-Media JV Equity Interests.

			N/A	N/A	Impaired; Entitled to Vote.

ACC / Guarantor Debtor Group

13(a)	ACC Unsecured Claims	Up to payment in full (including interest) through the distribution of New Common Stock, plus [___] Contingent Value Vehicle Series A-2 Interests.	$[_____]	up to 100%[1]	Impaired; Entitled to Vote.

13(b)	ACC Senior Notes Claims

Through enforcement of subordination up to payment in full (including interest) through the distribution of New Common Stock (including portion otherwise distributable in respect of ACC Subordinated Notes Claims in absence of subordination), plus [___] Contingent Value Vehicle Series A-1 Interests.

			$[_____]	up to 100%[1,2]	Impaired; Entitled to Vote.

13(c)	ACC Subordinated Notes Claims	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series B Interests.	$[_____]	TBD[3]	Impaired; Entitled to Vote.

1       If the Contingent Value Vehicle Interests were to have no value, the estimated recovery for the holders of these Claims would be approximately [__]%.

2       The percentage estimated recovery to holders of Allowed ACC Senior Notes Claims includes estimated recoveries of [__] % (in respect of distributions of New Common Stock allocated to such holders solely on account of their claims) and [__]% (in respect of distributions of New Common Stock initially allocated to holders of Allowed ACC Subordinated Notes Claims that are turned over to holders of Allowed Senior Notes Claims on account of the enforcement of the subordination provisions contained in the indentures relating to the ACC Subordinated Notes).

3       Recovery will depend on proceeds of Contingent Value Vehicle, which cannot be estimated at this time and will reflect recoveries from litigation assigned to Contingent Value Vehicle.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status
13(d)	Notes Existing Securities Law Claims	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series C Interests.	TBD[4]	TBD[3]	Impaired; Entitled to Vote.

13(e)	ACC Series B Preferred Stock Interests	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series D Interests.	N/A	TBD[3]	Impaired; Entitled to Vote.

13(f)	ACC Series B Preferred Stock Existing Securities Law Claims	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series E Interests.	TBD[4]	TBD[3]	Impaired; Entitled to Vote.

13(g)	ACC Series D Preferred Stock Interests	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series F Interests.	N/A	TBD[3]	Impaired; Entitled to Vote.

13(h)	ACC Series D Preferred Stock Existing Securities Law Claims	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series G Interests.	TBD[4]	TBD[3]	Impaired; Entitled to Vote.

13(i)	ACC Series E and F Preferred Stock Interests	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series H Interests.	N/A	TBD[3]	Impaired; Entitled to Vote.

13(j)	ACC Series E and F Preferred Stock Existing Securities Law Claims	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series I Interests.	TBD[4]	TBD[3]	Impaired; Entitled to Vote.

13(k)	ACC Common Stock Interests and ACC Common Stock Existing Securities Law Claims	Payment through the distribution of a pro rata share of [___] Contingent Value Vehicle Series J Interests.	N/A	TBD[3]	Impaired; Entitled to Vote.

Convenience Classes

14(a)	Subsidiary Convenience Claims	Payment in Cash.	$[_____]	TBD	Impaired; Entitled to Vote.

3       Recovery will depend on proceeds of Contingent Value Vehicle, which cannot be estimated at this time and will reflect recoveries from litigation assigned to Contingent Value Vehicle.

4       The estimated amount of the Notes Existing Securities Law Claims cannot be determined at this time.  The Debtors intend to request that the Bankruptcy Court estimate these Claims in connection with the confirmation and/or consummation of the Plan.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status
14(b)	ACC Convenience Claims	Payment in Cash.	$[_____]	TBD	Impaired; Entitled to Vote.

Intercompany Claims

15	Intercompany Claims	At the option of the Debtors or the Reorganized Debtors, either (1) Reinstated, in full or in part, and/or (2) discharged and satisfied, in full or in part.	N/A	N/A	Compromised; Not Entitled to Vote.

Rigas Claims or Equity Interests

16	Rigas Claims or Equity Interests	Disallowed. No distribution.	$[_____]	0%	Disallowed; Not Entitled to Vote.

ACC Other Equity Interests

17	ACC Other Equity Interests	No distribution	N/A	0%	Impaired; Not Entitled to Vote.

III.  GENERAL INFORMATION

A.            OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders.  In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the date the debtor’s chapter 11 petition is filed.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor.  Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt or other claim that arose prior to the date of confirmation of the plan and substitutes in place of such debts and other claims the obligations specified in the confirmed plan.

Certain holders of claims against, and interests in, a debtor are permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable claimant or holder of an equity interest to make an informed judgment regarding the plan.  The Debtors are submitting this Disclosure Statement to holders of Claims against, and Equity Interests in, the Debtors pursuant to section 1125 of the Bankruptcy Code.

B.            DESCRIPTION AND HISTORY OF BUSINESS

1.       Overview

Adelphia is the fifth largest operator of cable television systems in the United States.  Adelphia’s operations primarily consist of providing analog and digital cable services, high-speed Internet access and other advanced services over Adelphia’s broadband networks.  These services are generally provided to residential customers.

John Rigas, the founder of Adelphia, built his first cable system in 1952 in Coudersport, Pennsylvania.  ACC was incorporated in Delaware in July 1986 for the purpose of reorganizing five cable television companies, which were then principally owned by members of John Rigas’s family (collectively, the “Rigas Family”), into a holding company structure in connection with the initial public offering of ACC’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”).  As discussed below, prior to May 2002, members of the Rigas Family held all of the senior executive positions at ACC and constituted five of the nine members of the board of directors of ACC (the “Board”).  In addition, ACC’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), is owned by members of the Rigas Family and is a “super-voting” common stock that entitles the holders to 10 votes per share and, prior to the commencement of the Chapter 11 Cases (as defined below), effectively enabled them to elect eight of the nine members of the Board.  As described in greater detail below, in the spring of 2002 certain alleged fraudulent and other improper actions that had been taken by the Rigas Family were discovered.  Following the discovery of the Rigas Family’s alleged misconduct, the Special Committee (as defined below) of the Board obtained the agreement of all of the members of the Rigas Family to resign from their positions as officers and directors of ACC.

As of December 31, 2003, Adelphia’s cable operations served approximately 5.5 million basic cable subscribers, of which approximately 2.0 million received digital cable service.  In addition, Adelphia provided high-speed Internet services to approximately 1.0 million customers as of December 31, 2003.  The U.S. cable systems are located in 30 states and Puerto Rico, with large clusters in Los Angeles, Western Pennsylvania, Ohio, Western New York, New England, Florida, Virginia and Colorado Springs.

The subscriber and customer numbers described above include cable television systems that are owned or controlled by the Rigas Family and for which Adelphia provides management services (collectively, the “Managed Cable Entities”).  As of December 31, 2003, these cable systems served approximately 238,000 customers and provided digital cable service to approximately 81,000 subscribers and high-speed Internet services to approximately 61,000 subscribers.  Adelphia is also the managing partner in several joint ventures engaged in operating cable television systems.  As of December 31, 2003, these cable systems served approximately 1.2 million basic cable subscribers, of which approximately 484,000 received digital cable service.  In addition, Adelphia provided high-speed Internet services to approximately 236,000 customers in these joint ventures as of December 31, 2003.  Such subscriber and customer numbers are included in the subscriber and customer numbers in the prior paragraph.

Until January 11, 2002, Adelphia provided various communications services through a majority-owned subsidiary, Adelphia Business Solutions, Inc., which currently conducts business under the name TelCove (“TelCove”).  TelCove provides facilities-based integrated communications services to business, governmental and educational customers throughout the United States.  ACC previously owned approximately 78.4% of the outstanding capital stock of TelCove and held approximately 95.9% of the total voting power in TelCove.  On January 11, 2002, ACC distributed all of the shares of TelCove common stock owned by ACC to the holders of its Class A Common Stock and Class B Common Stock in the form of a dividend (the “TelCove Spin-off”).  TelCove and its subsidiaries subsequently filed petitions for relief under the Bankruptcy Code, and they are currently operating as debtors-in-possession.  See Section V.H.3, titled “TelCove Spin-Off and Bankruptcy Proceedings.”

As of  December 31, 2003, there were approximately 15,000 full-time employees of Adelphia, and approximately 700 of these employees were covered by collective bargaining agreements at 27 locations.

2.       Acquisitions

Adelphia has sought the advantages and efficiencies of increasing the total number of subscribers served by its systems and consolidating its operations into large local and regional cable system clusters based on geographic areas.  Principally in 1999 and 2000, Adelphia completed a number of transactions intended either to increase its scale or improve the geographic footprint of its cable systems by selectively exchanging cable systems for systems of other cable operators or acquiring systems in close proximity to its own systems.

The following are the most significant of these transactions:

•         On October 1, 1999, Adelphia acquired all of the outstanding equity interests in FrontierVision Partners, L.P. (“FrontierVision”).  As a result of this transaction, Adelphia acquired cable television systems serving approximately 710,000 basic cable subscribers in Ohio, Kentucky, New England and Virginia;

•         Also on October 1, 1999, Adelphia acquired Century Communications Corp. and its approximately 1.6 million basic cable subscribers in California and other areas of the United States; and

•         Adelphia acquired cable systems serving 310,000 basic cable subscribers in the greater Cleveland, Ohio area from Cablevision Systems Corporation on November 1, 2000.

3.       Joint Ventures and Partnerships

Adelphia has interests in a number of joint ventures and partnerships, the most significant of which are described below.

•         Century-TCI.  ACC indirectly holds a 75% interest in the Century-TCI partnership and manages its day-to-day operations, subject to certain specified rights of Adelphia’s partner, Comcast.  As of December 31, 2003, Century-TCI had approximately 721,000 subscribers, substantially all of which were in the Los Angeles area.

•         Parnassos.  ACC indirectly holds a 66.67% interest in the Parnassos partnership and manages its day-to-day operations, subject to certain specified rights of Adelphia’s partner, Comcast.  As of December 31, 2003, Parnassos had approximately 434,000 subscribers, primarily in Pennsylvania, Ohio and Western New York.  Through its

partnership interest in Parnassos, Adelphia also owns an equity interest in Empire Sports Network, a regional sports programming service that carries the Buffalo Sabres hockey games, among other sports-related programming.

•         Tele-Media.  ACC indirectly holds interests ranging from 75% to 82% in three joint ventures (the “Tele-Media Joint Ventures”) with certain affiliates of Tele-Media Corporation of Delaware (“TMCD”) and manages their day-to-day operations.  As of December 31, 2003, the Tele-Media Joint Ventures served approximately 145,000 subscribers, located in Connecticut, West Virginia, Virginia, Florida and Maryland.

•         Century/ML Cable Venture.  ACC indirectly holds a 50% interest in Century/ML Cable Venture (“Century/ML Cable”) and manages its day-to-day operations, subject to certain specified rights of Adelphia’s partner, ML Media Partners, L.P. (“ML Media”).  As of December 31, 2003, Century/ML Cable had approximately 140,000 subscribers, located in Puerto Rico.  Century/ML Cable is a debtor-in-possession in a separate bankruptcy proceeding and ACC and Century/ML Cable are involved in litigation with ML Media concerning various matters.  See Section V.E.12, titled “ML Media Litigation” and V.H.5, titled “Century/ML Cable.”

•         South American Ventures.  Adelphia holds interests in certain joint ventures in South America, which served approximately 160,000 subscribers as of December 31, 2003.

4.       Summary of Corporate Structure

ACC, the ultimate parent Debtor, owns all of the issued and outstanding shares of capital stock of ACC Investment Holdings, Inc., a Delaware corporation, U.S. Tele-Media Investment Company, a Pennsylvania corporation, and ACC Operations, Inc., a Delaware corporation (“ACC Operations”).  All of the remaining Debtors are direct or indirect wholly or partly-owned subsidiaries of ACC Operations.  Prior to the Commencement Date (as defined below), certain of the Debtors were parties to one of six separate prepetition credit facilities described in Section III.C.1, titled “Prepetition Bank Debt.”  In connection with the DIP Facility (as defined below), the Debtors were divided into nine borrowing groups, with a tenth borrowing group acting as a guarantor for the entire DIP Facility.  Each of these borrowing groups is referred to in this Disclosure Statement as a “Debtor Group.”  Generally, the Debtors that were party to the six prepetition credit facilities were grouped in separate Debtor Groups named for such facility, and the Debtors that were unencumbered prior to the Commencement Date were grouped in the Silo 7A Debtor Group, the Arahova Debtor Group, the UCA Subsidiary Debtor Group and the Parent/Guarantor Debtor Group.  The Debtor Groups are as follows: (1) the Century Debtor Group; (2) the Century-TCI Debtor Group; (3) the FrontierVision Debtor Group; (4) the Parnassos Debtor Group; (5) the Olympus Debtor Group; (6) the UCA/Hilton Head Debtor Group; (7) the Silo 7A Debtor Group; (8) the Arahova Debtor Group; (9) the UCA Subsidiary Debtor Group; and (10) the Holding Company Debtor Group.  An abridged depiction of Adelphia’s corporate and Debtor Group structure is set forth below.

5.       Products and Services

Adelphia offers analog video digital cable, high-speed Internet and other services over its cable networks.  Available service offerings depend on the bandwidth capacity of each of Adelphia’s cable systems.  As of December 31, 2003, approximately 87% of homes passed had bandwidth capacity of at least 550-MHz with two-way capacity, and approximately 78% of homes passed had bandwidth capacity of at least 750-MHz.  As Adelphia increases the bandwidth capacity of its cable systems, it is able to offer additional advanced video, high-speed Internet and other services to its subscribers.  As technological advances occur and market demand dictates, Adelphia expects to continue to upgrade its networks to provide new products and services.  See Section XI.A, titled “Risk Factors Relating to Reorganized Adelphia’s Business.”

a.     Video Services

Video services represented approximately 82% of Adelphia’s total revenue for the fiscal year ended December 31, 2003. Adelphia typically offers these services to its customers for a monthly subscription fee.  Adelphia’s video services consist primarily of the following:

•         basic cable service of local broadcast channels, national broadcast channels or “superstations” and public, educational and governmental access channels;

•         expanded basic service of satellite-delivered, non-broadcast channels or “cable” channels;

•         premium service channels;

•         pay-per-view programming; and

•         digital cable services.

Adelphia’s digital subscribers receive more channels and choices than its basic cable subscribers, and they may also receive “multichannel” premium services, enhanced pay-per-view options, digital music and an interactive on-screen program guide that assists viewers in navigating the digital channels.  As of December 31, 2003, approximately 36% of Adelphia’s basic cable subscribers were also digital cable subscribers. In addition, many of Adelphia’s upgraded homes can now receive enhanced offerings such as video on demand, high-definition television and digital video recorder (“DVR”) services.

b.     High-Speed Internet Services

Adelphia’s Power Link services represented approximately 10% of its total revenue for the fiscal year ended December 31, 2003.  Adelphia’s “Power Link” high-speed Internet service was available to approximately 81% of Adelphia’s homes passed for a monthly fee as of December 31, 2003.  Power Link is provided through cable modems and represents a more robust alternative to the traditional slower speed Internet offerings available through Internet service providers (“ISPs”).  In addition, by using a high-speed cable modem and special ethernet card, customers are able to bypass telephone lines, which allows them to be connected to the Internet at all times and eliminates the need to purchase a second telephone line. The network capability also allows Adelphia to offer tiered services at different speeds, providing customers with choices more closely tailored to their needs and potentially expanding Adelphia’s customer base and revenue opportunity.  Adelphia is currently offering a higher tier PowerLink service in limited markets for a higher monthly fee and is considering offering a lower speed service at a lower monthly fee.  Adelphia expects that a lower speed offering would likely increase subscriber growth but decrease average revenue per high-speed Internet customer.

c.     Voice-over Internet Protocol (VOIP) Services

Adelphia’s upgraded network will support the delivery of telephony service using Internet technology.  In 2004, Adelphia expects to begin preparations for telephony service using Voice-over Internet Protocol, or VOIP, technology.  Adelphia intends to provide such service primarily to residential customers beginning in 2005.

d.     Advertising Services

Adelphia’s advertising services represented approximately 5% of its total revenue for the fiscal year ended December 31, 2003.  Adelphia focuses on the development of local, regional and national advertising and promotional opportunities through commercial insertion on national cable networks, local regional news networks and the Internet.  Adelphia’s advertising sales organization covers more than 60 designated market areas in 27 states.

e.     Other Services

Adelphia currently offers telephony services in selected markets primarily to business customers and offers long distance telephone service on a resale basis known as “Adelphia Long Distance.”  Adelphia’s CLEC markets are proposed to be transferred to TelCove pursuant to the Global Settlement.  See Section V.H.3, titled “TelCove Spin-Off and Bankruptcy

Proceedings.”  In addition, Adelphia also provides other services in certain markets, including security services offered to areas of Florida, Maine, Western New York and Pennsylvania.

6.       Programming Suppliers

Adelphia has contracts to obtain the programming it provides to its customers from various programming suppliers.  Adelphia generally compensates the suppliers based on a fixed fee per customer or a percentage of Adelphia’s gross receipts for specific programming services.  Adelphia’s programming contracts are generally for a fixed period of time and are subject to negotiated renewal periods.  See Section XI.A, titled “Risk Factors Relating to Reorganized Adelphia’s Business.”

7.       Development of Business Plan and Plan Exclusivity

Adelphia has conducted an extensive review and evaluation of its business plan in order to formulate a long-range business plan and, eventually, a plan of reorganization.

In September 2003, the Debtors presented their business plan to the agents for the Credit Facilities (as defined below) and the representatives of the Committees (as defined below), as well as their respective advisors and representatives.  The business plan incorporates, among other things, certain strategic and business initiatives.  The Debtors’ projected financial information attached to this Disclosure Statement as Exhibit D reflects the long-range business plan and is premised on certain assumptions, including, but not limited to, the following:  (1) the Debtors are able to emerge from chapter 11 no later than [______]; (2) the pursuit of the strategic initiatives of present senior management of the Debtors continues during the pendency of the bankruptcy cases and following consummation of the Plan; (3) the existing asset structure of the Debtors remains intact and no potential significant asset sales are consummated; (4) financing is available to support the capital expenditures necessary to complete the network upgrade, accommodate subscriber growth and support new services; (5) acquisition and ownership of the Managed Cable Entities; and (6) no additional events occur that would have a material adverse impact on the Debtors.  The Debtors’ projected financial information also assumes the continued ownership of certain CLEC markets that are proposed to be transferred to TelCove pursuant to the Global Settlement.  See Section V.H.3, titled “TelCove Spin-Off and Bankruptcy Proceedings.”  The Debtors do not believe that the transfer of the CLEC markets or other aspects of the Global Settlement will have a material effect on the Debtors’ projected financial information or valuation.

Pursuant to section 1121 of the Bankruptcy Code, the Debtors have requested and the Bankruptcy Court has granted, a number of extensions of the period during which the Debtors have the exclusive right to file a plan of reorganization and solicit acceptances thereto and recently moved for a 60-day extension.  The Debtors currently have the exclusive right to file a plan and solicit acceptances thereto.  On February 5, 2004, the Equity Committee filed a motion to terminate the Debtors’ exclusive periods.  On February 17, 2004, the Rigas Family filed a motion to terminate the Debtors’ exclusive periods.  A bridge order was entered by the Bankruptcy Court extending the Debtors’ exclusive periods until a hearing is held and a determination by the Bankruptcy Court is made in respect of these matters.  A hearing to consider these motions presently is scheduled for April 2004.

8.       Franchises

The Cable Communications Policy Act of 1984 (the “1984 Cable Act”) provides that cable operators may not offer cable service to a particular community without a franchise unless the operator was lawfully providing service to the community on July 1, 1984 and the relevant franchising authority does not require a franchise. Adelphia’s cable systems operate pursuant to franchises or other authorizations issued by governmental authorities, all of which are nonexclusive.  As of December 31, 2003, Adelphia held approximately 2,700 franchises.  Most of these franchises may be terminated prior to their stated expiration date by the relevant governmental authority, after due process, for breach of material provisions of the franchise.

Under the terms of most of Adelphia’s franchises, a franchise fee is payable to the governmental authority.  These fees vary by franchise, up to the maximum amount permitted by federal law, and range from 3% to 5% of gross revenues derived from the provision of cable services over the relevant cable system.  In addition, many franchises have financial requirements related to public, educational and government access channels and facilities.

The franchises are subject to periodic renewal.  Generally, within the thirty to thirty-six month period prior to the applicable expiration date, Adelphia must notify the relevant franchising authority of its intent to seek renewal of the franchise in accordance with the procedures set forth in the 1984 Cable Act.  The 1984 Cable Act requires that the relevant governmental authority consider the franchise holder’s renewal proposal on its own merits in light of the franchise holder’s past performance and the community’s cable-related needs and interests, without regard to the presence of competing applications.  In renewal hearings, the franchising authorities consider and evaluate, pursuant to federal standards, whether the franchise holder has provided adequate service, substantially complied with franchise terms and offered a renewal proposal that is reasonable and meets the community’s cable related needs and interests.  The failure to meet any one of these standards may be grounds for denial of the franchise renewal. In connection with a renewal, the franchise authority may impose different and more stringent terms, the impact of which cannot be predicted.

The Plan does not contemplate changes to the current terms and conditions of service and operations of Adelphia’s cable systems in a manner that would adversely affect Adelphia’s compliance with its franchises.  Further, Adelphia intends to comply with the terms of its franchises and applicable laws and will act as promptly as practicable to cure any identified franchise violations.  Although certain of its franchises have expired, Adelphia has not received a final denial of a renewal or of a transfer of franchise by a local franchise authority (“LFA”) subsequent to the Commencement Date.  Similarly, except as described in Sections V.E.3 and XI.A.1, Adelphia is not aware of any adverse findings or judgments after the Commencement Date relating to matters of franchise revocation, felony, antitrust, unfair competition, fraudulent behavior or employment discrimination.

To date, the majority of Adelphia’s franchises have been renewed, extended or are in the process of renegotiation, generally on modified terms.  Such modified terms generally have not been materially adverse to Adelphia.  Adelphia believes that the majority of its franchises are in good standing.  However, as of December 31, 2003, Adelphia had approximately 72 franchises, representing approximately 80,000 of its subscribers, that have expired and approximately 100 franchises, representing approximately 254,000 of its subscribers, that have less than thirty months until expiration and for which notice of renewal under the 1984 Cable Act was not timely provided to the franchise authority.  In addition, as of December 31, 2003, Adelphia had approximately 230 franchises, representing approximately 712,000 of its subscribers, that have expired for which notice of renewal was timely provided to the franchise authority and for which Adelphia is entitled to the renewal protections and procedures of the 1984 Cable Act.

See Section XI.A, titled “Risk Factors Relating to Reorganized Adelphia’s Business.”

9.       Legislation and Regulation

In general, Adelphia’s cable, programming and telephony operations are subject to regulation by federal, state and local governments.  Its high-speed Internet business is not currently subject to such regulation; however, that status could change in the future.  The FCC is the lead federal agency for regulating the cable business, and its rules and regulations, adopted pursuant to the Communications Act of 1934, as amended (the “Communications Act”), affect Adelphia’s ability to pursue business plans, raise capital and compete with other companies in the communications industry.  The FCC may enforce its regulations through fines and other penalties, including the revocation of licenses needed to operate Adelphia’s cable-related transmission facilities.  Adelphia believes it is currently in substantial compliance with all applicable statutory and regulatory requirements imposed by, or under, the Communications Act.

It should be emphasized, however, that the exact requirements of the law are not always clear, and the rules affecting Adelphia’s businesses are always subject to change.  For example, the FCC may interpret its rules and regulations in enforcement proceedings in a manner that is inconsistent with the judgments Adelphia has made.  Likewise, regulators and legislators at all levels of government may sometimes change existing rules or establish new rules.  Congress, for example, considers new legislative requirements for cable operators virtually every year, and there is always a risk that such proposals will ultimately be enacted.  Changes in existing laws and regulations could occur that are inconsistent with Adelphia’s expectations.

There are potential risks associated with various proceedings that are currently pending at the FCC, in the courts and before federal and state legislatures and LFAs.  See Section XI, titled “Risk Factors.”

C.            THE DEBTORS’ PREPETITION CAPITAL STRUCTURE

1.       Prepetition Bank Debt

As of the Commencement Date, the Debtors owed approximately $6,817 million in principal amount of senior secured debt under six different credit facilities (collectively, the “Credit Facilities”).  Three of the credit facilities, aggregating $4,576 million in principal amount, are co-borrowing credit facilities (collectively, the “Co-Borrowing Facilities”), under which certain of the Debtors are co-borrowers with various Managed Cable Entities.  Each of the Co-Borrowing Facilities provides that each co-borrower is jointly and severally liable for the entire amount of the indebtedness under the applicable Co-Borrowing Facility regardless of whether the particular co-borrower actually borrowed the total indebtedness under the applicable Co-Borrowing Facility.  Under the terms of each of the Olympus and UCA/HHC Co-Borrowing Facilities described below, each co-borrower could borrow up to the entire amount of available credit under the applicable Co-Borrowing Facility.  Under the terms of the Century Co-Borrowing Facility (as described below), TelCove could also borrow up to $500 million and each of the other co-borrowers could borrow up to the entire amount of available credit under the Century Co-Borrowing Facility.  As of the Commencement Date, the Debtors’ outstanding obligations under the Credit Facilities included the following:*

•                    Olympus Co-Borrowing Facility.  Indebtedness of approximately $1,265 million under a credit agreement, dated September 28, 2001, among certain of the Debtors, certain of the Managed Cable Entities, Bank of Montreal, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Olympus Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the Olympus Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors, the equity interests in certain Managed Cable Entities and equity in the Managed Cable Entities held by certain members of the Rigas Family and guaranteed by certain Debtors and certain Managed Cable Entities.

•                 Century Co-Borrowing Facility.  Indebtedness of approximately $2,480 million under a credit agreement, dated April 14, 2000, among certain of the Debtors, certain of the Managed Cable Entities, Bank of America, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Century Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the Century Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors, the equity interests in certain Managed Cable Entities and certain non-Debtors affiliated with TMCD and guaranteed by certain Debtors and certain Managed Cable Entities.

•                 UCA/HHC Co-Borrowing Facility.  Indebtedness of approximately $831 million under a credit agreement, dated May 6, 1999, among certain of the Debtors, certain of the Managed Cable Entities, Wachovia Bank, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “UCA/HHC Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the UCA/HHC Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors and the equity interests in certain Managed Cable Entities and guaranteed by certain Debtors and certain Managed Cable Entities.

•                 Century-TCI Credit Facility.  Indebtedness of approximately $1,000 million under a credit agreement, dated December 3, 1999, among Century-TCI California, L.P. (“Century-TCI California”), Citibank, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Century-TCI Credit Facility”).  Century-TCI California’s obligations under the Century-TCI Credit Facility are secured by pledges of the partnership interests in Century-TCI California.

•                    Parnassos Credit Facility.  Indebtedness of approximately $623 million under a credit agreement, dated December 30, 1998, among Parnassos, L.P. (“Parnassos”), The Bank of Nova Scotia, as administrative agent, and the financial

*    All numbers referenced in this section represent principal obligations only and do not include interest due as of the Commencement Date and paid shortly thereafter pursuant to the DIP Order.

institutions party thereto (as amended, modified, supplemented and restated, the “Parnassos Credit Facility”).  The obligations of Parnassos are secured by pledges of the partnership interests in Parnassos.

•                    FrontierVision Credit Facility.  Indebtedness of approximately $617 million under a credit agreement, dated December 19, 1997, among FrontierVision Operating Partners, L.P. (“FVOP”), The Chase Manhattan Bank, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “FrontierVision Credit Facility”).  FVOP’s obligations under the FrontierVision Credit Facility are guaranteed by certain of the Debtors and, subject to certain exceptions, secured by liens on substantially all of the assets of the borrower and guarantors under this facility.

Except with respect to ACC Operations and Olympus Communications Holdings LLC, each of which is a pledgor under both the UCA/HHC Co-Borrowing Facility and the Olympus Co-Borrowing Facility, each borrower, pledgor or guarantor under a Credit Facility is party to only one Credit Facility.

2.       Prepetition Bond Debt

In addition to indebtedness under the Credit Facilities, various notes issued by ACC and certain Debtor subsidiaries in an aggregate principal amount of $9,370 million were outstanding as of the Commencement Date.

a.     ACC Notes

As of the Commencement Date, ACC had outstanding indebtedness of approximately:

•          $5,110 million in aggregate principal amount and accrued and unpaid interest under fifteen series of senior notes or debentures issued pursuant to nine base indentures (collectively, the “ACC Senior Notes”); and

•          $1,459 million in aggregate principal amount and accrued and unpaid interest under two series of convertible subordinated notes issued pursuant to indenture supplements dated as of January 23, 2001 and April 25, 2001 (collectively, the “ACC Subordinated Notes” and, together with the ACC Senior Notes, the “ACC Notes”).

In addition, ACC issued two series of Convertible Subordinated Notes, in approximately $573 million aggregate principal amount, to affiliates of the Rigas Family (the “Rigas Subordinated Notes”), which were also outstanding as of the Commencement Date.  The Rigas Subordinated Notes are separately classified with other Claims held by members of the Rigas Family under the Plan and will receive no distribution.

None of the ACC Senior Notes, ACC Subordinated Notes or Rigas Subordinated Notes are guaranteed or secured.

The following table sets forth ACC’s obligations under the ACC Senior Notes as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest)
March 11, 1993	$130 million aggregate principal amount of 9.875% Senior Debentures due March 1, 2003	$134,065,208
February 22, 1994	$32 million aggregate principal amount of 9.500% Senior Pay-in-Kind Notes due February 15, 2004	$32,939,651
February 26, 1997	$350 million aggregate principal amount of 9.875% Senior Notes due March 1, 2007	$360,944,792
July 7, 1997	$150 million aggregate principal amount of 10.500% Senior Notes due July 15, 2004	$157,000,000

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest)
September 25, 1997	$325 million aggregate principal amount of 9.250% Senior Notes due October 1, 2002	$332,014,583
January 21, 1998	$150 million aggregate principal amount of 8.375% Senior Notes due February 1, 2008	$155,025,000
July 2, 1998	$150 million aggregate principal amount of 8.125% Senior Notes due July 15, 2003	$155,416,667
November 12, 1998	$150 million aggregate principal amount of 8.375% Senior Notes due February 1, 2008	$155,025,000
January 13, 1999	$300 million aggregate principal amount of 7.750% Senior Notes due January 15, 2009	$310,333,333
January 13, 1999	$100 million aggregate principal amount of 7.500% Senior Notes due January 15, 2004	$103,333,333
April 28, 1999	$350 million aggregate principal amount of 7.875% Senior Notes due May 1, 2009	$354,134,375
November 16, 1999	$500 million aggregate principal amount of 9.375% Senior Notes due November 15, 2009	$528,645,833
September 20, 2000	$745 million aggregate principal amount of 10.875% Senior Notes due October 1, 2010	$769,031,250
June 12, 2001	$1 billion aggregate principal amount of 10.250% Senior Notes due June 15, 2011	$1,054,097,222
October 25, 2001	$500 million aggregate principal amount of 10.250% Senior Notes due November 1, 2006	$507,687,500

The following table sets forth ACC’s obligations under the ACC Subordinated Notes as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest)
January 23, 2001	$863 million aggregate principal amount of 6.000% Convertible Subordinated Notes due February 15, 2006	$881,187,500
April 25, 2001	$575 million aggregate principal amount of 3.250% Convertible Subordinated Notes due May 1, 2021	$577,803,125

The following table sets forth ACC’s obligations under the Rigas Subordinated Notes as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest)
October 22, 2001	$167 million aggregate principal amount of 6.000% Convertible Subordinated Notes due February 15, 2006	$171,002,480
January 22, 2002	$400 million aggregate principal amount of 3.250% Convertible Subordinated Notes due May 1, 2021	$401,950,000

b.     Subsidiary Notes and Other Indebtedness

As of the Commencement Date, certain Debtor subsidiaries had approximately:

•          $1,170 million in aggregate principal amount and accrued and unpaid interest under six series of senior notes issued pursuant to two indentures (collectively, the “Subsidiary Senior Notes”);

•          $1,118 million in aggregate accreted principal amount and accrued and unpaid interest under four series of senior discount notes issued pursuant to four indentures (collectively, the “Subsidiary Discount Notes”); and

•          $204 million in aggregate principal amount and accrued and unpaid interest under one series of senior subordinated notes issued pursuant to a single indenture (the “Senior Subordinated Notes” and, together with the Subsidiary Senior Notes and the Subsidiary Discount Notes, the “Subsidiary Notes”).

The Subsidiary Notes and the ACC Notes are referred to collectively in this Disclosure Statement as the “Notes.”  None of the Subsidiary Notes are guaranteed or secured.  The following table, organized by Debtor Group, sets forth the obligations of the various issuers of the Subsidiary Notes as of the Commencement Date:

DIP Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest)
UCA/Hilton Head and Olympus Debtor Groups, respectively	Olympus Communications, L.P. and Olympus Capital Corporation	November 12, 1996	$200 million aggregate principal amount of 10.625% Senior Notes due November 15, 2006	$212,986,111

DIP Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest)
Arahova Debtor Group	Arahova Communications, Inc.	April 1, 1993	$444 million aggregate principal amount at maturity of 8.875% Senior Discount Notes due March 15, 2003	$411,096,593**
Arahova Debtor Group	Arahova Communications, Inc.	March 6, 1995	$250 million aggregate principal amount of 9.500% Senior Notes due March 1, 2005	$257,520,833
Arahova Debtor Group	Arahova Communications, Inc.	January 23, 1997	$250 million aggregate principal amount of 8.875% Senior Notes due January 15, 2007	$259,861,111
Arahova Debtor Group	Arahova Communications, Inc.	September 29, 1997	$225 million aggregate principal amount of 8.750% Senior Notes due October 1, 2007	$229,593,750
Arahova Debtor Group	Arahova Communications, Inc.	November 13, 1997	$100 million aggregate principal amount of 8.375% Senior Notes due November 15, 2017	$105,118,056
Arahova Debtor Group	Arahova Communications, Inc.	December 10, 1997	$100 million aggregate principal amount of 8.375% Senior Notes due December 15, 2007	$104,420,139
Arahova Debtor Group	Arahova Communications, Inc.	January 15, 1998	$605 million aggregate principal amount at maturity of 9.050% Senior Discount Notes due January 15, 2008	$367,887,272**
FrontierVision Debtor Group	FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation	September 19, 1997	$237 million aggregate principal amount at maturity of 11.875% Senior Discount Notes Series A due September 15, 2007	$245,282,552**
FrontierVision Debtor Group	FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation	December 9, 1998	$91 million aggregate principal amount at maturity of 11.875% Senior Discount Notes Series B due September 15, 2007	$94,216,597**

**   Represents aggregate accreted principal amount and any accrued and unpaid interest as of the Commencement Date.

DIP Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest)
FrontierVision Debtor Group	FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation	October 7, 1996	$200 million aggregate principal amount of 11.000% Senior Subordinated Notes due October 15, 2006	$204,277,778

In addition, one of the Debtors, Ft. Meyers Acquisition Limited Partnership (“Ft. Meyers”), an indirect, wholly-owned subsidiary of Olympus Communications, L.P. (“Olympus”), issued a term note (the “Term Note”) on September 1, 1999 in the principal amount of $108 million in favor of Olympus.  As of the Commencement Date, Ft. Meyers owed approximately $13.4 million in accrued and unpaid interest on the Term Note.  The Term Note matures on September 1, 2004 and is secured by one-third of the partnership interest in Olympus held by ACC Operations.  Pursuant to an Assignment Agreement, dated as of October 1, 1999, the Term Note was assigned to West Boca Security, Inc. (“West Boca”), and in connection with that transaction, all of the capital stock of West Boca was acquired by an affiliate of Florida Power & Light Company.

3.       Equity

As of the Commencement Date, ACC had issued an aggregate of approximately $1.7 billion (including accrued and unpaid dividends up to and including the Commencement Date) of preferred stock (collectively, the “ACC Preferred Stock”).  The following four series of ACC Preferred Stock were outstanding as of the Commencement Date: (1) approximately 1,500,000 shares of 13% Series B Cumulative Exchangeable Preferred Stock, par value $0.01 per share; (2) approximately 2,875,000 shares of 5.5% Series D Convertible Preferred Stock, par value $0.01 per share; (3) approximately 13,800,000 shares of 7.5% Series E Mandatory Convertible Preferred Stock, par value $0.01 per share; and (4) approximately 23,000,000 shares of 7.5% Series F Mandatory Convertible Preferred Stock, par value $0.01 per share.

The Class A Common Stock was previously publicly traded on the NASDAQ National Market under the symbol ADLAE.  On June 3, 2002, the Class A Common Stock was delisted from the NASDAQ National Market and began trading on the OTC Bulletin Board under the symbol ADELA.  The Class A Common Stock currently trades on the OTC Bulletin Board under the symbol ADELQ.  The Class B Common Stock is identical in all material respects to the Class A Common Stock except that: (1) the Class B Common Stock has ten votes per share, and (2) the Class A Common Stock, voting separately by class, has the right to elect one director.  As of the Commencement Date, there were approximately 228,695,572 shares of Class A Common Stock outstanding and 25,055,365 shares of the Class B Common Stock outstanding.  As of the Commencement Date, the members of the Rigas Family beneficially owned:  (1) 23,275,955 shares of Class A Common Stock (representing 10.2% of the outstanding shares of Class A Common Stock and 4.9% of the aggregate voting power of ACC); and (2) 25,055,365 shares of Class B Common Stock (representing 100% of the outstanding shares of Class B Common Stock and 52.2% of the aggregate voting power of ACC).

IV.  EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.            THE TELCOVE BANKRUPTCY FILING AND THE CO-BORROWING FACILITY CONTINGENT LIABILITIES

On March 27, 2002, Adelphia disclosed that: (1) TelCove and certain of its subsidiaries (including Adelphia Business Solutions Operations, Inc.), had filed voluntary petitions for protection under chapter 11 of the Bankruptcy Code; (2) Adelphia was jointly and severally liable for more than $2 billion of borrowings under the Co-Borrowing Facilities by various Managed Cable Entities that was not reflected as debt on Adelphia’s publicly disclosed financial statements; and (3) a portion of the borrowings for which Adelphia was jointly and severally liable had been advanced to various entities owned and controlled by the Rigas Family to finance purchases of Adelphia securities.  In response to this disclosure, the Securities and Exchange Commission (the “SEC”) began an informal inquiry into the Co-Borrowing Facilities and asked Adelphia to provide it with further information and documentation relating to the facilities.  Adelphia was informed in April 2002 that the SEC had issued a formal order of investigation in connection with the Co-Borrowing Facilities.  Adelphia also received an NASD Staff Determination Letter indicating that it was not in compliance with certain NASD rules because of Adelphia’s failure to timely file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Annual Report”) and, consequently, that the Class A Common Stock was subject to delisting from the NASDAQ National Market.

B.            THE DISCOVERY OF THE ALLEGED RIGAS FAMILY FRAUD, THE RESTATEMENT AND RELATED EVENTS

Over the course of the following months, certain fraudulent or otherwise improper actions that allegedly had been taken by the Rigas Family were discovered.  During the time that the members of the Rigas Family held their positions at Adelphia, they allegedly looted Adelphia and committed massive fraud against Adelphia, its security holders and other constituents.  In addition, the Rigas Family allegedly hid their improper actions and caused Adelphia to issue press releases and file periodic reports that they knew were false and misleading.  Examples of the Rigas Family’s alleged misconduct that were discovered include:

•          misappropriating and using corporate assets for the Rigas Family’s personal benefit;

•          causing Adelphia to be jointly and severally liable for billions of dollars of borrowings made by or on behalf of the Rigas Family and their separately owned cable systems and other entities by, among other schemes, misapplication of the relevant accounting rules regarding contingent liabilities and failing to disclose these borrowings;

•          using borrowed funds, for which Adelphia was jointly and severally liable, to purchase Adelphia securities;

•          causing Adelphia to engage in undisclosed and below-market related party transactions; and

•          engaging in sham transactions and record keeping in order to overstate earnings, artificially reduce reported debt, increase reported equity and meet financial covenants.

As the alleged improprieties of the Rigas Family came to light, in early May 2002 Adelphia announced that it expected to restate its financial statements for the years ended December 31, 1999 and 2000, its quarterly financial statements for 2001 and possibly its financial statements for other periods.  Deloitte & Touche LLP (“Deloitte”), Adelphia’s independent auditor at that time, subsequently suspended its auditing work on Adelphia’s financial statements for the year ended December 31, 2001.  Consequently, Adelphia was unable to: (1) deliver audited financial statements as required under the Credit Facilities; (2) comply with certain information delivery and other requests made pursuant to the Credit Facilities and the Notes; and (3) file the 2001 Annual Report with the SEC.  The failure to comply with these obligations gave rise to defaults, and ultimately to Events of Default, under these Credit Facilities and Notes.  On May 15, 2002, Adelphia failed to make interest payments totaling approximately $38.3 million under certain of the Notes and a dividend payment of approximately $6.5 million on its Series E Mandatory Convertible Preferred Stock.  These payment defaults in turn triggered cross-defaults among certain of the Credit Facilities and Notes.

C.            THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

Upon the revelation of the Rigas Family’s alleged misconduct, the four members of the Board who were not members of the Rigas Family, Dennis Coyle, Leslie Gelber, Erland Kailbourne, and Pete Metros (the “Carryover Directors”), began to take action to deal with the misconduct in May 2002.  A special committee of the Board, composed solely of three Carryover Directors (the “Special Committee”), Dennis Coyle, Leslie Gelber and Erland Kailbourne, began to investigate the allegations against the Rigas Family.  In furtherance of its investigation, the Special Committee had its counsel, the law firm of Covington & Burling (“Covington”), conduct an independent investigation of the allegations against the Rigas Family, which included an investigation of transactions between Adelphia and certain partnerships, corporations and limited liability companies owned by the Rigas Family.  Covington investigated these transactions and prepared a summary of its investigation (the “Covington Report”).  The Covington Report includes, among other things, information regarding the conduct of members of the Rigas Family and other employees, various related party transactions relevant to Adelphia’s financial statements (including co-borrowing loan transactions), internal controls and procedures and the malfeasance of particular employees.  A summary of the Covington Report is attached to this Disclosure Statement as Exhibit F.

D.            THE RIGAS FAMILY AGREEMENT

On May 15, 2002, Adelphia announced that John Rigas agreed to resign as President and Chief Executive Officer of ACC and to step down as Chairman of the Board.  At that time, one of the Carryover Directors, Erland Kailbourne, assumed the position of Chairman and became ACC’s interim Chief Executive Officer.  As further evidence of the Rigas fraud was uncovered, by agreement dated May 23, 2002 (the “Rigas Family Agreement”), the Special Committee obtained the agreement of certain members of the Rigas Family to resign from their positions as officers and directors of ACC.  The Rigas Family Agreement also provides that, among other things: (1) the Rigas Family members may designate two non-family members to be appointed to the Board until the earliest of December 31, 2006, the sale of the Managed Cable Entities and the repayment of the Rigas Family’s obligations; (2) free cash flow from the Managed Cable Entities will be used to support the Rigas Family’s obligations under the Co-Borrowing Facilities; (3) ACC debt held by the Rigas Family, totaling approximately $567 million, will be transferred to ACC in exchange for satisfaction of the $202 million obligation of the Rigas Family under existing stock purchase agreements and a transfer to ACC of primary liability for approximately $365 million under the Co-Borrowing Facilities; (4) certain Managed Cable Entities selected by Adelphia will be transferred to ACC or to a third party designated by ACC in exchange for (a) payments equal to the taxes owed by the Rigas Family as a result of such transfer and (b) credit against Rigas Family obligations in an amount equal to the difference between the transferred Managed Cable Entities’ appraised value and the amount of related taxes incurred; (5) all ACC stock owned by the Rigas Family will be placed in a voting trust until all obligations of the Rigas Family to ACC for loans, advances or borrowings under the Co-Borrowing Facilities or otherwise are satisfied; (6) ACC will provide indemnification to members of the Rigas Family (pursuant to the ACC Bylaws and Delaware law) as long as Rigas Family members undertake to repay ACC pursuant to the ACC Bylaws; (7) all ACC common stock and preferred stock held by the Rigas Family will be pledged to ACC as security for (a) the balance of the Rigas Family’s obligations to the lenders under the Co-Borrowing Facilities and (b) the undertaking to repay ACC for indemnification payments; (8) all equity interests in the Managed Cable Entities will be pledged to ACC as security for the obligations of the Rigas Family to ACC under the Co-Borrowing Facilities and other obligations to ACC; and (9) subject to certain exceptions, ACC will recognize its prior agreement for severance arrangements that provide John Rigas with (a) cash compensation of $1.4 million per year for three years, (b) healthcare coverage for him and his wife for the remainder of their lives, (c) the use of an office, computer and telephone equipment and secretary, (d) vested stock options exercisable for their term and (e) the use of ACC’s planes for emergency purposes as available and as authorized by ACC.  As of the date of this Disclosure Statement, Adelphia has not assumed or rejected the Rigas Family Agreement (to the extent such agreement is executory).

E.              ADDITIONAL DETERMINATIONS REGARDING HISTORICAL FINANCIAL STATEMENTS

On May 23, 2002, Adelphia announced that, as a result of its discussions with the SEC, it had tentatively concluded that it should increase to approximately $2.5 billion, from the $1.6 billion previously reported, the amount of indebtedness to be included in its consolidated financial statements as of December 31, 2001, to reflect the full amount of principal borrowings and interest expense incurred by the Managed Cable Entities under the Co-Borrowing Facilities.  Adelphia also announced that, among other things, it estimated that the total amount of co-borrowings by Managed Cable Entities for which Adelphia is jointly and severally liable was approximately $3.1 billion as of April 20, 2002.  On May 24, 2002, Adelphia filed a current report on Form 8-K with the SEC, attaching as an exhibit thereto the press release with respect to such announcements and disclosing certain information with respect to various relationships and transactions involving ACC and its subsidiaries, on the one hand, and certain related persons and entities of ACC and its subsidiaries, on the other hand.

F.              THE JUNE 2002 RELATED EVENTS

As a result of its failure to timely file the 2001 Annual Report with the SEC, the Class A Common Stock was delisted by the NASDAQ National Market on June 3, 2002, triggering obligations under certain indentures to repurchase certain of the Notes at 100% of their principal amount plus accrued and unpaid interest.

Adelphia dismissed Deloitte as its independent auditors on June 9, 2002.  Based on Adelphia’s decision to restate certain of its historical financial statements, Deloitte subsequently withdrew the audit report it had issued with respect to Adelphia’s financial statements.  As described below, in November 2002, Adelphia brought an action against Deloitte for professional negligence, breach of contract, fraud and other wrongful conduct in connection with its work auditing Adelphia’s financial statements during the time of the Rigas Family’s alleged wrongdoing, and this action is currently pending.

On June 10, 2002, Adelphia publicly disclosed certain estimated restatements to its financial information for the years ended December 31, 2000 and 2001.  Specifically, Adelphia disclosed that its consolidated revenue would be reduced by $70 million in 2001 and $60 million in 2000.  Finally, on June 17, 2002, Adelphia failed to make interest payments totaling approximately $55.4 million under certain of the Notes.

As a consequence of the foregoing events of default and disclosures, among others, Adelphia had no borrowing availability under its various Credit Facilities and no access to traditional sources of liquidity in the capital markets.  In addition, Adelphia’s efforts to generate liquidity through the sale of certain of its assets were unsuccessful.  Moreover, Adelphia faced governmental agency investigations (as more fully described below), mounting litigation and the risk of collection and foreclosure actions by creditors.  Accordingly, Adelphia determined that the continued viability of its businesses required immediate access to debtor-in-possession financing, a respite from creditors to resolve its financial reporting and related issues and the restructuring of its highly leveraged capital structure that would only be available through the filing of a voluntary petition for protection under the Bankruptcy Code.

V.  EVENTS OCCURRING DURING THE PENDENCY OF THE CHAPTER 11 CASES

On June 10, 2002, Century Communications Corporation, a Texas corporation (“Century”), filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, and on June 25, 2002 (the “Commencement Date”), ACC and the rest of its Debtor subsidiaries filed voluntary petitions for relief  under chapter 11 of the Bankruptcy Code.  All of these cases were consolidated solely for procedural purposes by the Bankruptcy Court and are referred to in this Disclosure Statement as the “Chapter 11 Cases.”  A list of the Debtors that commenced the Chapter 11 Cases is attached as Exhibits A through J to the Plan. The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

The following is a brief description of certain significant events that have occurred during the pendency of the Chapter 11 Cases.

A.            APPOINTMENT OF CREDITORS’ COMMITTEE

Pursuant to section 1102(a)(1) of the Bankruptcy Code, the United States Trustee for the Southern District of New York (the “US Trustee”) appointed a committee to represent the interests of unsecured creditors of the Debtors (the “Creditors’ Committee”) on July 11, 2002. The current members of the Creditors’ Committee are set forth below:

Appaloosa Management, LP 26 Main Street Chatham, NJ 07928

Franklin Advisors, Inc., on behalf of the funds and accounts that it manages One Franklin Parkway San Mateo, CA 94403

McKay Shields LLC 9 West 57th Street New York, NY 10019

U.S. Bank, National Association, as Indenture Trustee 1420 Fifth Avenue, 7th Floor Seattle, WA 98101

Viacom 1515 Broadway New York, NY 10036

Sierra Liquidity Fund, LLC 2699 White Road, Suite 255 Irvine, CA 92614

The Blackstone Group, L.P. 345 Park Avenue New York, NY 10154

Fidelity Management & Research Company, on behalf of the funds and accounts that it manages 82 Devonshire Street MailZone E20# Boston, MA 02109

W.R. Huff Asset Management Co., L.L.C. 67 Park Place Morristown, NJ 07960

Law Debenture Trust Company of New York 767 Third Avenue, 31st Floor New York, NY 10017

HBO 1100 Avenue of the Americas New York, NY 10036

Since the formation of the Creditors’ Committee, the Debtors have regularly consulted with the Creditors’ Committee and its financial and legal advisors concerning the administration of the Chapter 11 Cases.  The Debtors have kept the Creditors’ Committee and its advisors informed with respect to their operations and have sought the concurrence of the Creditors’ Committee with respect to transactions and other acts outside of the ordinary course of the Debtors’ business.  Together with the Debtors’ management and financial and legal advisors, the Creditors’ Committee and its advisors have participated in, among other things, reviewing the Debtors’ business operations, operating performance and business plan and negotiating the terms of the Plan.  The Debtors and their advisors have met regularly with the Creditors’ Committee and its advisors during the pendency of the Chapter 11 Cases.

The Creditors’ Committee has retained Kasowitz, Benson, Torres & Friedman LLP as its legal advisor and Greenhill & Co., LLC as its financial advisor.

B.            APPOINTMENT OF EQUITY COMMITTEE

On July 31, 2002, the US Trustee appointed a committee to represent the interests of equity holders of the Debtors (the “Equity Committee” and, together with the Creditors’ Committee, the “Committees”).  The current members of the Equity Committee are set forth below:

Mr. Leonard Tow, for himself and on behalf of certain equity holders 3 High Ridge Park Stamford, CT 06905

The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202

AIR DKR Sound Shore Funds 1281 East Main Street, 3rd Floor Stamford, CT 06902

Blue River LLC 360 East 88th Street, Apt. 2D New York, NY 10128

Highbridge Capital Corp. 9 West 57th Street, 27th Floor New York, NY 10019

Since the Equity Committee’s formation, the Debtors have regularly consulted with the Equity Committee and its financial and legal advisors concerning the administration of the Chapter 11 Cases.  The Debtors have kept the Equity Committee and its advisors informed with respect to the Debtors’ operations and have sought the concurrence of the Equity Committee for actions and transactions outside of the ordinary course of the Debtors’ business.  Together with the Debtors’

management and advisors, the Equity Committee and its advisors have participated in, among other things, reviewing the Debtors’ business operations, operating performance and business plan.

The Equity Committee has retained Bragar Wexler Eagel & Morgenstern, LLP as its legal advisor and Chanin Capital Partners LLC as its financial advisor.

C.            STABILIZATION OF BUSINESS

During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring their relationship with employees, trade creditors, LFAs and utilities that had been harmed by the commencement of the Chapter 11 Cases.

1.              First Day Orders

On June 26, 2002, the Bankruptcy Court approved certain orders described below which were designed to minimize the disruption of the Debtors’ business operations and facilitate their reorganization. Certain of the orders were entered on an interim basis, and all such interim orders were entered as final relief at a later date.

a.     Case Administration Orders

These orders: (1) authorized joint administration of the Chapter 11 Cases solely for procedural purposes; and (2) granted an extension of the time to file the Debtors’ schedules and statements of financial affairs.

b.     Payments on Account of Certain Prepetition Claims

The Bankruptcy Court authorized the payment of the following prepetition payments: (1) wages, compensation and employee benefits; (2) sales and use taxes and regulatory fees, including certain franchise fees; (3) insurance premiums and any retroactive adjustments; and (4) warehouse expenses.  In addition, the Debtors were authorized to honor certain prepetition customer obligations and continue certain customer related practices.

c.     Business Operations

The Bankruptcy Court authorized the Debtors to: (1) continue prepetition premium obligations under workers’ compensation insurance policies and all other insurance policies; (2) maintain existing bank accounts and business forms; (3) continue their existing centralized cash management system on an interim basis; (4) continue their current investment policy on an interim basis; and (5) provide adequate assurance to utility companies on an interim basis.  Adelphia subsequently obtained Bankruptcy Court approval to operate the cash management system on a modified basis.

2.          The DIP Facility

To facilitate the establishment of normal vendor relations, provide confidence to the marketplace, fund various significant capital expenditures and address liquidity concerns, prior to the commencement of the Chapter 11 Cases, the Debtors negotiated an agreement with a syndicate of lenders led by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers, with respect to $1.5 billion in debtor-in-possession financing (as the same has been or may be amended, the “DIP Facility”).  Interim approval of the DIP Facility was granted by the Bankruptcy Court on June 28, 2002.  Under the terms of the interim approval, the Debtors were permitted to borrow up to an aggregate of $500 million under the DIP Facility.  On August 23, 2002, the Bankruptcy Court granted final approval of the DIP Facility pursuant to which the Debtors are permitted to access the full $1.5 billion of available credit thereunder pursuant to the terms of the DIP Facility.  The DIP Facility is used for general corporate purposes and certain investments allowed under the agreement.  Subject to certain exceptions, including the Debtors’ rights under franchise agreements, the Debtors’ obligations under the DIP Facility are secured by a first priority lien on all of the Debtors’ unencumbered assets, a priming first priority lien on all assets securing the Credit Facilities and a junior lien on all other assets subject to valid and non-avoidable pre-existing liens.

The DIP Facility consists of a $1.3 billion revolving credit facility (the “Tranche A Loans”) and a $200 million loan (the “Tranche B Loan”).  Loans under the DIP Facility bear interest at the Alternate Base Rate (which is defined as the greatest of the Prime Rate, the Base CD Rate plus 1% and the Federal Funds Effective Rate plus 0.5%) plus 2.5%, or LIBOR plus 3.5%.  On September 3, 2002, the Debtors consummated the closing of the DIP Facility, and at the closing the proceeds from the Tranche B Loan in the amount of $200 million were funded by the lenders party to the DIP Facility and transferred into credit-linked investment accounts maintained at JPMorgan Chase Bank, the Administrative Agent under the DIP Facility.

The DIP Facility was extended to the Debtors on a segregated, borrowing group basis that recognized nine separate borrowing groups (collectively, the “Borrowing Groups”) and imposed separate borrowing limits for each of the Borrowing Groups.  Six of the nine Borrowing Groups corresponded to the prepetition structure of the Debtors’ borrowings under the Debtors’ six Credit Facilities.  Two of the nine Borrowing Groups were unencumbered by any of the six Credit Facilities but were subsidiaries of certain Debtors that were issuers of Subsidiary Notes.  The DIP Facility obligations within each Borrowing Group are joint and several, but several as between Borrowing Groups.  The last Borrowing Group under the DIP Facility, the Silo 7A Debtor Group, consisted of those Debtor entities that were not borrowers, pledgors and/or guarantors under any of the Credit Facilities.  The DIP Facility obligations of the Debtors within the Silo 7A Debtor Group are joint and several both within the Silo 7A Debtor Group and among all the other Borrowing Groups.  Finally, ACC and certain holding companies in the capital structure are a tenth group that is a guarantor for the entire DIP Facility.  In connection with the DIP Facility, the Debtors modified their cash management system to implement a cash management protocol under which, among other things, (1) the actual borrowings under the DIP Facility utilized by the respective Borrowing Groups and (2) the actual cash generated and/or utilized by the respective Borrowing Groups are reconciled to ensure that such borrowings and utilizations are properly accounted for and reflected as between and among the respective Borrowing Groups.

On May 27, 2003, the Debtors and the lenders under the DIP Facility entered into a Covenant Addendum to the DIP Facility, which provides financial covenants for the DIP Facility, including covenants relating to, among other things, capital expenditures and cash flow.  In addition, from time to time, the Debtors and the lenders under the DIP Facility have entered into amendments to and waivers of the DIP Facility to address specific circumstances or operational needs of the Debtors.  All amendments to the DIP Facility have been filed with the SEC under cover of Form 8-K at various times.

As of December 31, 2003, the Tranche B Loan was fully drawn and $77 million was drawn on the Tranche A Loan.

3.          Employee Relations

a.     Payment of Prepetition Amounts Due to Employees

On the Commencement Date, Adelphia filed a motion seeking authority to pay its current employees substantially all prepetition wages, salaries and other compensation and to continue certain prepetition employee compensation and benefit programs. Adelphia filed the motion in recognition of the importance of limiting the impact of the chapter 11 filings on its active employees. On June 26, 2002, the Bankruptcy Court approved the relief requested in the employee compensation motion.

In addition to the Bankruptcy Court’s authority to continue general compensation programs with current employees, Adelphia maintains performance-based compensation programs designed to retain employees and reward the efforts of employees who meet or exceed certain qualitative and quantitative goals.

b.     Performance Retention Plan

On May 5, 2003 the Bankruptcy Court approved an employee retention program for key employees other than the Chief Executive Officer and Chief Operating Officer of ACC. The Performance Retention Plan (the “PRP”) was designed to encourage key employees to remain with Adelphia by providing annual incentive awards based on Adelphia’s performance.  The PRP was formulated by the Debtors and the Committees, and covers up to approximately 50 management employees, as determined by the Debtors, including Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.  The compensation to be earned under the PRP is comprised of cash awards and, following the Effective Date (as defined below), restricted stock of Reorganized ACC.  Target awards range from 25% to 200% of a participant’s base salary, and the amount of the awards is dependent on the Debtors’ achievement of certain financial targets.  Awards generally vest in 36 monthly installments following the grant of the award (other than the first year of participation, in which case the award does not begin to vest until the first year following participation in the plan).  Generally, on the Effective Date, the vested portion of each award will be paid in cash, except that awards that are less than 25% vested will become 25% vested and paid in cash.

The unvested portion of the awards will be payable in the form of restricted stock of Reorganized ACC, and will vest in two equal annual installments on each of the first and second anniversaries of the Effective Date.

D.            RESTATEMENT OF FINANCIAL STATEMENTS

As described above, Adelphia dismissed Deloitte as its independent accountants on June 9, 2002, and it subsequently retained PricewaterhouseCoopers (“PwC”) as its independent auditors.  As a result of actions taken by the management of Adelphia during the time that the Rigas Family held director and officer positions at Adelphia, Adelphia delayed the completion of the financial statements to be included in its 2001 Annual Report.  Furthermore, Adelphia has not filed any periodic reports under the Exchange Act subsequent to filing the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.  As of the date Deloitte was dismissed as Adelphia’s independent accountants, Deloitte had not completed its audit or issued its independent auditors’ report with respect to the Adelphia financial statements as of and for the year ended December 31, 2001.  In addition, Deloitte withdrew the audit report it had issued with respect to Adelphia’s financial statements.

Adelphia is performing a review of its historical books and records, accounting policies and practices and financial statements to determine whether its books and records and financial statements need to be adjusted in light of the actions taken by management of Adelphia during the time that the Rigas Family held director and officer positions at Adelphia.  Adelphia’s current management is actively engaged in preparing restated financial statements for 1999 and 2000, preparing restated financial statements for 2001 (which, although never publicly disclosed, were substantially completed at the time of the discovery of the Rigas fraud) and preparing financial statements for 2002 and 2003.  Receipt of an audit report with respect to such financial statements is a condition to the consummation of the Plan.  See Section XI.A, titled “Risk Factors Relating to Reorganized Adelphia’s Business.”

As part of its restatement work, Adelphia is making corrections to certain of its accounting policies and practices.  In 2003, Adelphia corrected certain erroneous accounting policies and practices for its property, plant and equipment relating to the capitalization of labor, labor-related costs, certain overhead costs and certain materials (collectively, “Capitalized Costs”) used in the maintenance of its cable systems. These corrections included, among other things, Capitalized Costs for service calls and normal, ongoing maintenance to Adelphia’s cable systems.  Certain costs that had been capitalized included system electrical power, converter repairs, equipment repairs and maintenance contracts.  Adelphia also corrected erroneous policies and practices related to the capitalization of costs for installation activities and internal construction.  Adelphia believes that the new accounting policies and practices related to Capitalized Costs will materially increase expenses and decrease capital expenditures as compared to the accounting policies and practices of Adelphia when the Rigas Family held director and officer positions at Adelphia.  Adelphia has not completed its review and analysis relating to capitalization activities for property, plant and equipment for 2002, 2001, 2000 and 1999.

In addition, because Adelphia has not yet completed its review of its historical books and records, accounting policies and practices and financial statements, it may record additional adjustments for corrections in erroneous accounting policies and practices in addition to those corrections already recorded for property, plant and equipment, and those adjustments could be material.  In addition, as described above, Adelphia’s current independent accountants, PwC, have not completed their audit of Adelphia’s financial statements for any period.  Once completed, PwC’s audit could result in further adjustments to Adelphia’s financial statements, and those adjustments could be material.

E.              INVESTIGATIONS AND LITIGATION MATTERS

Various civil and criminal investigations have been initiated by the SEC and the United States Department of Justice (the “DoJ”) with respect to the matters discussed above.  These investigations are ongoing, and Adelphia is cooperating fully in each of these inquiries.  In addition, Adelphia is the subject of, or otherwise involved in, a variety of lawsuits as a result of the Rigases’ misconduct.

1.          The Rigas Criminal Action

In connection with an investigation conducted by the DoJ, on July 24, 2002 certain members of the Rigas Family and certain co-conspirators were arrested on charges including fraud, self-dealing and conspiracy to commit fraud.  These individuals were indicted by a grand jury on September 23, 2002 (the “Rigas Criminal Action”).  Each individual is charged with one count of conspiracy, sixteen counts of securities fraud, five counts of wire fraud and two counts of bank fraud.  On November 14, 2002, one of the Rigas Family’s alleged co-conspirators, James Brown, pleaded guilty to one count of conspiracy, securities fraud and bank fraud.  On January 10, 2003, another of the Rigas Family’s alleged co-conspirators, Timothy Werth, pleaded guilty to one count of securities fraud, conspiracy to commit securities fraud, wire fraud and bank fraud.  The trial in the Rigas Criminal Action began on February 23, 2004.

Adelphia is not a defendant in the Rigas Criminal Action, but Adelphia remains a subject of the DoJ’s investigation into matters related to alleged wrongdoing by certain members of the Rigas Family.

Adelphia cannot predict the outcome of the Rigas Criminal Action or its implications for Adelphia’s business, Adelphia’s ability to emerge from bankruptcy in accordance with the current expectations of management (upon which the valuation estimates herein are based in part) or the expected recoveries of holders of Claims or Equity Interests under the Plan.  See Section XI.A.1.

2.          SEC Civil Action

In connection with the SEC’s investigation relating to the Co-Borrowing Facilities described above, on July 24, 2002 the SEC filed a civil enforcement action against Adelphia, certain members of the Rigas Family and others, alleging various securities fraud claims arising out of the Rigas Family’s misconduct.  This case is pending in federal District Court for the Southern District of New York and settlement discussions are in progress between the SEC and Adelphia.  The SEC’s proof of claim filed in the Chapter 11 Cases includes securities fraud claims and disgorgement claims in an unspecified amount.  The civil case is stayed pending the criminal action but it is not subject to the automatic stay provisions of the Bankruptcy Code.

Although discussions with the SEC are continuing, Adelphia cannot predict the outcome of the SEC civil action or its implications for Adelphia’s business, ability to emerge from bankruptcy in accordance with the current expectations of management (upon which the valuation estimates herein are based in part) or for the expected recoveries of holders of Claims or Equity Interests under the Plan.  See Section XI.A.1.

3.          Adelphia Lawsuit Against the Rigas Family

On July 24, 2002, Adelphia filed a complaint in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael Mulcahey, Peter Venetis, Doris Rigas, Ellen Rigas Venetis and several entities directly or indirectly controlled by any of the Rigas Family members (the “Rigas Family Entities”).  This action generally alleges that defendants conspired to loot Adelphia of billions of dollars in breach of their fiduciary duties to the company.  On November 15, 2002, Adelphia filed an amended complaint against the defendants that expanded upon the facts alleged in the original complaint and alleged violations of the RICO Act, breach of fiduciary duty, securities fraud, fraudulent concealment, fraudulent misrepresentation, conversion, waste of corporate assets, breach of contract, unjust enrichment, fraudulent conveyance, constructive trust, inducing breach of fiduciary duty, and a request for an accounting.  The complaint seeks relief in the form of, among other things, treble and punitive damages, disgorgement of monies and securities obtained as a consequence of the Rigases’ improper conduct and attorneys’ fees.

Many of the defendants filed motions to dismiss the amended complaint on January 16, 2003, and these motions have been fully briefed and submitted to the court and are scheduled to be argued in March 2004.  On June 7, 2003, U.S. District Court Judge George Daniels denied the defendants’ motion to remove the case from the Bankruptcy Court to the United States District Court for the Southern District of New York.

4.          Adelphia Lawsuit Against Deloitte

Adelphia sued Deloitte on November 6, 2002 in the Court of Common Pleas for Philadelphia County seeking damages for Deloitte’s role in the Rigas Family’s alleged looting of Adelphia.

The complaint alleges that Deloitte knew of at least aspects of the alleged looting and misconduct of the Rigas Family, and other alleged acts of self-dealing and looting by the Rigas Family were readily apparent to Deloitte from the books and records that Deloitte reviewed and to which it had access.  The complaint alleges that, in either case, Deloitte had a duty to report the alleged Rigas Family misconduct to those who could have acted to stop the Rigas Family, but Deloitte did not do so.  The complaint seeks damages of an unspecified amount.

Deloitte filed preliminary objections to the complaint, which were overruled by the court by order dated June 11, 2003.

On September 15, 2003, Deloitte filed an Answer, New Matter, and Counterclaims in response to the complaint.  In its counterclaims, Deloitte asserted causes of action against Adelphia for breach of contract, fraud, negligent misrepresentation and contribution.  Also on September 15, 2003, Deloitte filed a related complaint naming as additional defendants John, Timothy, Michael and James Rigas.  In this complaint, Deloitte alleged causes of action for fraud, negligent misrepresentation and contribution.  On January 9, 2004, Adelphia answered Deloitte’s counterclaims.  Deloitte moved to stay discovery in this action until completion of the Rigas Criminal Action, which Adelphia opposed.  The motion became moot as the court has effectively stayed discovery for 60 days in the Deloitte action until the beginning of April 2004.

5.                  Creditors’ Committee Lawsuit Against Prepetition Banks

Pursuant to the Bankruptcy Court order approving the DIP Facility (the “Final DIP Order”), the Debtors made certain acknowledgments (the “Acknowledgments”) with respect to the extent of their indebtedness under the Credit Facilities, as well as the validity and extent of the liens and claims of the lenders under such facilities.  However, given the circumstances surrounding the filing of these Chapter 11 Cases, the Final DIP Order preserved the Debtors’ right to prosecute, among other things, avoidance actions and claims against the prepetition lenders and to bring litigation against the prepetition lenders based on any wrongful conduct.  The Final DIP Order also provided that any official committee appointed in the Debtors’ cases would have the right to request that it be granted standing by the Bankruptcy Court to challenge the Acknowledgments and to bring claims belonging to the Debtors and their estates against the prepetition lenders.

Pursuant to a stipulation between the Debtors, the Creditors’ Committee and the Equity Committee, which is being challenged by certain prepetition lenders, the Creditors’ Committee was granted leave and standing to file and prosecute claims against the prepetition lenders, on behalf of the Debtors’ Estates, and the Equity Committee was granted leave to seek to intervene in any such action.  This stipulation also preserves the Debtors’ ability to compromise and settle the claims against the prepetition lenders.  By motion dated July 6, 2003, the Creditors’ Committee moved for Bankruptcy Court approval of this stipulation and simultaneously filed a complaint (the “Bank Complaint”) against the agents and lenders under certain Credit Facilities, and related entities, asserting, among other things, that these entities knew of, and participated in, the alleged abuse of the Co-Borrowing Facilities by certain members of the Rigas Family and certain non-Debtor entities controlled by the Rigas Family (the “Prepetition Lender Litigation”).  Adelphia is a nominal plaintiff in this action.  The Bank Complaint contains 52 claims for relief to redress the claimed wrongs and abuse committed by the agents, lenders and other entities.  The Bank Complaint seeks to, among other things, (1) recover as fraudulent transfers the principal and interest paid by the Debtors to the defendants, (2) avoid as fraudulent obligations the Debtors’ obligations, if any, to repay the defendants, (3) recover damages for breaches of fiduciary duties to the Debtors and for aiding and abetting fraud and breaches of fiduciary duties by the Rigas Family, (4) equitably disallow, subordinate or recharacterize each of the defendant’s claims in the Chapter 11 Cases, (5) avoid and recover certain preferential transfers made to certain defendants, and (6) recover damages for violations of the Bank Holding Company Act.  Numerous motions seeking to defeat the Prepetition Lender Litigation have been filed by the defendants, but have not yet been fully briefed or decided by the Bankruptcy Court.

6.          Securities and Derivative Litigation

Adelphia and certain former officers, directors and advisors have been named as defendants in a number of lawsuits alleging violations of federal and state securities laws and related claims.  These actions generally allege that the defendants made materially misleading statements understating Adelphia’s liabilities and exaggerating Adelphia’s financial results in violation of securities laws.

In particular, beginning on April 2, 2002, various groups of plaintiffs filed approximately 30 class action complaints, purportedly on behalf of certain Adelphia shareholders and bondholders or classes thereof in federal court in Pennsylvania.  Several non-class action lawsuits were brought on behalf of individuals or small groups of security holders in federal courts in Pennsylvania, New York, South Carolina, New Jersey and in state courts in New York, Pennsylvania, California, and Texas.  Seven derivative suits were also filed in federal and state courts in Pennsylvania, and four derivative suits were filed in state court in Delaware.

The complaints, which name as defendants Adelphia and certain former Adelphia officers and directors, and, in some cases, Adelphia’s former auditors, lawyers, as well as financial institutions who worked with Adelphia, generally allege that, among other fraudulent statements and omissions, defendants misled investors regarding Adelphia’s liabilities and earnings in Adelphia’s public filings. The majority of these actions assert claims under sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5.  Certain bondholder actions assert claims for violation of section 11 of the Securities Act.  Certain of the state court actions allege various state law claims.

On July 23, 2003, the Judicial Panel on Multidistrict Litigation (the “Panel”) issued an order transferring numerous civil actions to the United States District Court for the Southern District of New York for consolidated or coordinated pretrial proceedings.  These cases have been assigned to Judge Lawrence M. McKenna who will also hear any additional cases transferred by the Panel.

On September 15, 2003, proposed lead plaintiffs and proposed co-lead counsel in the consolidated class actions were appointed in the MDL proceedings and a consolidated amended class action complaint has been filed by lead plaintiffs.

Pursuant to section 362 of the Bankruptcy Code, all of the securities and derivative claims that were filed against Adelphia before the Bankruptcy filings are automatically stayed and not proceeding as to Adelphia.

7.      TelCove Allegations

See Section V.H.3, titled “TelCove Spin-Off and Bankruptcy Proceedings,” regarding certain allegations made by TelCove in connection with TelCove’s Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated December 8, 2003 (the “TelCove Plan”), and the disclosure statement related thereto regarding significant claims TelCove asserts against Adelphia, as well as the Global Settlement entered into on February 21, 2004.

8.          Acquisition Actions

After revelations of the Rigas Family’s misconduct were publicly disclosed, three actions were filed against Adelphia by former shareholders of companies that Adelphia acquired, in whole or in part, through stock transactions.  These actions allege that Adelphia induced these former shareholders to enter into these stock transactions through fraudulent misrepresentations and omissions.

Two of these proceedings have been filed with the American Arbitration Association alleging violations of federal and state securities laws and/or breaches of representations and warranties. The third action is a derivative action alleging fraudulent concealment, fraudulent misrepresentation and rescission that was originally filed in a Colorado State Court, and subsequently was removed to federal court by Adelphia. These actions have been stayed pursuant to the automatic stay provisions of section 362 of the Bankruptcy Code.

9.          D&O Policy Litigation

Litigation is currently pending regarding Adelphia’s former director and officer insurance policies in effect through December 31, 2003, which provided an aggregate of $50 million in coverage.  The Rigas Family has sought the advancement of funds from these policies, which Adelphia and the insurance carriers have opposed.  Specifically, the carriers of this coverage have refused to pay any claims made by the Rigas Family and have sought to rescind the policies as against the Rigas Family.  In addition, certain carriers have sought to lift the automatic stay provisions of the Bankruptcy Code in order to attempt to rescind those policies against Adelphia.

In November 2002, the Bankruptcy Court ruled that the members of the Rigas Family could request up to $300,000 each from the carriers, but could not litigate if the carriers refused such a request, at least until after the Rigas Criminal Action is completed.  On appeal, this ruling was vacated and remanded to the Bankruptcy Court for further proceedings.  On remand, the Bankruptcy Court continued to stay any further litigation concerning the policies, except to allow the members of the Rigas Family to litigate their right to $300,000 each in proceeds from the carriers, to the extent such litigation was possible without deposition testimony.  Such litigation is now proceeding in the United States District Court for the Eastern District of Pennsylvania.

10.           Equity Committee Shareholder Litigation

Adelphia is a defendant in an adversary proceeding in the Bankruptcy Court consisting of a declaratory judgment action and a motion for a preliminary injunction brought by the Equity Committee, seeking, among other relief, a declaration as to how the shares owned by the Rigas Family would be voted should a consent solicitation to elect members of the Adelphia Board be undertaken.  Adelphia has opposed such requests for relief.

The claims of the Equity Committee are based on shareholder rights the Equity Committee claims should be recognized even in bankruptcy, coupled with continuing claims of historical connections between the Board and the Rigas Family.  Motions to dismiss filed by Adelphia and others are fully briefed in this action, but no argument date has been set.  If this action survives these motions to dismiss, resolution of disputed fact issues will occur in two phases pursuant to a schedule set by the Bankruptcy Court.  Determinations regarding fact questions relating to the conduct of the Rigas Family will not occur until, at a minimum, after the Rigas Criminal Action is completed.

11.       Preferred Shareholder Litigation

On August 11, 2003, the Debtors initiated an adversary proceeding in the Bankruptcy Court against the holders of ACC Preferred Stock (the “Preferred Stockholders”), seeking, among other things, to enjoin the Preferred Stockholders from exercising certain purported rights to elect directors to the Board of Directors due to Adelphia’s failure to pay dividends and alleged breaches of debt-like covenants contained in the Certificates of Designations relating to the ACC Preferred Stock.  On August 13, 2003, certain of the Preferred Stockholders filed an action in the Delaware Chancery Court seeking a declaratory judgment of their purported right to appoint two directors to the Board of Directors (the “Delaware Action”).  On August 13, 2003, the Bankruptcy Court granted the Debtors a temporary restraining order, which, among other things, stayed the Delaware Action and temporarily enjoined the Preferred Stockholders from exercising their purported rights to elect directors to the Board of Directors.  Thereafter, the Delaware Action was withdrawn.

12.       ML Media Litigation

Adelphia and its joint venture partner in Century/ML Cable, a joint venture that owns and operates cable systems in Puerto Rico, have been involved in a longstanding dispute concerning the joint venture’s management, the buy/sell rights of ML Media and various other matters.

In March 2000, ML Media brought suit in the Supreme Court of the State of New York against Century, ACC and Century’s immediate parent, Arahova Communications, Inc. (“Arahova”), seeking, among other things: (1) the formal dissolution of Century/ML Cable and the appointment of a receiver to sell Century/ML Cable’s assets; (2) if no receiver was appointed, an order authorizing ML Media to conduct an auction for the sale of Century/ML Cable’s assets to an unrelated third party and enjoining ACC from interfering with or participating in that process; (3) an order directing the defendants to comply with the Joint Venture Agreement with respect to provisions relating to governance matters and the budget process; and (4) compensatory and punitive damages.  After extensive litigation, the parties negotiated a consent order that imposed various consultative and reporting requirements on ACC as well as certain restrictions on ACC’s ability to make capital expenditures without ML Media’s approval.  On April 26, 2001, ML Media obtained a court order holding ACC and Century’s joint venture management board designee in contempt for violating the consent order.

Thereafter, the parties negotiated a settlement suspending the litigation and in December 2001 entered into a Leveraged Recapitalization Agreement (the “Recap Agreement”).  The Recap Agreement provided that the joint venture would purchase ML Media’s 50% joint venture interest for approximately $279.8 million by September 30, 2002.  If the joint venture did not fulfill this purchase obligation, ACC was required to purchase ML Media’s joint venture interest on the next business day, which obligation is purportedly secured by a pledge of Century’s interest in Century/ML Cable.  The Recap Agreement also provided that after the closing of the sale of ML Media’s interest, the joint venture would be restructured such that Highland Holdings (a partnership owned by the Rigas Family) would hold a 60% interest in Century/ML Cable, while Century’s interest would be reduced to 40%.  Thus, as a result of the transactions contemplated by the Recap Agreement, the joint venture would be converted from a debt-free, fifty-fifty joint venture between Century and ML Media to an entity with $275 million of indebtedness that would be 60% owned by Highland Holdings and 40% owned by Century.

The Recap Agreement provided that if ACC and the joint venture failed to satisfy their purchase obligations, ML Media would automatically become manager of the cable systems, would be able to withdraw a $10 million escrow deposit and would have the right to foreclose on Century’s 50% joint venture interest.  In June 2002, the Bankruptcy Court ruled that ML Media was entitled to withdraw the $10 million escrow deposit as a result of the failure by ACC and the joint venture to satisfy their purchase obligations under the Recap Agreement.  In the spring of 2003, ACC discovered that the $10 million escrow deposit, which under the Recap Agreement was to be provided by Highland Holdings, was in fact made by ACC in exchange for a bookkeeping entry reflecting an obligation by Highland Holdings to repay ACC for the deposit.  ACC is investigating its rights with respect to the escrow deposit.

On September 30, 2002, Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 in the Bankruptcy Court.  Century/ML Cable is operating its business as a debtor-in-possession.

In January 2003, ACC and Century filed counterclaims against ML Media seeking to avoid the Recap Agreement in its entirety on the basis that, among other reasons: (1) the Recap Agreement constituted a fraudulent conveyance; (2) ML Media, together with Timothy Rigas, fraudulently induced ACC and Century to enter into the Recap Agreement, and by doing so, also breached their fiduciary duties to ACC, Century and the joint venture; and (3) the transactions contemplated by the Recap Agreement were never approved by the Board, including its four independent directors.  By an order of the Bankruptcy Court dated September 17, 2003, ACC and Century rejected the Recap Agreement, effective as of such date.

The litigation relating to the rights of ACC, Century, Century/ML Cable and ML Media is currently pending.  If the outcome of the dispute is adverse to ACC and Century, ML Media could potentially seek to recover up to $279.8 million plus interest from Century’s interest in Century/ML Cable and against ACC as a holder of an ACC Unsecured Claim.  ACC, Century and Century/ML Cable have disputed ML Media’s claims, and the Plan contemplates that they will receive no distribution until such dispute is resolved.  A determination by the Bankruptcy Court that ML Media’s claims and security interest are enforceable could reduce recoveries to holders of Claims and Equity Interests under the Plan.  See Sections VI.B, titled “Classification and Treatment of Claims and Equity Interests,” and XI.D.5.

13.       The X Clause Litigation

On December 29, 2003, representatives of certain holders of ACC Subordinated Notes, together with The Bank of New York, the indenture trustee for the notes (collectively, the “X Clause Plaintiffs”), commenced an adversary proceeding against Adelphia in the Bankruptcy Court.  The X Clause Plaintiffs’ complaint seeks a judgment declaring that the ACC Subordinated Notes are entitled to an exception from the subordination of distributions under the Plan that would otherwise be required under the indentures governing the ACC Subordinated Notes.  The basis for the X Clause Plaintiffs’ claims is a provision in the indentures commonly known as the “X Clause,” which provides that any distributions under a plan of reorganization comprised solely of “Permitted Junior Securities” are not subject to the subordination provision of the ACC Subordinated Notes Indenture.  The X Clause Plaintiffs have asserted that any shares of New ACC Common Stock or Adelphia securities that are subordinated to the same extent the ACC Subordinated Notes are subordinated to the ACC Senior Notes comprise such “Permitted Junior Securities” and would thus be exempt from subordination.  On February 9, 2004, the plaintiffs moved for summary judgment in connection with their request for relief.  On February 6, 2004, ACC filed an answer denying the substantive allegations in the X Clause plaintiffs’ complaint.  The Creditors’ Committee has moved to intervene in the adversary proceeding and to dismiss the complaint on the basis that it presents no case or controversy and thus is not ripe for adjudication.  In the alternative, the Creditors’ Committee has sought to stay the proceedings until all necessary parties have been joined or until the Confirmation Date.  Adelphia cannot predict the outcome of the litigation and an adverse result to Adelphia in the litigation could materially affect the recoveries of certain classes of Claims and Equity Interests under the Plan.  See Section XI.D.4.

14.           Litigation Related to New Management and the Relocation of Corporate Headquarters

The Equity Committee, among other parties, objected to the motions filed by ACC in the Bankruptcy Court to approve the employment and compensation of William Schleyer and Ron Cooper as the Chief Executive Officer and Chief Operating Officer of ACC, respectively.  ACC’s employment of William Schleyer and Ron Cooper was approved by the Bankruptcy Court by orders dated March 4, 2003 and March 7, 2003.

In addition, the Equity Committee, among other parties, also objected to ACC’s application filed in the Bankruptcy Court for authority to relocate certain senior and strategic executives to new corporate headquarters in Denver, Colorado.  After an evidentiary hearing on the application, the Court granted the application.

15.           Litigation Relating to Rigas Family Defense Costs

In July 2003 and again in February 2004, the Rigas Family sought approval from the Bankruptcy Court to use cash from the Managed Cable Entities to fund the Rigas Family members’ civil and criminal defense costs.  In an order dated August 7, 2003, the Bankruptcy Court granted the Rigas Family members’ request to the extent of $15 million.  In a decision rendered from the bench on February 18, 2004, the Bankrutpcy Court amended that order to allow an additional $12.8 million to be spent on criminal defense costs and denied the Rigas Family members’ request for additonal funding for civil defense costs.

F.              MANAGEMENT AND BOARD CHANGES

1.          Appointment of the New Board

As discussed above, prior to May 2002, the Rigas Family held a majority of the positions on the Board.  At that time, the Board consisted of John Rigas, Michael Rigas, Timothy Rigas, James Rigas, Peter Venetis and the four Carryover Directors.  In May 2002, John, Michael, Timothy and James Rigas resigned from the Board and, in June 2002, Peter Venetis resigned from the Board.  During the pendency of the Chapter 11 Cases, ACC has appointed seven new directors, six of whom are independent directors as determined pursuant to ACC’s Corporate Governance Guidelines (as defined below).

The seven new directors are: (1) E. Thayer Bigelow, former President and CEO of Courtroom Television Network LLC and Time Warner Cable Programming; (2) Rodney Cornelius, a former cable industry executive and investor; (3) Anthony Kronman, Dean of Yale Law School; (4) Philip Lochner, former General Counsel of Time Incorporated and a former Commissioner of the SEC; (5) Susan Ness, a former Commissioner of the FCC; (6) Kenneth Wolfe, former Chairman and CEO of Hershey Foods Corporation; and (7) William Schleyer, CEO of ACC.

In June 2003, ACC announced that the four Carryover Directors, Dennis Coyle, Leslie Gelber, Erland Kailbourne and Pete Metros, would resign as new independent directors were appointed to the Board.  Since that time, Leslie Gelber and Pete Metros resigned from the Board as a result of the appointments of Philip Lochner and Susan Ness.  In addition, Dennis Coyle resigned from the Board effective as of December 4, 2003, and Erland Kailbourne resigned from the Board effective as of December 31, 2003.

2.          Appointment of New Management

Effective March 18, 2003, ACC appointed William T. Schleyer to serve as its new Chief Executive Officer and Chairman and Ron Cooper to serve as its new President and Chief Operating Officer.  The new Chief Executive Officer replaced Erland Kailbourne, the interim Chief Executive Officer since May 2002.  The employment of Messrs. Schleyer and Cooper was approved by the Bankruptcy Court by Orders dated March 4, 2003 and March 7, 2003.  See Section VIII.B, titled “Compensation of ACC’s Executive Officers.”

Shortly after the appointments of Messrs. Schleyer and Cooper, the Board and these new officers hired a new senior management team, including Vanessa Wittman, as Chief Financial Officer, Brad Sonnenberg, as General Counsel, and Scott Macdonald, as Chief Accounting Officer.  Each of these officers have in turn hired new executives who report to them.  These executives have, among other things, adopted and implemented new internal controls and procedures designed, to prevent a recurrence of the alleged fraudulent acts that occurred during the period that the Rigas Family members held their positions as officers and directors of ACC.

3.          Headquarters Move

The Board authorized the relocation of Adelphia’s corporate headquarters to Denver in January 2003 in order to enable Adelphia to attract and assemble a high-caliber management team with the strong cable experience needed to lead an effective restructuring effort.  The Bankruptcy Court approved the relocation of the corporate headquarters on March 28,

2003.  Despite the relocation of its corporate headquarters, Adelphia has continued to maintain a significant portion of its operations in Coudersport, Pennsylvania.

G.            CORPORATE GOVERNANCE INITIATIVES

Since May 2002, the Board and senior management have aggressively implemented a policy of pursuing a “best practices” approach to corporate governance matters.  Although the Board and management’s work in this area is currently ongoing, they have taken substantial steps to implement policies and procedures that meet or exceed the requirements of the Sarbanes-Oxley Act of 2002 and other applicable rules and have incorporated corporate governance principles from stock exchange listing requirements, suggestions from various shareholder advocacy groups and best practices and procedures from other major public corporations.  ACC has kept the SEC apprised of its corporate governance reforms.

1.          Reorganization of the Board Committees

In addition to the significant changes made to the composition of the Board discussed in Section V.F.1, titled “Appointment of the New Board,” ACC has also made substantial changes with respect to various Board committees.  Prior to May 2002, the Board had three standing committees, the Audit Committee, the Nominating Committee and the Compensation Committee.  Of these three committees only the Audit Committee had a written charter.  The Nominating Committee was comprised of four non-independent directors, John Rigas, Michael Rigas, Timothy Rigas and James Rigas, and the Audit Committee included Timothy Rigas until June 2001.

In connection with ACC’s corporate governance reforms, the Board created a Corporate Governance Committee, which was later combined with the Nominating Committee to form the Corporate Governance and Nominating Committee and which assists the Board by: (1) recommending to the Board, carrying out and maintaining ACC’s corporate governance policies and processes; (2) identifying qualified individuals for membership on the Board and its committees; (3) determining the composition and procedures of the Board and its committees; and (4) assessing the effectiveness of the Board and its committees.

The Board also has adopted written charters for the Corporate Governance and Nominating Committee and the Compensation Committee and has amended the Audit Committee charter.  Each of these charters was prepared not only to meet applicable legal and stock exchange requirements, but to exceed such requirements and incorporate current best practices.  Pursuant to each committee charter, each of the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee are to be comprised solely of independent directors as determined in accordance with ACC’s Corporate Governance Guidelines.

2.          Creation of Lead Director Position

In April 2003, the Board created the position of lead independent director (the “Lead Director”) to be elected on an annual basis by a majority of the independent members of the Board.  In light of current best governance practices, the Board created the Lead Director position for cases where ACC’s CEO also serves as the chairperson of the Board, as is currently the case.  The Lead Director is responsible for, among other things:

•         calling and presiding over executive sessions of the independent directors;

•         serving as a liaison between the independent directors and the non-independent directors and management regarding matters addressed in executive sessions;

•         acting as chairperson of the Board in the absence of the chairperson of the Board;

•         calling meetings of the Board;

•         advising the chairperson of the Board and the committee chairpersons as to the agenda for meetings of the Board and its committees;

•          serving as the director contact for shareholder communications; and

•          providing leadership in the event of the incapacitation of the chairperson of the Board or a crisis or other event or circumstance that would make management leadership ineffective or inappropriate.

ACC’s independent directors elected Anthony Kronman as the Lead Director in the December 2003 Board meeting.

3.          Corporate Governance Guidelines

The Corporate Governance and Nominating Committee of the Board is currently in the process of finalizing corporate governance guidelines for ACC (the “Corporate Governance Guidelines”).  The Corporate Governance Guidelines, together with all applicable laws, ACC’s Certificate of Incorporation and Bylaws, the Code of Business Conduct and Ethics and the various committee charters, are intended to provide a comprehensive framework for the governance of ACC and its subsidiaries.  The Corporate Governance Guidelines incorporate new legal requirements and best practices with respect to the function and composition of the Board, selection of new directors, tenure of directors, Lead Director position, meetings of the Board, executive sessions of independent directors, committees of the Board, access of the Board to management and outside advisors, compensation of directors, director and officer conduct, evaluation of the Board, evaluation of senior management, management succession, director orientation and continuing education, stock ownership and conflicts.  Adelphia expects that the Corporate Governance Guidelines will be adopted by the Board in the near future.

4.      Code of Business Conduct and Ethics

In April 2003, in accordance with the Sarbanes-Oxley Act of 2002, the Board adopted a code of business conduct and ethics (the “Code of Ethics”), which sets forth ACC’s policies for directors, officers and employees in connection with, among other things, the maintenance of accurate company records, communications with the public, conflicts of interest, treatment of confidential information, use of company assets, anti-nepotism, the reporting of accounting complaints and illegal and unethical behavior, and compliance with laws relating to discrimination and harassment, commercial bribery, competition and fair dealing and insider trading.  The Code of Ethics has been disseminated to all Adelphia employees, and employees are required to periodically certify their agreement to abide by the Code of Ethics.

5.          Corporate Governance Officer

As part of Adelphia’s best practices approach to corporate governance, the Code of Ethics contemplates the appointment of a corporate governance officer (“CGO”).  The role of the CGO is to assist with the administration and implementation of the Code of Ethics and, among other things, to serve as the central point of contact for employees wishing to report any illegal or unethical behavior. Brad Sonnenberg, Adelphia’s General Counsel, has been appointed as the CGO.

6.          Complaints Regarding Accounting Matters or Other Wrongdoing

As part of its implementation of the Code of Ethics, Adelphia has established procedures for the receipt of all complaints regarding any alleged wrongdoings.  These procedures include the establishment of a dedicated 800-voicemail number, a U.S. mail address and an e-mail address to facilitate such communications, whether from employees or outside interested parties.  The CGO or other appropriate official will receive and investigate all such complaints in the first instance.

Furthermore, the Audit Committee and the Board are currently finalizing a whistleblower policy (the “Whistleblower Policy”).  The Whistleblower Policy will tie the Code of Ethics and the existing Sarbanes-Oxley requirements together by addressing the receipt, retention and handling of all complaints received by Adelphia (whether audit-related or not).  Adelphia expects that the Whistleblower Policy will be adopted in the near future.

H.            RESTRUCTURING OF ADELPHIA’S BUSINESSES

Following the commencement of the Chapter 11 Cases, the Debtors implemented a process to assess and restructure their businesses and assets. The Debtors, together with their financial and legal advisors, have reviewed and analyzed their businesses, owned properties, contracts and leases to determine if any of these assets should be divested during the Chapter 11 Cases.

1.      Asset Dispositions

Adelphia has conducted a comprehensive review of its non-core businesses and real estate holdings to determine if any assets of the Debtors should be sold. In furtherance thereof, the Debtors and their advisors have engaged in an asset disposition program. Upon consideration of the scale of the Debtors’ asset disposition program, on September 17, 2002, the Bankruptcy Court entered an order that, among other things, authorized and established procedures for the sale of certain property and interests free and clear of all liens, claims and encumbrances for a sale price in each case of up to $1 million without a further order of the Bankruptcy Court.  In addition, prior to effecting any such sale, the Debtors must provide prior notice of such sale to certain specified parties.  As of December 31, 2003, pursuant to these sales procedures and other separately noticed sales, the Debtors have sold certain real property and related assets and certain personal property and interests for approximately $6.3 million in the aggregate.

a.     Devon Mobile

ACC is a 49.9% limited partner in Devon Mobile Communications, L.P., a Delaware limited partnership (“Devon Mobile”), which, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states.  Devon Mobile had certain business and contractual relationships with Adelphia and with former subsidiaries or divisions of Adelphia, which were spun-off from the company with TelCove in January 2002.  See Section V.H.3, titled “TelCove Spin-Off and Bankruptcy Proceedings.”  In late May 2002, ACC notified Devon L.P., Inc., the general partner of Devon Mobile, that it would likely terminate certain discretionary operational funding to Devon Mobile.  In July 2002, ACC learned that its former subsidiary, TelCove, elected to terminate certain services that were significant to Devon Mobile’s operations.  On August 19, 2002, Devon Mobile filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Devon Bankruptcy Court”).  Adelphia filed proofs of claim on January 17, 2003 against Devon Mobile and its subsidiaries for approximately $130 million in debt and equity claims, as well as an additional claim of approximately $34 million relating to its guarantee of certain Devon Mobile obligations.  By order dated October 1, 2003, the Devon Bankruptcy Court confirmed Devon Mobile’s First Amended Joint Plan of Liquidation, dated July 24, 2003 (as modified on September 29, 2003, the “Devon Plan”).  The Devon Plan became effective on October 17, 2003.  Adelphia expects Devon Mobile to object to all Adelphia claims filed against Devon Mobile, and any recovery is uncertain at this time.

b.     Buffalo Sabres

Prior to the Commencement Date, the Debtors made an aggregate of approximately $165 million in loans and advances, including accrued interest, to Niagara Frontier Hockey, L.P., a Delaware limited partnership owned by the Rigas Family (“NFHLP”) and its subsidiaries (collectively, the “Niagara Companies”), which owned the Buffalo Sabres hockey team.

On January 13, 2003, the Niagara Companies filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York (the “Niagara Bankruptcy Court”).  Certain of the Niagara Companies entered into an Asset Purchase Agreement with Hockey Western New York LLC in March 2003 with respect to the sale of certain assets and the assumption of certain liabilities of the Niagara Companies.  The sale was consummated on April 23, 2003.  In connection with this transaction and the joint plan of liquidation of the Niagara Companies, which was approved by the Niagara Bankruptcy Court on September 25, 2003, Adelphia received, among other things, a distribution of certain causes of actions against the Rigas Family, Deloitte and others, certain contingent residual interests in assets of the estates of the Niagara Companies and releases from certain financial obligations.  Adelphia cannot predict what, if any, recovery it will receive from these interests at this time.

c.     Praxis Capital Ventures, L.P.

Pursuant to a Partnership Agreement, dated as of June 8, 2001, Praxis Capital Partners, LLC (“PCP”) and one of the Debtors, ACC Operations, formed a limited partnership, Praxis Capital Ventures, L.P. (the “Partnership”), primarily to make private equity investments in the telecommunications market.  The Partnership was managed by Praxis Capital Management, LLC (“PCM”) pursuant to a management agreement between PCP and PCM.  Peter L. Venetis, the son-in-law of John J. Rigas and a former director of ACC, was the managing director of PCM.  To avoid any potential accruals of administrative claims owed by the Debtors, the Debtors obtained an order of the Bankruptcy Court, dated October 20, 2003, rejecting the Partnership Agreement.  See Section VI.C.3, titled “Treatment of Executory Contracts and Unexpired Leases.”

2.      Closure of the Competitive Local Exchange Carriers’ Operations

In August 2002, the Debtors filed a motion with the Bankruptcy Court for approval to close operations in 12 markets that were served by the Debtors’ competitive local exchange carriers (“CLECs”). The CLECs provided local telephone service to certain geographic markets and competed with local telephone exchange carriers.  The Board approved closing the operations, and approval of the closure was granted by the Bankruptcy Court by order dated September 25, 2002.  Adelphia continues to operate in five CLEC markets, which are proposed to be transferred to TelCove pursuant to the Global Settlement.  See Section V.H.3, titled “TelCove Spin-Off and Bankruptcy Proceedings.”

3.      TelCove Spin-Off and Bankruptcy Proceedings

As described above, on January 11, 2002, ACC distributed all of the shares of TelCove common stock it had owned in the form of a dividend to the holders of its Class A and Class B Common Stock in the TelCove Spin-off.  After the TelCove Spin-off, certain members of the Rigas Family served as senior officers and directors of both companies.

Prior to the TelCove Spin-off (and in some circumstances following the TelCove Spin-off), ACC and TelCove (1) shared certain collocation space, real property interests, fiber-optic cable assets, strands and network infrastructure and related equipment (collectively, the “Shared Assets”); (2) engaged in joint undertakings, including the construction and overlash of fiber-optic cable networks and facilities, necessary for the construction and operation of a telecommunications network and a cable network; and (3) provided one another with certain services that are or were crucial to the operation of each other’s businesses (the “Shared Services”).

On March 27, 2002, TelCove and its direct subsidiaries commenced cases under chapter 11 of the Bankruptcy Code, and on June 18, 2002 certain indirect subsidiaries of TelCove commenced cases under chapter 11 of the Bankruptcy Code.  These entities are currently operating as debtors-in-possession under the supervision of the Bankruptcy Court.  Each of the TelCove chapter 11 cases is jointly administered before the Bankruptcy Court, but they are separately administered from the Chapter 11 Cases.

In order to reduce Adelphia’s dependence on TelCove for access to the Shared Assets and Shared Services as well as to gain operational independence from TelCove and validate and memorialize the ownership of the Shared Assets, on December 3, 2003, the Debtors and TelCove entered into a Master Reciprocal Settlement Agreement pursuant to which the parties, among other things, memorialized their agreement relating to their ownership and use of the Shared Assets.  Such Master Reciprocal Settlement Agreement is subject to Bankruptcy Court approval.

Pursuant to an order of the Bankruptcy Court dated December 19, 2003, the Bankruptcy Court confirmed the TelCove Plan.  In the TelCove Plan and the related disclosure statement, TelCove alleged that it has substantial claims against Adelphia (the “Alleged Claims”).  The Alleged Claims include, but are not limited to: (1) piercing the corporate veil and/or substantive consolidation allegedly due to the manner in which Adelphia and TelCove conducted their businesses; (2) preference and/or fraudulent conveyance claims aggregating approximately $228 million and associated with the December 2000 and October 2001 purchase of certain TelCove CLEC assets by Adelphia; (3) a $42 million claim for the alleged misappropriation of proceeds from a partnership controlled by an indirect non-Debtor subsidiary of TelCove and two entities affiliated with a third-party electric utility (“PECO”) through the deposit of funds by PECO into Adelphia’s cash management system; (4) the disallowance of Adelphia’s super-priority secured claims against TelCove in connection with Adelphia’s provision of $15 million in debtor-in-possession financing to TelCove (the “Adelphia DIP Facility Claims”), in addition to TelCove’s claims against Adelphia associated with the alleged losses and damages TelCove purportedly suffered as a result of its need to obtain alternative DIP financing as a result of ACC’s inability to advance further funds to TelCove; and (5) up to $500 million associated with TelCove’s borrowings under the Century Credit Facility because either the amounts have allegedly been repaid or because TelCove was allegedly forced to incur such liability by Adelphia and the borrowings were purportedly used by Adelphia and not TelCove.  In the aggregate, TelCove asserted that the Alleged Claims against Adelphia total more than $1 billion.  Adelphia has engaged BDO Seidman LLP, as special forensic accountants, to assist Adelphia in connection with its investigation of the Alleged Claims.

On November 25, 2003, Adelphia filed a proof of claim for administrative expenses against TelCove in the approximate amount of $71 million (collectively, “Adelphia’s Administrative Claims”).  Adelphia’s Administrative Claims include, but are not limited to: (1) a claim for TelCove’s utilization of Adelphia’s fiber network, conduit, overlash rights, land usage, collocation space, power, and network maintenance services; (2) a claim relating to services rendered by Adelphia to

TelCove under a certain shared services agreement between the parties; (3) the Adelphia DIP Facility Claims; and (4) a circuit refund claim related to Adelphia’s overpayment to TelCove for its use of TelCove’s telecommunications network through certain circuits.  In connection with seeking confirmation of the TelCove Plan, TelCove filed a motion with the Bankruptcy Court seeking to estimate Adelphia’s Administrative Claims at no more than $1 million for allowance and distribution purposes.  Although Adelphia contested this motion, following a two-day hearing, the Bankruptcy Court estimated Adelphia’s Administrative Claims at no more than $2.7 million for purposes of determining feasibility of and establishing appropriate distribution reserves under the TelCove Plan.

On February 21, 2004, ACC and TelCove executed a global settlement agreement (the “Global Settlement”) which resolves, among other things, the Alleged Claims, Adelphia’s Administrative Claims, and TelCove’s alleged counterclaims and defenses thereto.  The Global Settlement provides that on the closing date, ACC will transfer to TelCove certain settlement consideration, including $60 million in cash, plus an additional payment of up to $2.5 million related to certain outstanding payables, as well as certain vehicles, real property and intellectual property licenses used in the operation of TelCove’s businesses.  Additionally, ACC and TelCove will execute various annexes to the Global Settlement which provide, among other things, for (1) a five-year business commitment to TelCove by ACC; (2) future use by TelCove of certain fiber capacity in assets owned by ACC; and (3) the mutual release by the parties from any and all liabilities, claims and causes of action which either party has or may have against the other party.  Finally, the Global Settlement provides for the transfer by ACC to TelCove of certain CLEC market assets together with the various licenses, franchises and permits related to the operation and ownership of such assets.  The Global Settlement remains subject to approval of the Bankruptcy Court and the lenders under the DIP Facility.  There can be no assurance that both of these conditions will be satisfied or that the Global Settlement will be consummated.  See Section XI.B.5.

4.      Tele-Media Joint Ventures

Certain of ACC’s majority-owned and wholly owned indirect subsidiaries, together with affiliates of TMCD, are partners in the Tele-Media Joint Ventures.  The Tele-Media Joint Ventures have cable operations in Connecticut, West Virginia, Virginia, Florida and Maryland.  These operations have been grouped into regional cable systems that, as of December 31, 2003, served approximately 145,000 cable subscribers.  ACC indirectly owns all of the general partnership interests of the Tele-Media Joint Ventures that are limited partnerships and a majority of the outstanding interests of each of the other Tele-Media Joint Ventures.  ACC is currently examining the circumstances surrounding the incurrence of certain intercompany indebtedness among and relating to the Tele-Media Joint Ventures.  See Section XI.D.6.

Each Tele-Media Joint Venture was previously operated by TMCD pursuant to certain management agreements under the direction of the ACC subsidiary that owned the equity interests in the Tele-Media Joint Venture.  In September 2003, ACC’s senior management determined that the Tele-Media Joint Ventures could be more efficiently and effectively operated by ACC and its subsidiaries.  Accordingly, on September 22, 2003, the Tele-Media Joint Ventures entered into services agreements with TMCD that terminated and superceded the management agreements.  Under these services agreements, TMCD will continue to provide certain services to the Tele-Media Joint Ventures through March 31, 2004, after which time Adelphia will assume full day-to-day operations of the Tele-Media Joint Venture cable systems.  Under each services agreement, as consideration for its services, TMCD is paid an amount equal to its applicable management fees under the terminated management agreements (or 2% to 4% of the consolidated revenues of the relevant Tele-Media Joint Venture cable system) for the term of the services agreement.

5.      Century/ML Cable

Century/ML Cable, a joint venture between Century and ML Media, was formed in 1986 and owns and operates cable television systems serving approximately 140,000 subscribers in Puerto Rico.  ML Media and Century each hold a 50% interest in the joint venture.  Pursuant to a July 1, 1994 Amended and Restated Management Agreement and Joint Venture Agreement (the “Century Joint Venture Agreement”), Century is manager of the joint venture’s cable systems.  On September 30, 2002, Century/ML Cable filed with the Bankruptcy Court a voluntary petition to reorganize under chapter 11 of the Bankruptcy Code. This bankruptcy proceeding has been administered separately from the Chapter 11 Cases. Century/ML Cable is continuing to serve its subscribers in San Juan and Levittown, Puerto Rico as a debtor and debtor-in-possession.  See Section V.E.12, titled “ML Media Litigation.”

6.      Rejection and Amendment of Executory Contracts and Unexpired Leases

As of the Commencement Date, the Debtors were party to approximately 1,000 unexpired real property leases and approximately 27,000 executory contracts.  The Debtors have begun an extensive review and analysis of such leases and executory contracts in order to reduce operating costs and expenses through the rejection of contracts and leases as authorized under the Bankruptcy Code. To this end, the Debtors, with the assistance of their financial and legal advisors, formed internal committees to evaluate contracts and leases.  The work of these committees is still ongoing.

7.      Efforts to Protect Tax Benefits

ACC and its domestic subsidiaries had, as of December 31, 2002, a consolidated net operating loss (“NOL”) for federal income tax purposes estimated at approximately $5.2 billion (a portion of which is subject to certain existing limitations), and have since incurred additional losses. The NOLs may be valuable because the Internal Revenue Code of 1986, as amended (the “Tax Code”), permits corporations to carry forward NOLs to offset future income, thereby reducing such corporations’ tax liability in future periods. The Debtors believe that the Debtors’ NOL carryforwards and substantial tax basis may result in significant future tax savings and that these savings would enhance the Debtors’ financial position and significantly contribute to the Debtors’ efforts toward a successful reorganization.  The ability of the Debtors to use their NOL carryforwards and certain other tax attributes in this way can be subject to certain statutory and other limitations. One such limitation is the required reduction of certain tax attributes on account of cancellation of debt.

Another limitation on the ability of the Debtors to use their NOL carryforwards and certain other tax attributes is contained in section 382 of the Tax Code, which, for a corporation that undergoes a proscribed change of ownership, limits such corporation’s ability to use its NOLs and certain other tax attributes to offset future income. A change of ownership of the Debtors prior to confirmation of a chapter 11 plan would effectively eliminate the ability of the Debtors to utilize their NOL carryforwards and a portion of their tax basis. The limitations imposed by section 382 of the Tax Code in the context of a change of ownership pursuant to a confirmed chapter 11 plan are significantly more relaxed.

During the Chapter 11 Cases, the Debtors became concerned that the accumulation of Equity Interests above a certain threshold could result in an ownership change prior to the consummation of a chapter 11 plan.  Accordingly, in order to protect the value of their NOL carryforwards and tax basis, the Debtors sought and obtained relief from the Bankruptcy Court to restrict the accumulation of equity interests above a certain threshold.

I.      CLAIMS PROCESS AND BAR DATE

1.      Schedules and Statements

Due to the large size of the Chapter 11 Cases, the number of Debtors and the restatement and other financial audit work being performed by or on behalf of the Debtors, the preparation and filing of Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders for the Debtors (collectively, the “Schedules”) has been a difficult task.  On July 31, 2003, the Debtors filed with the Bankruptcy Court their initial Schedules of Liabilities, Schedules of Executory Contracts and Unexpired Leases and Statements of Financial Affairs for all of the Debtors.  Between October 8 and 10, 2003, the Debtors each filed Amended Schedules of Liabilities and Executory Contracts, and certain of the Debtors filed their First Amended Statements of Financial Affairs.  On October 23, 2003, certain of the Debtors filed their Second Amended Schedules of Liabilities and Executory Contracts.

2.      Bar Date

Pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, on October 24, 2003, the Bankruptcy Court entered an order (the “Bar Date Order”) fixing January 9, 2004 at 5:00 p.m. (Eastern Time) (the “Bar Date”) as the date by which proofs of claim are required to be filed in the Chapter 11 Cases.  In accordance with the Bar Date Order, on November 13, 2003, a proof of claim form and a notice regarding the Bar Date and the Bar Date Order were mailed to, among others, all creditors listed on the Debtors’ Schedules. A proof of claim form, a notice regarding the Bar Date and the Bar Date Order also were mailed, in accordance with the Bar Date Order to, among others, the members of the Committees and all persons and entities who requested notice pursuant to Rule 2002 of the Bankruptcy Rules as of the entry of the Bar Date Order.

As of the Bar Date, approximately 16,900 proofs of claim asserting Claims against the Debtors have been filed with the Claims Agent.  The aggregate amount of Claims filed and scheduled exceeds $3.2 trillion, including duplicative claims, but excluding any estimated amounts for unliquidated Claims.  The Debtors currently are in the process of reviewing, analyzing and reconciling the scheduled and filed Claims, and anticipate filing objections addressing a substantial portion of these proofs of claim.

3.      Estimation of Claims/Disputed Claims Procedures

a.     No Distributions Pending Allowance

No payments or distributions will be made under the Plan on account of Disputed Claims or Equity Interests until any such Disputed Claim becomes an Allowed Claim or such Disputed Equity Interest becomes an Allowed Equity Interest.

b.     Estimation of Claims and Equity Interests

The Plan contemplates that the Debtors will seek a Bankruptcy Court order to estimate the maximum dollar amount of Allowed and Disputed Claims and Equity Interests, including contingent and/or unliquidated Claims, and to determine and fix the amount of the Debtor Group Reserves described below.  The order may seek to set the amount of any particular Claim or Equity Interest for final allowance and distribution purposes pursuant to sections 105 and 502(c) of the Bankruptcy Code.  This order will be used to calculate and fix distributions to holders of Allowed Claims and Equity Interests and the amount of the respective Debtor Group Reserves.  If the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim or Equity Interest, the estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim or Equity Interest.  However, if the estimate constitutes the maximum limitation on such Claim or Equity Interest, the Debtors or the Reorganized Debtors may also elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim or Equity Interest.

c.     Payments and Distributions on Disputed Claims

The Plan contemplates that the Disbursing Agent will, from and after the Effective Date, reserve and hold in escrow in a Debtor Group Reserve for the benefit of the holders of Disputed Claims in each Debtor Group, amounts of Plan Securities, and any dividends, gains or income attributable thereto.  Each Debtor Group Reserve will be established in an aggregate amount equal to the distributions that would have been made to the holders of all Disputed Claims in the Debtor Group to which the Debtor Group Reserve relates if the Disputed Claims were Allowed Claims in an aggregate amount equal to the lesser of

•         the aggregate amount of the Disputed Claims in such Debtor Group,

•         the amount in which the Disputed Claims in each Debtor Group are estimated by the Bankruptcy Court under Bankruptcy Code section 502 for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, will constitute and represent the maximum amount in which such Claims may ultimately become Allowed Claims or

•         such other amount as may be agreed upon by the holder of any such Disputed Claim and the Reorganized Debtors.

Any Plan Securities reserved and held for the benefit of a holder of a Disputed Claim will be treated under the Plan as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be distributed in Plan Securities in the event the Disputed Claim ultimately becomes an Allowed Claim.  Any dividends, gains or income paid in Cash on account of Plan Securities reserved for the benefit of holders of Disputed Claims will be either (x) held by the Disbursing Agent, in an interest-bearing account or (y) invested in United States Government interest-bearing obligations with a maturity of not more than thirty (30) days, for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan.  No payments or distributions will be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof by Final Order.

d.     Distributions with Respect to Disputed Claims After Allowance

After Allowance of Disputed Claims, in whole or in part, the Disbursing Agent will distribute the distributions, if any, to which the holder is then entitled under the Plan.  Such distributions will be made on the next Periodic Distribution Date that is not less than twenty (20) days from the date upon which the order or judgment of the Bankruptcy Court allowing such Disputed Claims becomes a Final Order, without any post-Effective Date interest thereon except as expressly provided in the Plan.

e.     Personal Injury Claims

All Personal Injury Claims are treated as Disputed Claims under the Plan and no distributions will be made on account of any Personal Injury Claim until such Claim is liquidated and becomes an Allowed Claim.  Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.

f.      Funding of Reserves; Maximum Distributions

The Plan contemplates that the Debtors will estimate appropriate reserves of New Common Stock to be set aside in connection with distributions with respect to Subsidiary Notes Claims, Subsidiary Unsecured Claims, ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Unsecured Claims.

g.     Maximum Distribution

The Plan provides that holders of Allowed Claims or Allowed Equity Interests will not be entitled to receive Plan Securities or other consideration, which based on the deemed value of the Plan Securities and other consideration received, results in a distribution of greater than payment in full with respect to such Allowed Claim or Allowed Equity Interest.  For purposes of the Plan, payment in full is deemed to occur when a holder receives payment in Cash and/or Plan Securities and/or other consideration in an aggregate amount with a deemed value equal to the Allowed amount thereof, determined as follows:

•         Cash - the amount of Cash;

•         New Common Stock - $____ per share; and

•         New Joint Venture Preferred Securities - $____ per share.

h.     Clawback of Deficiency in Debtor Group Reserves

Prior to each Distribution Date, the Disbursing Agent will calculate the deemed value of the Debtor Group Reserve of each Debtor Group.

If the deemed value of a Debtor Group Reserve (other than the Holding Company Debtor Group Reserve) is less than the sum (without duplication) of:

•         the aggregate amount of all Subsidiary Unsecured Claims and Subsidiary Note Claims in such Debtor Group that are Allowed Claims as of such date; plus

•         the aggregate amount of all Subsidiary Unsecured Claims and Subsidiary Note Claims in such Debtor Group as set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described above, on such date; plus

•         the aggregate amount of all Subsidiary Unsecured Claims and Subsidiary Note Claims that are Disputed Claims in such Debtor Group that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date,

(a “Shortfall Debtor Group”) to the extent not previously paid, (a “Deficiency”), then

(1)           if there are any Plan Securities remaining in the direct Parent Debtor Group Stock Reserve of such Shortfall Debtor Group, an amount of Plan Securities with a Deemed Value equal to such Deficiency will be transferred to the Debtor Group Reserve of the Shortfall Debtor Group, and

(2)           if the Deemed Value of the Plan Securities transferred pursuant to clause (1) is less than the Deficiency, then there will be transferred to the Debtor Group Reserve of the Shortfall Debtor Group, from the Debtor Group Reserve of any indirect Parent Debtor Group of such Shortfall Debtor Group, Plan Securities with a Deemed Value equal to such unsatisfied Deficiency.

A Shortfall Debtor Group will not be entitled to a transfer into its Debtor Group Reserve pursuant to the provisions described above to the extent that after giving effect to such transfer the Deemed Value of the Debtor Group Reserve will exceed the Debtor Group Maximum Value as set forth in a schedule to be filed with the Plan Supplement, less the Deemed Value of all distributions with respect to Claims against and Equity Interests in such Shortfall Debtor Group.

i.      Distribution of Excess in Debtor Group Reserves

Prior to each Distribution Date, if the deemed value of the Debtor Group Reserve of any Debtor Group exceeds the sum (without duplication) of:

with respect to a Subsidiary Debtor Group:

•         the aggregate amount of all Subsidiary Unsecured Claims and Subsidiary Note Claims in such Debtor Group that are Allowed Claims as of such date; plus

•         the aggregate amount of all Subsidiary Unsecured Claims and Subsidiary Note Claims in such Debtor Group as set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described above, on such date; plus

•         the aggregate amount of all Subsidiary Unsecured Claims and Subsidiary Note Claims that are Disputed Claims in such Debtor Group that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date; or

with respect to the Holding Company Debtor Group:

•         the aggregate amount of all ACC Unsecured Claims, ACC Senior Note Claims and ACC Subordinated Note Claims in such Debtor Group that are Allowed Claims as of such date; plus

•         the aggregate amount of all ACC Unsecured Claims, ACC Senior Note Claims and ACC Subordinated Note Claims in such Debtor Group as set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described above, on such date; plus

•         the aggregate amount of all ACC Unsecured Claims, ACC Senior Note Claims and ACC Subordinated Note Claims that are Disputed Claims in such Debtor Group that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

(in any such case an “Excess Reserve Debtor Group”) to the extent not previously paid (an “Excess”), then

(1)        such Excess will first be distributed to the holders of Allowed Claims in such Excess Reserve Debtor Group to the extent that they have received distributions with a deemed value of less than the Allowed amount of their Claims, with the distribution based on the relative priority of Classes of Claims in the Excess Reserve Debtor Group, and

(2)        if after giving effect to the distribution in clause (1) above any Excess remains, the remaining Excess will be transferred to the Debtor Group Reserve of the Parent Debtor Group, if any, of the Excess Reserve Debtor Group provided, however, if the Holding Company Debtor Group is the Excess Reserve Debtor Group, then no transfer will be made pursuant to this clause (2) until there exist no Disputed Claims, at which point in time, the Excess will be transferred to the Contingent Value Vehicle.

j.      No Segregation of Plan Currency

The Plan does not require the Disbursing Agent to physically segregate or maintain separate accounts for reserves.  Instead, reserves may be maintained in the form of bookkeeping entries or accounting methodologies, which may be revised from time to time, sufficient to enable the Disbursing Agent to determine the amount of New Common Stock required on account of reserves hereunder and amounts to be distributed to parties in interest.

k.     Distributions of New Common Stock

After giving effect to the adjustments to the Debtor Group Reserves required under the Plan, the Disbursing Agent will make distributions with respect to Subsidiary Note Claims, Subsidiary Unsecured Claims, ACC Unsecured Claims and ACC Senior Notes Claims as follows:

•         On each Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Claim each such holder’s pro rata share of the New Common Stock, if any, allocable to holders of Claims in such Class remaining in the Debtor Group Reserve relating to such Class on such date.

•         As provided above, the Disbursing Agent will distribute, to the holders of Disputed Claims that become Allowed Claims, shares of New Common Stock, in an amount equal to the aggregate number of shares of New Common Stock that would have been distributed as of such date to such holder in respect of such Allowed Claim had it been an Allowed Claim on the Initial Distribution Date.  Any holder of a Disputed Claim whose Claim is subsequently allowed after the twentieth day prior to the next Periodic Distribution Date will receive its distribution on the next succeeding Periodic Distribution Date following such Periodic Distribution Date.

VI. THE PLAN OF REORGANIZATION

This Disclosure Statement contains only a summary of the Plan, a copy of which is attached hereto as Exhibit A.  It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review.  This Disclosure Statement is qualified in its entirety by reference to the Plan, any and all Plan Supplements and the exhibits attached thereto and the agreements and documents described therein.  If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern.  You are encouraged to review the full text of the Plan and any and all Plan Supplements and to read carefully the entire Disclosure Statement, including all exhibits hereto, before deciding how to vote with respect to the Plan.

The Plan is premised upon the “deemed consolidation” of the Debtors into the following ten separate and distinct groups (each such group, a “Debtor Group”) for purposes of voting, confirmation and distribution under the Plan:

(1)                                a Century Debtor Group, consisting solely and exclusively of the Century Debtors;

(2)                                a Century-TCI Debtor Group, consisting solely and exclusively of the Century-TCI Debtors;

(3)                                a FrontierVision Debtor Group, consisting solely and exclusively of the FrontierVision Debtors;

(4)                                an Olympus Debtor Group, consisting solely and exclusively of the Olympus Debtors;

(5)                                a Parnassos Debtor Group, consisting solely and exclusively of the Parnassos Debtors;

(6)                                a UCA Debtor Group, consisting solely and exclusively of the UCA Debtors;

(7)                                a UCA Subsidiary Debtor Group, consisting solely and exclusively of the UCA Subsidiary Debtors;

(8)                                an Arahova Debtor Group, consisting solely and exclusively of the Arahova Debtors;

(9)                                a Silo 7A Debtor Group, consisting solely and exclusively of the Silo 7A Debtors; and

(10)                          a Holding Company Debtor Group, consisting solely and exclusively of the Holding Company

Debtors.

The concept of “deemed consolidation” is based upon the law of substantive consolidation.  Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan.  The effect of consolidation is the pooling of the assets of, and claims against, consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of consolidated debtors for purposes of voting on the reorganization plan.

Pursuant to Article V of the Plan, on and after the Effective Date, each of the Debtor Groups will be deemed consolidated for the following purposes under the Plan: (1) all assets and liabilities of the applicable Debtors within each Debtor Group will be treated as though they were merged with the assets and liabilities of the other Debtors within such Debtor Group, (2) no distributions will be made under the Plan on account of any Claim held by a Debtor against any other Debtor within its Debtor Group, (3) except with respect to Equity Interests in Classes 5(c), 6(c), 7(d) and 12(d), no distributions will be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor within its Debtor Group, (4) all guarantees of the Debtors of the obligations of any other Debtor within its Debtor Group will be eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors within a Debtor Group will be one obligation of the Debtors within such Debtor Group, and (5) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors within a Debtor Group will be deemed filed against the Debtors within such Debtor Group, and will be one Claim against and obligation of the Debtors within such Debtor Group.  Notwithstanding anything otherwise to the contrary, the deemed consolidation under the Plan will not affect any Claims or Equity Interests held by a Debtor in or against a Debtor in a separate Debtor Group.

Pursuant to the Plan, this Disclosure Statement and the Plan are deemed a motion requesting that the Bankruptcy Court approve the deemed consolidation provided for in the Plan.  The Debtors will file appropriate pleadings in support of the proposed deemed consolidation at least thirty (30) days prior to the date of the Confirmation Hearing.  Unless an objection to consolidation is made in writing by any creditor affected by the Plan on or before 4:00 p.m. Eastern Time, on the date that is ten (10) days before the date of the Confirmation Hearing, or such other date as may be fixed by the Bankruptcy Court, the deemed consolidation proposed by the Plan may be approved by the Bankruptcy Court at the Confirmation Hearing.

A.            CAPITAL STRUCTURE

The Plan provides that the capital structure of Reorganized ACC will be comprised of (1) an exit facility consisting of (a) a working capital revolving credit facility and (b) high yield notes and/or a bridge credit facility; (2) New Joint Venture Preferred Securities; and (3) New Equity.

1.      Exit Facility

a.     Overview

Pursuant to the Plan, the Debtors will enter into an Exit Facility, consisting of the Exit Facility Credit Agreements, providing revolving credit for the Reorganized Debtors' working capital needs and term loans and the Exit Facility Bridge/Indenture.  The proceeds of the term loans and the indebtedness under the Exit Facility Bridge/Indenture would be available to pay the DIP Lender Claims, the Subsidiary Bank Claims and other Claims to be paid in Cash under the Plan.  The Exit Facility would include covenants and terms and conditions that are expected to be similar to comparably rated companies obtaining similarly structured credit facilities and high yield notes indentures at that time.

b.     Exit Facility Credit Agreements

The Exit Facility Credit Agreements are one or more credit agreements governing revolving credit or term indebtedness of Reorganized ACC or a direct or indirect Subsidiary of Reorganized ACC that directly or indirectly owns substantially all of Reorganized ACC’s cable assets (the “Borrower”), which indebtedness will be secured and guaranteed by the U.S. subsidiaries of the Borrower, subject to certain permitted liens, such credit agreement to be substantially in the form to be filed in the Plan Supplement.

c.     Exit Facility Bridge/Indenture

The Exit Facility Bridge/Indenture is either (1) a senior unsecured indenture of the Borrower and or a direct or indirect parent of the Borrower (the “New Notes Issuer”) relating to new indebtedness, which indebtedness may or may not be guaranteed by the U.S. subsidiaries of the New Notes Issuer, or (2) a bridge loan credit agreement relating to new indebtedness, which indebtedness may or may not be guaranteed by the U.S. subsidiaries of the New Notes Issuer, and may or may not be secured, in either case to be substantially in the form to be filed in the Plan Supplement.

d.     Exit Facility Commitment

Adelphia has received commitments from JPMorgan Chase & Co., Credit Suisse First Boston, Citicorp Inc., and Deutsche Bank AG for an $8.8 billion fully-committed Exit Facility that will be used to finance the cash payments to be made under the Plan and includes a $750 million revolving credit facility for the Reorganized Debtors following emergence from bankruptcy.  The terms of the commitments are subject to Bankruptcy Court approval and other conditions set forth in the applicable commitment documents, and there can be no assurance that such financing will ultimately be available to Adelphia.

2.      New Joint Venture Preferred Securities

In exchange for the joint venture interests in various joint ventures with Comcast Corporation and various Tele-Media entities, Reorganized ACC or a direct or indirect subsidiary of ACC that also is, or directly or indirectly owns, the Borrower (the “New Joint Venture Preferred Securities Issuer”) will issue New Joint Venture Preferred Securities to Comcast and Tele-Media, with a value equal to the value of their respective joint venture interests.  Upon consummation of the Plan, the joint ventures will be merged with and into the New Joint Venture Preferred Securities Issuer in connection with which mergers the New Joint Venture Securities will be issued.

The New Joint Venture Preferred Securities will consist of an aggregate of [___] shares of [___]% Convertible Redeemable Preferred Securities to be issued by Reorganized ACC pursuant to the Plan.  The New Joint Venture Preferred Securities will be substantially in the form contained in the Plan Supplement and will be convertible into shares of New Common Stock representing [___] percent of the fully-diluted shares of New Common Stock issued under the Plan.  This percentage gives effect to the shares that will be issued upon the conversion of the New Joint Venture Preferred Securities in accordance with the terms of the New Joint Venture Preferred Securities Certificate of Designation relating thereto, but not to the issuance of any shares under the New Equity Incentive Plan.  The New Joint Venture Preferred Securities would be subject to redemption at any time by the New Joint Venture Preferred Securities Issuer.  Dividends with respect to the New Joint Venture Preferred Securities will accrue at a rate of [___]% annually.

3.      New Equity

As of the Effective Date, it is estimated that the authorized capital stock of Reorganized ACC will consist of [___] shares of New Common Stock, par value $0.01 per share.  These securities will be issued to specified classes of existing creditors under and in accordance with the Plan.  In addition, as of the Effective Date, Reorganized ACC will implement the New Equity Incentive Plan, in the form set forth in the Plan Supplement, pursuant to which certain employees (including senior officers), members of the Board of Directors of Reorganized ACC and certain other service providers will receive options to purchase, or other awards that may be settled in, New Common Stock.

The rights of the holders of New Common Stock will be subject to applicable Delaware law, the Reorganized ACC Certificate of Incorporation and the Reorganized ACC Bylaws, the New Equity Incentive Plan, and the Registration Rights Agreement, copies of which will be included in the Plan Supplement.  The New Common Stock issued to creditors pursuant to the Plan will be subject to dilution by the rights issuable pursuant to the New Equity Incentive Plan.

The New Common Stock will have the following material terms:

•         the holders of New Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor;

•         Reorganized ACC will be subject to certain limitations on the declaration and payment of dividends under the terms of the Exit Facility, and it is not anticipated that any cash dividends will be paid on the New Common Stock for the foreseeable future; and

•         the holders of New Common Stock will have no preemptive, subscription, redemption or conversion rights.

B.            CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

The following description summarizes the classification and treatment of Claims and Equity Interests and the consideration contemplated to be distributed to the holders of such Claims and Equity Interests under the Plan.  Unless otherwise provided, these estimates are as of [______], 2004.  For an explanation of the assumptions and uncertainties regarding these calculations, see Section X, “Hypothetical Reorganization Value,” and Section XI, “Risk Factors,” below.

1.      Administrative Expense Claims

Administrative Expense Claims are Claims constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code (other than Fee Claims), including, without limitation, any actual and necessary costs and expenses of preserving the estates of the applicable Debtor, any actual and necessary costs and expenses of operating the business of such Debtor, any indebtedness or obligations incurred or assumed by such Debtor in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, and all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code will be excluded from the definition of Administrative Expense Claim and will be paid in accordance with Section 2.01 of the Plan.

Administrative Expense Claims (except for those representing liabilities incurred in the ordinary course of business during the Chapter 11 Cases and certain liabilities under loans and advances in the Chapter 11 Cases) will be paid in full, in Cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date) will be paid in full by the applicable Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. The Debtors estimate that Allowed Administrative Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, but inclusive of costs incurred in connection with the Exit Facility and amounts payable in respect of reconciled cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $[______]. The estimated amount of Allowed Administrative Expense Claims does not include amounts subject to asserted rights of setoff. In the event such asserted setoff rights are not valid, the aggregate amount of Allowed Administrative Expense Claims may increase.

2.      Fee Claims

Fee Claims are Claims for compensation, for services rendered or reimbursement of expenses incurred in connection with the Chapter 11 Cases during the period from the Commencement Date through the Effective Date pursuant to sections 503(b)(2), 502(b)(3), 502(b)(4) or 502(b)(5) of the Bankruptcy Code.

All entities seeking an award by the Bankruptcy Court of Fee Claims must (1) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is ninety days after the Effective Date or such other date as may be fixed by the Bankruptcy Court upon request of the Debtors and (2) if granted such an award by the Bankruptcy Court, be paid in full in Cash in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Fee Claim becomes an Allowed Fee Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Fee Claim and the Reorganized Debtors; provided, however, that no ordinary course professional retained pursuant to an order of the Bankruptcy Court will be required to file any fee application unless required to do so pursuant to such order.

The Debtors estimate that the amount of Allowed Fee Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[_______].

3.      Priority Tax Claims

Priority Tax Claims are Claims against a Debtor of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[_______].

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors, (1) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, (2) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at such rate as (a) agreed to by the Debtors and the holder of such Claim or (b) determined by the Bankruptcy Court to provide such holder with deferred Cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Allowed Priority Tax Claim, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or (3) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

Priority Tax Claims are impaired by the Plan.  Each holder of an Allowed Priority Tax Claim is entitled to vote to accept or reject the Plan.

4.      DIP Lender Claims

All DIP Lender Claims will be Allowed as provided in the DIP Order.  On the Effective Date, each DIP Lender Claim will be paid, in full and complete satisfaction of such Claim, in Cash in the amount of such Allowed DIP Lender Claim.

Notwithstanding anything otherwise to the contrary, any DIP Lender Claims that do not arise until after the Effective Date will be paid in full by the Reorganized Debtors pursuant to the terms of the DIP Facility.  Without limiting the foregoing, once payments to be made on the Effective Date have been made, the DIP Facility and any agreements or instruments related thereto will be deemed terminated (subject in all respects to the provisions of the DIP Facility that by their terms survive the termination thereof) and the DIP Lenders will take all reasonable actions to confirm the removal of any liens on the properties of the Debtors and their affiliates and their successors.  On the Effective Date, any outstanding letters of credit issued under the DIP Facility will be either cash collateralized, replaced or secured by letters of credit issued under the Exit Facility.  Distributions to holders of Allowed DIP Lender Claims will be made in accordance with Section 8.10 of the Plan.

The Debtors estimate that the amount of Allowed DIP Lender Claims as of an assumed Effective Date of June 30, 2004 will aggregate approximately $[_______].

5.      Class 1 - Other Priority Claims

Other Priority Claims are Claims against a Debtor, other than Administrative Expense Claims or Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.  Such Claims include Claims for (1) accrued employee compensation earned within ninety days prior to commencement of the Chapter 11 Cases to the extent of $4,650 per employee and (2) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,650, less (ii) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the ninety days prior to the Commencement Date.

The Debtors believe that all Other Priority Claims previously have been paid pursuant to orders of the Bankruptcy Court. Accordingly, the Debtors believe that there should be no Allowed Other Priority Claims.

Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date such Other Priority Claims becomes Allowed Claims, or as soon thereafter as is practicable.

Class 1 is impaired by the Plan.  Each holder of an Allowed Other Priority Claim is entitled to vote to accept or reject the Plan.

6.      Class 2 - Secured Tax Claims

Secured Tax Claims are Secured Claims against a Debtor, which, absent their secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

The Debtors estimate that the amount of Allowed Secured Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[_______].

Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, at the sole option of the Reorganized Debtors, each holder of an Allowed Secured Tax Claim will receive, in full and complete settlement, satisfaction and discharge of its Allowed Secured Tax Claim: (1) Cash in an amount equal to such Allowed Secured Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the

Effective Date and the first Business Day after the date that is thirty calendar days after the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or (2) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at such rate as (a) agreed to by the Debtors and the holder of such Claim or (b) determined by the Bankruptcy Court to provide such holder with deferred Cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Allowed Secured Tax Claim, over a period not exceeding six years after the date of assessment of such Allowed Secured Tax Claim, which will begin on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty calendar days after the date such Secured Tax Claim becomes an Allowed Secured Tax Claim.  All Allowed Secured Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due.

Unless otherwise ordered by the Bankruptcy Court, each Allowed Secured Tax Claim in Class 2 will be considered to be a separate subclass within Class 2, and each such subclass will be deemed to be a separate Class for purposes of the Plan.

Class 2 is impaired by the Plan.  Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

7.      Class 3 - Other Secured Claims

Other Secured Claims are Secured Claims against a Debtor, other than Secured Tax Claims.  Secured Claims are Claims against a Debtor (1) to the extent reflected in the Schedules or upon a proof of claim as Secured Claims, which are secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or (2) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code; provided, however, that no Existing Lender Claims will be treated as Secured Claims under the Plan, but will instead receive the specific treatment provided with respect to such Claims in the Plan.

The Debtors estimate that the amount of Allowed Other Secured Claims, other than Claims as to which holders assert rights of setoff, that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[_______].

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors: (1) each Allowed Other Secured Claim will be Reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (2) each holder of an Allowed Other Secured Claim will receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim or (3) the Reorganized Debtors will provide such other treatment in respect of such Claim as will cause such Claim not to be impaired by the Plan.  The Debtors’ failure to object to any such Claim during the pendency of the Chapter 11 Cases will not prejudice, diminish, affect or impair the Reorganized Debtors’ right to contest or defend against such Claim in any lawful manner or forum when and if such Claim is sought to be enforced by the Holder thereof.  Each Other Secured Claim and all Liens lawfully granted or existing on any property of the Estates on the Commencement Date as security for an Other Secured Claim will (1) survive the confirmation and consummation of the Plan, the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and Section 12.03 of the Plan, and the vesting of the property of the Estates in the Reorganized Debtors, (2) remain enforceable against the Reorganized Debtors in accordance with the contractual terms of any lawful agreements enforceable by the Holder of such Claim on the Commencement Date until the Allowed amount of such Claim is paid in full, and (3) remain subject to avoidance by the Reorganized Debtors under the Bankruptcy Code.

Notwithstanding the foregoing, on or as soon as reasonably practicable after the later of the Effective Date and the date that is thirty (30) calendar days after an Other Secured Claim becomes Allowed, Reorganized ACC may elect to provide the holder of an Other Secured Claim with (1) Cash in an amount equal to 100% of the unpaid amount of such Claim, (2) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim, (3) the Collateral securing such Claim, (4) a note with periodic Cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Claim, or (5) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.  In the event Reorganized ACC treats a Claim under clauses (1) or (2) of this paragraph, the Liens securing such Claim will be deemed, and will be, released, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

Unless otherwise ordered by the Bankruptcy Court, each Allowed Other Secured Claim in Class 3 will be considered to be a separate subclass within Class 3, and each such subclass will be deemed to be a separate Class for purposes of the Plan.

Class 3 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

8.      Class 4 - FrontierVision Debtor Group

a.     Class 4(a) - FrontierVision Bank Claims

The FrontierVision Bank Claims are Claims against a Debtor arising under or pursuant to the FrontierVision Credit Agreement.

The FrontierVision Bank Claims will be fixed solely for the purposes of the Plan in the principal amount of $617,312,500 plus the amount, as of the Effective Date, of all fees, costs and other expenses (including, but not limited to, amounts arising in connection with any indemnification obligations) provided for in the FrontierVision Credit Agreement, to the extent such amounts are Allowed.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, an amount in Cash equal to the amount of such Allowed Claim.

Class 4(a) is unimpaired by the Plan.  Each holder of an Allowed FrontierVision Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Due to the pendency of the Prepetition Lender Litigation as of the date of this Disclosure Statement, the Plan provides that no distributions will be made with respect to Bank Claims, the holders of which may be potentially liable for avoidable transfers until (1) such holders of such Claims return to the Debtors, their estates or the Reorganized Debtors any property subject to avoidance recovery, (2) settlement of the Pre-petition Lender Litigation or (3) final judgment in defendants’ favor.  Such distributions will be withheld by the Debtors until one of the foregoing conditions to distribution is met.

b.     Class 4(b) - FrontierVision Notes Claims

FrontierVision Notes Claims are Claims against a Debtor arising under or pursuant to the (1) 11.000% Senior Subordinated Notes due October 15, 2006 issued by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation under that certain Indenture dated as of October 7, 1996 between FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation, as Issuers and Colorado National Bank, as Trustee, (2) 11.875% Series A Senior Notes due September 15, 2007 issued by FrontierVision Holdings, L.P. under that certain Indenture dated as of September 19, 1997 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation, as Issuers, and U.S. Bank National Association, as Trustee or (3) 11.875% Series B Senior Notes due September 15, 2007, issued by FrontierVision Holdings, L.P. under that certain Indenture dated as of December 9, 1998 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation, as Issuers and U.S. Bank National Association, as Trustee.

The FrontierVision Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $543,776,927, of which $528,658,000 represents principal and $15,118,927 of which represents interest accrued through the Commencement Date, plus (2) interest accruing at the non-default rate from the Commencement Date through the Effective Date in the manner and at the rate specified in the FrontierVision Notes Indenture.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Notes Claim will receive, in full and complete satisfaction of such Allowed Claim, a specified number of shares of New Common Stock from the FrontierVision Debtor Group Reserve.  The allocation of shares of New Common Stock to the FrontierVision Debtor Group Reserve will be initially established in the Estimation

Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Notes and the FrontierVision Unsecured Claims are made from the FrontierVision Debtor Group Reserve, the recovery to holders of FrontierVision Notes could be affected by the ultimate resolution of FrontierVision Unsecured Claims.  Resolution of FrontierVision Unsecured Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that FrontierVision Unsecured Claims are Allowed in an amount significantly in excess of  $[_____], the number of shares of New Common Stock received in respect of a FrontierVision Notes Claim may be reduced.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”

Class 4(b) is impaired by the Plan.  Each holder of an Allowed FrontierVision Notes Claim is entitled to vote to accept or reject the Plan.

c.     Class 4(c) - FrontierVision Unsecured Claims

FrontierVision Unsecured Claims are General Unsecured Claims against any of the FrontierVision Debtors.  FrontierVision Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of FrontierVision Unsecured Claims, as reflected in proofs of claim filed by holders of FrontierVision Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple FrontierVision Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple FrontierVision Debtors.  For purposes of the Plan, through the deemed consolidation of the FrontierVision Debtors, Claims that arose prior to the Commencement Date against one or more FrontierVision Debtors are treated as one Claim against the FrontierVision Debtors and guarantee Claims against and among multiple FrontierVision Debtors are eliminated.  The Debtors estimate that the amount of Allowed FrontierVision Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed FrontierVision Unsecured Claims is based upon an analysis of the FrontierVision Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such FrontierVision Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain FrontierVision Unsecured Claims.  The ultimate resolution of FrontierVision Unsecured Claims could result in Allowed FrontierVision Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that FrontierVision Unsecured Claims are Allowed in an amount significantly in excess of the $[_____], the number of shares of New Common Stock received with respect to a FrontierVision Unsecured Claim may be reduced.

Except to the extent that an Allowed FrontierVision Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the FrontierVision Debtor Group Reserve.  The allocation of shares of New Common Stock to the FrontierVision Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed FrontierVision Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed FrontierVision Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 4(c) is impaired by the Plan.  Each holder of an Allowed FrontierVision Unsecured Claim is entitled to vote to accept or reject the Plan.

9.                  Class 5 - Parnassos Debtor Group

a.     Class 5(a) - Parnassos Bank Claims

The Parnassos Bank Claims are Claims against a Debtor arising under or pursuant to the Parnassos Credit Agreement.

The Parnassos Bank Claims will be fixed solely for the purposes of the Plan in the principal amount of $623,000,000 plus the amount, as of the Effective Date, of all fees, costs and other expenses (including, but not limited to, amounts arising in connection with any indemnification obligations) provided for in the Parnassos Credit Agreement, to the extent such amounts are Allowed.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, an amount in Cash equal to the amount of such Allowed Claim.

Class 5(a) is unimpaired by the Plan.  Each holder of an Allowed Parnassos Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Due to the pendency of the Prepetition Lender Litigation as of the date of this Disclosure Statement, the Plan provides that no distributions will be made with respect to Bank Claims, the holders of which may be potentially liable for avoidable transfers until (1) such holders of such Claims return to the Debtors, their estates or the Reorganized Debtors any property subject to avoidance recovery, (2) settlement of the Pre-petition Lender Litigation or (3) final judgment in defendants’ favor.  Such distributions will be withheld by the Debtors until one of the foregoing conditions to distribution is met.

b.     Class 5(b) - Parnassos Unsecured Claims

Parnassos Unsecured Claims are General Unsecured Claims against any of the Parnassos Debtors.  Parnassos Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of Parnassos Unsecured Claims, as reflected in proofs of claim filed by holders of Parnassos Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Parnassos Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Parnassos Debtors.  For purposes of the Plan, through the deemed consolidation of the Parnassos Debtors, Claims that arose prior to the Commencement Date against one or more Parnassos Debtors are treated as one Claim against the Parnassos Debtors and guarantee Claims against and among multiple Parnassos Debtors are eliminated.  The Debtors estimate that the amount of Allowed Parnassos Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed Parnassos Unsecured Claims is based upon an analysis of the Parnassos Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Parnassos Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Parnassos Unsecured Claims. The ultimate resolution of Parnassos Unsecured Claims could result in Allowed Parnassos Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Parnassos Unsecured Claims are Allowed in an amount significantly in excess of  $[_____], the number of shares of New Common Stock received with respect to a Parnassos Unsecured Claim may be reduced.

Except to the extent that an Allowed Parnassos Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the Parnassos Debtor

Group Reserve.  The allocation of shares of New Common Stock to the Parnassos Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed Parnassos Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Parnassos Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 5(b) is impaired by the Plan.  Each holder of an Allowed Parnassos Unsecured Claim is entitled to vote to accept or reject the Plan.

c.     Class 5(c) - Parnassos JV Equity Interests

Parnassos JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by Adelphia Western New York Holdings, L.L.C., Adelphia or any of their Affiliates) arising pursuant to or in connection with (1) the Agreement of Limited Partnership, dated as of December 30, 1998, of Parnassos Communications, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. and TCI Adelphia Holdings, LLC, as amended or supplemented or (2) the Agreement of Limited Partnership, dated as of January 8, 1998, of Western NY Cablevision, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. and TCI Adelphia Holdings, LLC, as amended or supplemented.

On the Effective Date, or as soon thereafter as is practicable, the Parnassos Joint Venture and the Adelphia Western NY Joint Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the Parnassos Joint Venture and the Adelphia Western NY Joint Venture will cease, and the New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “Parnassos Merger”).  On the effective date of the Parnassos Merger, by virtue of the merger and without any action of the New Joint Venture Preferred Securities Issuer or any holder of a Parnassos JV Equity Interest or any other Person, each Allowed Parnassos JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, a specified number of shares of the New Joint Venture Preferred Securities.

Class 5(c) is impaired by the Plan.  Each holder of an Allowed Parnassos JV Equity Interest is entitled to vote to accept or reject the Plan.

10.           Class 6 - Century-TCI Debtor Group

a.     Class 6(a) - Century-TCI Bank Claims

The Century-TCI Bank Claims are Claims against a Debtor arising under or pursuant to the Century-TCI Credit Agreement.

The Century-TCI Bank Claims will be fixed solely for the purposes of the Plan in the principal amount of $1,000,000,000 plus the amount, as of the Effective Date, of all fees, costs and other expenses (including, but not limited to, amounts arising in connection with any indemnification obligations) provided for in the Century-TCI Credit Agreement, to the extent such amounts are Allowed.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, an amount in Cash equal to the amount of such Allowed Claim.

Class 6(a) is unimpaired by the Plan.  Each holder of an Allowed Century-TCI Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Due to the pendency of the Prepetition Lender Litigation as of the date of this Disclosure Statement, the Plan provides that no distributions will be made with respect to Bank Claims, the holders of which may be potentially liable for avoidable transfers until (1) such holders of such Claims return to the Debtors, their estates or the Reorganized Debtors any property subject to avoidance recovery, (2) settlement of the Pre-petition Lender Litigation or (3) final judgment in defendants’ favor.  Such distributions will be withheld by the Debtors until one of the foregoing conditions to distribution is met.

b.     Class 6(b) - Century-TCI Unsecured Claims

Century-TCI Unsecured Claims are General Unsecured Claims against any of the Century-TCI Debtors.  Century-TCI Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of Century-TCI Unsecured Claims, as reflected in proofs of claim filed by holders of Century-TCI Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Century-TCI Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Century-TCI Debtors. For purposes of the Plan, through the deemed consolidation of the Century-TCI Debtors, Claims that arose prior to the Commencement Date against one or more Century-TCI Debtors are treated as one Claim against the Century-TCI Debtors and guarantee Claims against and among multiple Century-TCI Debtors are eliminated.  The Debtors estimate that the amount of Allowed Century-TCI Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed Century-TCI Unsecured Claims is based upon an analysis of the Century-TCI Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Century-TCI Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century-TCI Unsecured Claims. The ultimate resolution of Century-TCI Unsecured Claims could result in Allowed Century-TCI Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Century-TCI Unsecured Claims are Allowed in an amount significantly in excess of the $[_____], the aggregate number of shares of New Common Stock received with respect to a Century-TCI Unsecured Claim may be reduced.

Except to the extent that an Allowed Century-TCI Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the Century-TCI Debtor Group Reserve.  The allocation of shares of New Common Stock to the Century-TCI Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed Century-TCI Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Century-TCI Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 6(b) is impaired by the Plan.  Each holder of an Allowed Century-TCI Unsecured Claim is entitled to vote to accept or reject the Plan.

c.     Class 6(c) - Century-TCI JV Equity Interests

Century-TCI JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by Century Exchange LLC, Adelphia or any of their Affiliates) arising pursuant to or in connection with the Agreement of Limited Partnership, dated as of December 7, 1999, of Century-TCI California Communications, L.P., by and among Century Exchange L.L.C. and TCI California Holdings, L.L.C., as amended or supplemented.

On the Effective Date, or as soon thereafter as is practicable, the Century TCI Joint Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the Century TCI Joint Venture will cease, and New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “Century TCI Merger”).  On the effective date of the Century TCI Merger, by virtue of the merger and without any action of New Joint Venture Preferred Securities Issuer or any holder of a Century TCI JV Equity Interest or any other Person, each Allowed Century TCI JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, a specified number of shares of the New Joint Venture Preferred Securities.

Class 6(c) is impaired by the Plan.  Each holder of an Allowed Century-TCI JV Equity Interest is entitled to vote to accept or reject the Plan.

11.           Class 7 - Century Debtor Group

a.     Class 7(a) - Century Bank Claims

The Century Bank Claims are Claims against a Debtor arising under or pursuant to the Century Credit Agreement.

The Century Bank Claims will be fixed solely for the purposes of the Plan in the principal amount of $2,480,000,000 plus the amount, as of the Effective Date, of all fees, costs and other expenses (including, but not limited to, amounts arising in connection with any indemnification obligations) provided for in the Century Credit Agreement, to the extent such amounts are Allowed.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Century Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, an amount in Cash equal to the amount of such Allowed Claim.

Class 7(a) is unimpaired by the Plan.  Each holder of an Allowed Century Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Due to the pendency of the Prepetition Lender Litigation as of the date of this Disclosure Statement, the Plan provides that no distributions will be made with respect to Bank Claims, the holders of which may be potentially liable for avoidable transfers until (1) such holders of such Claims return to the Debtors, their estates or the Reorganized Debtors any property subject to avoidance recovery, (2) settlement of the Pre-petition Lender Litigation or (3) final judgment in defendants’ favor.  Such distributions will be withheld by the Debtors until one of the foregoing conditions to distribution is met.

b.     Class 7(b) - FPL Notes Claims

FPL Notes Claims are Claims against a Debtor arising under or pursuant to that certain $108,000,000 term Notes dated as of October 1, 1999 issued by Ft. Myers Acquisition Limited Partnership to Olympus and assigned to West Boca Security, Inc.

The FPL Notes Claims will be fixed solely for the purposes of the Plan in the aggregate amount of (1) $127,435,663 of which $108,000,000 represents initial principal and $19,435,663 of which represents additional amounts accrued through the Commencement Date plus (2) interest accruing at the non-default rate from the Commencement Date through the Effective Date in the manner specified in the FPL Note.

On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an FPL Notes Claim (if and to the extent Allowed) will receive, in full and complete satisfaction of such Claim, to the extent Allowed, a specified number of shares of New Common Stock from the Century Debtor Group Reserve.  The allocation of shares of New Common Stock to the Century Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FPL Note and the Century Unsecured Claims are made from the Century Debtor Group Reserve, the recovery to a holder of an FPL Note could be affected by the ultimate resolution of Century Unsecured Claims.  Resolution of Century Unsecured Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Century Unsecured Claims are Allowed in an amount significantly in excess of  $[_____], the number of shares of New Common Stock received in respect of the FPL Note Claim may be reduced.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”

Class 7(b) is impaired by the Plan.  Each holder of an Allowed FPL Notes Claim is entitled to vote to accept or reject the Plan.

c.     Class 7(c) - Century Unsecured Claims

Century Unsecured Claims are General Unsecured Claims against any of the Century Debtors.  Century Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of Century Unsecured Claims, as reflected in proofs of claim filed by holders of Century Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Century Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Century Debtors.  For purposes of the Plan, through the deemed consolidation of the Century Debtors, Claims that arose prior to the Commencement Date against one or more Century Debtors are treated as one Claim against the Century Debtors and guarantee Claims against and among multiple Century Debtors are eliminated.  The Debtors estimate that the amount of Allowed Century Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed Century Unsecured Claims is based upon an analysis of the Century Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Century Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century Unsecured Claims. The ultimate resolution of Century Unsecured Claims could result in Allowed Century Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Century Unsecured Claims are Allowed in an amount significantly in excess of the $[_____], the number of shares of New Common Stock received with respect to an Allowed Century Unsecured Claim may be reduced.

Except to the extent that an Allowed Century Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the Century Debtor Group Reserve.  The allocation of shares of New Common Stock to the Century Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed Century Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Century Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 7(c) is impaired by the Plan.  Each holder of an Allowed Century Unsecured Claim is entitled to vote to accept or reject the Plan.

d.     Class 7(d) - Century / Tele-Media JV Equity Interests

Century / Tele-Media JV Equity Interests are Equity Interests arising pursuant to or in connection with (1) the Second Amended and Restated Limited Partnership Agreement of Tele Media Company of Tri-States, L.P., dated as of December 31, 1997, (2) any capital stock of TMC Holdings Corporation, a Delaware corporation, or (3) the Limited Partnership Agreement dated September 1998 relating to Eastern Virginia Cablevision, L.P., a Delaware partnership.

On the Effective Date, or as soon thereafter as is practicable, the Century / Tele-Media Joint Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the Century / Tele-Media Joint Venture will cease, and the New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “Century / Tele-Media Joint Venture Merger”).  On the effective date of the Century / Tele-Media Joint Venture Merger, by virtue of the merger and without any action of the New Joint Venture Preferred Securities Issuer or any holder of a Century / Tele-Media JV Equity Interest or any other Person, each Allowed Century / Tele-Media JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, a specified number of shares of the New Joint Venture Preferred Securities.

Class 7(d) is impaired by the Plan.  Each holder of an Allowed Century / Tele-Media JV Equity Interest is entitled to vote to accept or reject the Plan.

12.           Class 8 - Arahova Debtor Group

a.     Class 8(a) - Arahova Notes Claims

Arahova Notes Claims are Claims against a Debtor arising under or pursuant to any of those certain:

(1)            9.500% Senior Notes due March 1, 2005 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Fourth Supplemental Indenture, dated as of March 6, 1995;

(2)            8.875% Senior Notes due January 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Fifth Supplemental Indenture, dated as of January 23, 1997;

(3)            8.750% Senior Notes due October 1, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and First Trust of California, as Trustee, as supplemented by a Sixth Supplemental Indenture, dated September 29, 1997;

(4)            8.375% Senior Notes due December 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by an Eighth Supplemental Indenture, dated as of December 10, 1997;

(5)            Zero Coupon Senior Discount Notes due January 15, 2008 issued by Century Communications Corporation under that certain Indenture dated as of January 15, 1998 between Century and First Trust of California, National Association, as Trustee; and

(6)            Zero Coupon Senior Discount Notes due March 15, 2003 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Third Supplemental Indenture, dated as of April 1, 1993, except, in each case, as and to the extent that any of such Notes described in clauses (1) through (6) above comprise Rigas Claims or Equity Interests.

The Arahova Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $1,735,497,754, of which $1,699,168,087 represents principal and $36,329,666 of which represents interest accrued through the Commencement Date plus (2) interest accruing at the non-default rate from the Commencement Date through the Effective Date in the manner specified in the Arahova Notes Indenture.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Notes Claim will receive, in full and complete satisfaction of such Allowed Claim, a specified number of shares of New Common Stock from the Arahova Debtor Group Reserve.  The allocation of shares of New Common Stock to the Arahova Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Arahova Notes Claims and the Arahova Unsecured Claims are made from the Arahova Debtor Group Reserve, the recovery to holders of Arahova Notes Claims could be affected by the ultimate resolution of Arahova Unsecured Claims.  Resolution of Arahova Unsecured Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Arahova Unsecured Claims are Allowed in an amount significantly in excess of  $[_____], the number of shares of New Common Stock received in respect of the Arahova Notes Claims may be reduced.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”

Class 8(a) is impaired by the Plan.  Each holder of an Allowed Arahova Notes Claim is entitled to vote to accept or reject the Plan.

b.     Class 8(b) - Arahova Unsecured Claims

Arahova Unsecured Claims are General Unsecured Claims against any of the Arahova Debtors.  Arahova Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of Arahova Unsecured Claims, as reflected in proofs of claim filed by holders of Arahova Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Arahova Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Arahova Debtors.  For purposes of the Plan, through the deemed consolidation of the Arahova Debtors, Claims that arose prior to the Commencement Date against one or more Arahova Debtors are treated as one Claim against the Arahova Debtors and guarantee Claims against and among multiple Arahova Debtors are eliminated.  The Debtors estimate that the amount of Allowed Arahova Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed Arahova Unsecured Claims is based upon an analysis of the Arahova Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Arahova Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Arahova Unsecured Claims. The ultimate resolution of Arahova Unsecured Claims could result in Allowed Arahova Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Arahova Unsecured Claims are Allowed in an amount significantly in excess of the $[_____], the number of shares of New Common Stock received with respect to an Arahova Unsecured Claim may be reduced.

Except to the extent that an Allowed Arahova Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the Arahova Debtor Group Reserve.  The allocation of shares of New Common Stock to the Arahova Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New

Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed Arahova Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Arahova Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 8(b) is impaired by the Plan.  Each holder of an Allowed Arahova Unsecured Claim is entitled to vote to accept or reject the Plan.

13.           Class 9 - Silo 7A Debtor Group: Silo 7A Unsecured Claims

Silo 7A Unsecured Claims are General Unsecured Claims against any of the Silo 7A Debtors.  Silo 7A Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of Silo 7A Unsecured Claims, as reflected in proofs of claim filed by holders of Silo 7A Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Silo 7A Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Silo 7A Debtors.  For purposes of the Plan, through the deemed consolidation of the Silo 7A Debtors, Claims that arose prior to the Commencement Date against one or more Silo 7A Debtors are treated as one Claim against the Silo 7A Debtors and guarantee Claims against and among multiple Silo 7A Debtors are eliminated.  The Debtors estimate that the amount of Allowed Silo 7A Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed Silo 7A Unsecured Claims is based upon an analysis of the Silo 7A Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Silo 7A Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Silo 7A Unsecured Claims. The ultimate resolution of Silo 7A Unsecured Claims could result in Allowed Silo 7A Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Silo 7A Unsecured Claims are Allowed in an amount significantly in excess of the $[_____], the number of shares of New Common Stock received with respect to a Silo 7A Unsecured Claim may be reduced.

Except to the extent that an Allowed Silo 7A Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Silo 7A Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the Silo 7A Debtor Group Reserve.  The allocation of shares of New Common Stock to the Silo 7A Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed Silo 7A Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Silo 7A Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 9 is impaired by the Plan.  Each holder of an Allowed Silo 7A Unsecured Claim is entitled to vote to accept or reject the Plan.

14.           Class 10 - UCA Subsidiary Debtor Group: UCA Subsidiary Unsecured Claims

UCA Subsidiary Unsecured Claims are General Unsecured Claims against any of the UCA Subsidiary Debtors.  UCA Subsidiary Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of UCA Subsidiary Unsecured Claims, as reflected in proofs of claim filed by holders of UCA Subsidiary Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple UCA Subsidiary Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple UCA Subsidiary Debtors.  For purposes of the Plan, through the deemed consolidation of the UCA Subsidiary Debtors, Claims that arose prior to the Commencement Date against one or more UCA Subsidiary Debtors are treated as one Claim against the UCA Subsidiary Debtors and guarantee Claims against and among multiple UCA Subsidiary Debtors are eliminated.  The Debtors estimate that the amount of Allowed UCA Subsidiary Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed UCA Subsidiary Unsecured Claims is based upon an analysis of the UCA Subsidiary Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such UCA Subsidiary Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain UCA Subsidiary Unsecured Claims. The ultimate resolution of UCA Subsidiary Unsecured Claims could result in Allowed UCA Subsidiary Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that UCA Subsidiary Unsecured Claims are Allowed in an amount significantly in excess of the $[_____], the aggregate number of shares of New Common Stock received with respect to a UCA Subsidiary Debtor Unsecured Claim may be reduced.

Except to the extent that an Allowed UCA Subsidiary Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Subsidiary Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the UCA Subsidiary Debtor Group Reserve.  The allocation of shares of New Common Stock to the UCA Subsidiary Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed UCA Subsidiary Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed UCA Subsidiary Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 10 is impaired by the Plan.  Each holder of an Allowed UCA Subsidiary Unsecured Claim is entitled to vote to accept or reject the Plan.

15.           Class 11 - Olympus Debtor Group

a.     Class 11(a) - Olympus Bank Claims

The Olympus Bank Claims are Claims against a Debtor arising under or pursuant to the Olympus Credit Agreement.

The Olympus Bank Claims will be fixed solely for the purposes of the Plan in the principal amount of $1,265,000,000 plus the amount, as of the Effective Date, of all fees, costs and other expenses (including, but not limited to, amounts arising in connection with any indemnification obligations) provided for in the Olympus Credit Agreement, to the extent such amounts are Allowed.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Olympus Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, an amount in Cash equal to the amount of such Allowed Claim.

Class 11(a) is unimpaired by the Plan.  Each holder of an Allowed Olympus Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Due to the pendency of the Prepetition Lender Litigation as of the date of this Disclosure Statement, the Plan provides that no distributions will be made with respect to Bank Claims, the holders of which may be potentially liable for avoidable transfers until (1) such holders of such Claims return to the Debtors, their estates or the Reorganized Debtors any property subject to avoidance recovery, (2) settlement of the Pre-petition Lender Litigation or (3) final judgment in defendants’ favor.  Such distributions will be withheld by the Debtors until one of the foregoing conditions to distribution is met.

b.     Class 11(b) - Olympus Unsecured Claims

Olympus Unsecured Claims are General Unsecured Claims against any of the Olympus Debtors.  Olympus Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of Olympus Unsecured Claims, as reflected in proofs of claim filed by holders of Olympus Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Olympus Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Olympus Debtors.  For purposes of the Plan, through the deemed consolidation of the Olympus Debtors, Claims that arose prior to the Commencement Date against one or more Olympus Debtors are treated as one Claim against the Olympus Debtors and guarantee Claims against and among multiple Olympus Debtors are eliminated.  The Debtors estimate that the amount of Allowed Olympus Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed Olympus Unsecured Claims is based upon an analysis of the Olympus Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Olympus Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Olympus Unsecured Claims. The ultimate resolution of Olympus Unsecured Claims could result in Allowed Olympus Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that Olympus Unsecured Claims are Allowed in an amount significantly in excess of $[_____], the number of shares of New Common Stock received with respect to an Olympus Unsecured Claim may be reduced.

Except to the extent that an Allowed Olympus Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the Olympus Debtor Group Reserve.  The allocation of shares of New Common Stock to the Olympus Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed Olympus Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Olympus Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 11(b) is impaired by the Plan.  Each holder of an Allowed Olympus Unsecured Claim is entitled to vote to accept or reject the Plan.

16.    Class 12 - UCA Debtor Group

a.     Class 12(a) - UCA Bank Claims

The UCA Bank Claims are Claims against a Debtor arising under or pursuant to the UCA Credit Agreement.

The UCA Bank Claims will be fixed solely for the purposes of the Plan in the principal amount of $831,315,000 plus the amount, as of the Effective Date, of all fees, costs and other expenses (including, but not limited to, amounts arising in connection with any indemnification obligations) provided for in the UCA Credit Agreement, to the extent such amounts are Allowed.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed UCA Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, an amount in Cash equal to the amount of such Allowed Claim.

Class 12(a) is unimpaired by the Plan.  Each holder of an Allowed UCA Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Due to the pendency of the Prepetition Lender Litigation as of the date of this Disclosure Statement, the Plan provides that no distributions will be made with respect to Bank Claims, the holders of which may be potentially liable for avoidable transfers until (1) such holders of such Claims return to the Debtors, their estates or the Reorganized Debtors any property subject to avoidance recovery, (2) settlement of the Pre-petition Lender Litigation or (3) final judgment in defendants’ favor.  Such distributions will be withheld by the Debtors until one of the foregoing conditions to distribution is met.

b.     Class 12(b) - UCA Notes Claims

UCA Notes Claims are Claims against a Debtor arising under or pursuant to those certain 10.625% Senior Notes due November 15, 2006 issued by Olympus Communications, L.P. and Olympus Capital Corporation under that certain Indenture dated as of November 12, 1996 between Olympus Communications, L.P., Olympus Capital Corporation and Bank of Montreal Trust Company, as Trustee.

The UCA Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $212,986,111, of which $200,000,000 represents principal and $12,986,111 of which represents interest accrued through the Commencement Date plus (2) interest accruing at the non-default rate from the Commencement Date through the Effective Date in the manner specified in the UCA Notes Indenture.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Notes Claim will receive, in full and complete satisfaction of such Allowed Claim, a specified number of shares of New Common Stock from the UCA Debtor Group Reserve.  The allocation of shares of New Common Stock to the UCA Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the UCA Notes and the UCA Unsecured Claims are made from the UCA Debtor Group Reserve, the recovery to holders of UCA Notes could be affected by the ultimate resolution of UCA Unsecured Claims.  Resolution of UCA Unsecured Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that UCA Unsecured Claims are Allowed in an amount significantly in excess of  $[_____], the number of shares of New Common Stock received in respect of a UCA Notes Claim may be reduced.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”

Class 12(b) is impaired by the Plan.  Each holder of an Allowed UCA Notes Claim is entitled to vote to accept or reject the Plan.

c.     Class 12(c) - UCA Unsecured Claims

UCA Unsecured Claims are General Unsecured Claims against any of the UCA Debtors.  UCA Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of UCA Unsecured Claims, as reflected in proofs of claim filed by holders of UCA Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple UCA Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple UCA Debtors.  For purposes of the Plan, through the deemed consolidation of the UCA Debtors, Claims that arose prior to the Commencement Date against one or more UCA Debtors are treated as one Claim against the UCA Debtors and guarantee Claims against and among multiple UCA Debtors are eliminated.  The Debtors estimate that the amount of Allowed UCA Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed UCA Unsecured Claims is based upon an analysis of the UCA Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such UCA Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain UCA Unsecured Claims. The ultimate resolution of UCA Unsecured Claims could result in Allowed UCA Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that UCA Unsecured Claims are Allowed in an amount significantly in excess of $[_____], the number of shares of New Common Stock received in respect of a UCA Unreserved Claim may be reduced.

Except to the extent that an Allowed UCA Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), a specified number of shares of New Common Stock from the UCA Debtor Group Reserve.  The allocation of shares of New Common Stock to the UCA Debtor Group Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive New Common Stock, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of New Common Stock within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section V.I.3, titled “Estimation of Claims/Disputed Claims Procedure.”  A holder of an Allowed UCA Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed UCA Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 12(c) is impaired by the Plan.  Each holder of an Allowed UCA Unsecured Claim is entitled to vote to accept or reject the Plan.

d.     Class 12(d) - UCA / Tele-Media JV Equity Interests

UCA / Tele-Media JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by [______], Adelphia or any of their Affiliates) arising pursuant to or in connection with the Second Amended and Restated Limited Partnership Agreement of Tele-Media Investment Partnership, L.P., dated December 4, 1998.

On the Effective Date, or as soon thereafter as is practicable, the UCA / Tele-Media Joint Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the UCA / Tele-Media Joint Venture will cease, and the New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “UCA / Tele-Media Joint Venture Merger”).  On the effective date of the UCA / Tele-Media Joint Venture Merger, by virtue of the merger and without any action of the New Joint Venture Preferred Securities Issuer or any holder of a UCA / Tele-Media JV Equity Interests, or any other Person, each Allowed UCA / Tele-Media JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, a specified number of shares of the New Joint Venture Preferred Securities.

Class 12(d) is impaired by the Plan.  Each holder of an Allowed UCA / Tele-Media JV Equity Interest is entitled to vote to accept or reject the Plan.

17.       Class 13 - ACC / Guarantor Debtor Group

a.     Class 13(a) - ACC Unsecured Claims

ACC Unsecured Claims are General Unsecured Claims against any of the Debtors other than Subsidiary Unsecured Claims.  ACC Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation, (1) the rejection of leases of nonresidential real property and executory contracts, (2) personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, (3) other pre-petition litigation against the Debtors, and (4) Claims of trade vendors, suppliers and service providers.

The Debtors estimate that the aggregate amount of ACC Unsecured Claims, as reflected in proofs of claim filed by holders of ACC Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[_______], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Debtors.  For purposes of the Plan, through the deemed consolidation of the Debtors, Claims that arose prior to the Commencement Date against one or more Debtors are treated as one Claim against the Debtors and guarantee Claims against and among multiple Debtors are eliminated.  The Debtors estimate that the amount of Allowed ACC Unsecured Claims will aggregate approximately $[________].  The Debtors’ estimate of Allowed ACC Unsecured Claims is based upon an analysis of the ACC Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such ACC Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain ACC Unsecured Claims. The ultimate resolution of ACC Unsecured Claims could result in Allowed ACC Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that ACC Unsecured Claims are Allowed in an amount significantly in excess of $[_____], the number of shares of New Common Stock received in respect of an ACC Unsecured Claim may be reduced.

Except to the extent that an Allowed ACC Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (including interest, determined in accordance with Section 8.15 of the Plan), (1) a specified number of shares of New Common Stock from the Holding Company Debtor Group Stock Reserve, as determined from time to time in accordance with Section IX of the Plan, and (2) [_________] in Contingent Value Series A-2 Interests allocable to the aggregate of all ACC Unsecured Claims.  A holder of an Allowed ACC Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed ACC Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 13(a) is impaired by the Plan.  Each holder of an Allowed ACC Unsecured Claim is entitled to vote to accept or reject the Plan.

b.     Class 13(b) - ACC Senior Notes Claims

ACC Senior Notes Claims are Claims against a Debtor arising under or pursuant to those certain:

(1)            9-7/8% Senior Debentures due March 1, 2003, issued by ACC under that certain Indenture dated as of March 11, 1993 , and amended and restated as of May 11, 1993, between ACC and Bank of Montreal Trust Company, as Trustee;

(2)            9-1/2% Senior Pay-In-Kind Notes due February 15, 2004, issued by ACC under that certain Indenture dated as of February 22, 1994 between ACC and the Bank of Montreal Trust Company, as Trustee, as supplemented by the First Supplemental Indenture, dated as of May 1, 1994;

(3)            9-7/8% Senior Notes due March 1, 2007, issued by ACC under that certain Indenture dated as of February 26, 1997 between ACC and Bank of Montreal Trust Company, as Trustee;

(4)            10-1/2% Senior Notes due July 15, 2004, issued by ACC under that certain Indenture dated as of July 7, 1997 between ACC and Bank of Montreal Trust Company, as Trustee;

(5)            9-1/4% Senior Notes due October 1, 2002, issued by ACC under that certain Indenture dated as of September 25, 1997 between ACC and Bank of Montreal Trust Company, as Trustee;

(6)            8-3/8% Senior Notes due February 1, 2008, issued by ACC under that certain Indenture dated as of January 21, 1998 between ACC and Bank of Montreal Trust Company, as Trustee, as supplemented by the First Supplemental Indenture dated as of November 12, 1998;

(7)            8-1/8% Senior Notes due July 15, 2003 issued by ACC under that certain Indenture dated as of July 2, 1998 between ACC and Bank of Montreal Trust Company, as Trustee;

(8)            7-1/2% Senior Notes due January 15, 2004 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as Trustee;

(9)            7-3/4% Senior Notes due January 15, 2009 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as Trustee;

(10)      7-7/8% Senior Notes due May 1, 2009 issued by ACC under the Senior Notes Indenture dated as of January 13 1999, as supplemented by the First Supplemental Indenture dated as of April 28, 1999 between ACC and the Bank of Montreal Trust Company, as Trustee;

(11)      9-3/8% Senior Notes due November 15, 2009 issued by ACC under the Senior Notes Indenture, as supplemented by the Second Supplemental Indenture dated as of November 16, 1999, between ACC and Harris Trust Company, as Trustee;

(12)      10-7/8% Senior Notes due October 15, 2010, issued by ACC the Senior Notes Indenture, as supplemented by the Third Supplemental Indenture dated as of September 20, 2000, between ACC and The Bank of New York, as Trustee;

(13)      10-1/4% Senior Notes due June 15, 2011 issued by ACC under the Senior Notes Indenture, as supplemented by the Fourth Supplemental Indenture dated as of June 12, 2001, between ACC and The Bank of New York, as Trustee; and

(14)      10-1/4% Senior Notes due November 1, 2006 issued by ACC under the Senior Notes Indenture, as supplemented by the Fifth Supplemental Indenture dated as of October 25, 2001, between ACC and The Bank of New York, as Trustee;

except, in each case, as and to the extent that any of such Notes described in clauses (1) through (14) above comprise Rigas Claims or Equity Interests.

The ACC Senior Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $5,109,693,748, of which $4,936,847,118 represents principal and $172,846,630 of which represents interest accrued through the Commencement Date plus (2) interest accruing at the non-default rate from the Commencement Date through the Effective Date in the manner specified in the Senior Notes Indenture.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Senior Notes Claim will receive, in full and complete satisfaction of such Allowed Claim, (1) a specified number of shares of New Common Stock from the Holding Company Debtor Group Stock Reserve, as determined from time to time in accordance with Section IX of the Plan and in enforcement of the Subordination Provisions, and (2) [_______] in Contingent Value Vehicle Series A-1 Interests.

Because distributions in respect of both the ACC Senior Notes and the ACC Unsecured Claims (and, to the extent the ACC Senior Notes receive Payment in Full, the ACC Subordinated Notes) are made from the Holding Company Debtor

Group Stock Reserve, the recovery to holders of ACC Senior Notes (and the ACC Subordinated Notes) could be affected by the ultimate resolution of ACC Unsecured Claims.  Resolution of ACC Unsecured Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement. To the extent that ACC Unsecured Claims are Allowed in an amount significantly in excess of  $[_____], the number of shares of New Common Stock received in respect of an ACC Senior Notes Claim may be reduced.

Class 13(b) is impaired by the Plan.  Each holder of an Allowed ACC Senior Notes Claim is entitled to vote to accept or reject the Plan.

c.     Class 13(c) - ACC Subordinated Notes Claims

ACC Subordinated Notes Claims are Claims against a Debtor arising under or pursuant to those certain (1) 6.0% Convertible Subordinated Notes due February 15, 2006 issued by ACC under that certain Indenture dated as of January 23, 2001 between ACC and The Bank of New York, as Trustee, as Trustee (except, as and to the extent any such Notes comprise Rigas Claims or Equity Interests) and (2) 3.25% Convertible Subordinated Notes due May 1, 2021 issued by ACC under that certain Indenture dated as of as of January 22, 2001 between ACC and The Bank of New York, as Trustee, as Trustee (except, as and to the extent any such Notes comprise Rigas Claims or Equity Interests).

The ACC Subordinated Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $1,458,990,625, of which $1,437,500,000 represents principal and $21,490,625 of which represents interest accrued through the Commencement Date plus (2) to the extent allowable, interest accruing at the non-default rate from the Commencement Date through the Effective Date in the manner specified in the ACC Subordinated Notes Indenture.

In accordance with and in enforcement of the subordination provisions of the indentures relating to the ACC Subordinated Notes (the “Subordination Provisions”), all distributions which the holders of Subordinated Notes Claims would otherwise be entitled to receive under the Plan on account of the ACC Subordinated Notes will be delivered to the Holders of the Allowed ACC Senior Notes Claims pursuant to Section 4.28(c) of the Plan.  Notwithstanding the Subordination Provisions, each Holder of an Allowed ACC Subordinated Note Claim will be entitled to receive and retain, on account of such Claim, its ratable share of [__________] Contingent Value Vehicle Series B Interests.

Regardless of whether Class 13(c) or any individual holder of an ACC Subordinated Notes Claim has accepted the Plan, the Subordination Provisions will be enforced, without exception, through the consummation of the Plan as to (1) the distributions with respect to ACC Senior Notes Claims from the ACC Notes Distribution and (2) except with respect to the ACC Subordinated Notes Distribution, any and all other distributions or property that the holders of Allowed ACC Subordinated Note Claims are, would or might otherwise be entitled to receive from the Debtors or the Estates or in the Chapter 11 Cases on account of ACC Subordinated Notes Claims.  Pursuant to the Subordination Provisions, all such portions of the ACC Notes Distribution and, except for the ACC Subordinated Notes Distribution, other distributions and property will be delivered directly to the holders of ACC Senior Notes Claims by means of the distribution procedures provided for in Section 8.08 of the Plan.

Class 13(c) is impaired by the Plan.  Each holder of an Allowed ACC Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

d.     Class 13(d) - Notes Existing Securities Law Claims

Notes Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Senior Note or any ACC Subordinated Note or any Subsidiary Note.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Notes Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s pro rata share of [_______] Contingent Value Vehicle Series C Interests.

Class 13(d) is impaired by the Plan.  Each holder of an Allowed Notes Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

e.     Class 13(e) - ACC Series B Preferred Stock Interests

ACC Series B Preferred Stock Interests are Equity Interests arising pursuant to or in connection with the 13% Series B Redeemable Cumulative Exchangeable Preferred Stock issued by ACC, except as and to the extent any such security comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s pro rata share of [_______] Contingent Value Vehicle Series D Interests.

Class 13(e) is impaired by the Plan.  Each holder of an Allowed ACC Series B Preferred Stock Interest is entitled to vote to accept or reject the Plan.

f.      Class 13(f) - ACC Series B Preferred Stock Existing Securities Law Claims

ACC Series B Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series B Preferred Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s pro rata share of [________] Contingent Value Vehicle Series E Interests.

Class 13(f) is impaired by the Plan.  Each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

g.     Class 13(g) - ACC Series D Preferred Stock Interests

ACC Series D Preferred Stock Interests are Equity Interests arising pursuant to or in connection with the 5.5% Series D Convertible Preferred Stock issued by ACC, except as and to the extent any such security comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s pro rata share of [_______] Contingent Value Vehicle Series F Interests.

Class 13(g) is impaired by the Plan.  Each holder of an Allowed ACC Series D Preferred Stock Claim is entitled to vote to accept or reject the Plan.

h.     Class 13(h) - ACC Series D Preferred Stock Existing Securities Law Claims

ACC Series D Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series D Preferred Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s pro rata share of [________] Contingent Value Vehicle Series G Interests.

Class 13(h) is impaired by the Plan.  Each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

i.      Class 13(i) - ACC Series E and F Preferred Stock Interests

ACC Series E and F Preferred Stock Interests are Equity Interests arising pursuant to or in connection with (1) the 7.5% Series E Mandatory Convertible Preferred Stock issued by ACC; and (2) the 7.5% Series F Mandatory Convertible Preferred Stock issued by ACC, except, in each case, as and to the extent any such Equity Interest comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s pro rata share of [______] Contingent Value Vehicle Series H Interests.

Class 13(i) is impaired by the Plan.  Each holder of an Allowed ACC Series E and F Preferred Stock Interest is entitled to vote to accept or reject the Plan.

j.      Class 13(j) - ACC Series E and F Preferred Stock Existing Securities Law Claims

ACC Series E and F Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series E and F Preferred Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s pro rata share of [________] Contingent Value Vehicle Series I Interests.

Class 13(j) is impaired by the Plan.  Each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

k.     Class 13(k) - ACC Common Stock Interests and ACC Common Stock Existing Securities Law Claims

ACC Common Stock Interests are Equity Interests in a Debtor arising pursuant to or in connection with shares of Class A Common Stock or shares of Class B Common Stock, except, in each case, as and to the extent any such Equity Interest comprises Rigas Claims or Equity Interests.

ACC Common Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Common Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Interest and Allowed ACC Common Stock Existing Securities Law Claim, as applicable, will receive, in full and complete satisfaction of such Allowed Claim or Allowed Equity Interest, such Allowed Claim or Allowed Equity Interest’s pro rata share of [_________] Contingent Value Vehicle Series J Interests.

Class 13(k) is impaired by the Plan.  Each holder of an Allowed ACC Common Stock Interest or of an Allowed ACC Common Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

18.       Class 14 - Convenience Claims

a.     Class 14(a) - Subsidiary Convenience Claims

A Subsidiary Convenience Claim is a General Unsecured Claim, other than an ACC Unsecured Claim, that is (1) Allowed in an amount of $[_______] or less or (2) Allowed in an amount greater than $[_______] but which is reduced to $[_______] by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot; provided, however, that any Subsidiary Unsecured Claim that was originally Allowed in excess of $[_______] may not be subdivided into multiple Subsidiary Unsecured Claims of $[_______] or less for purposes of receiving treatment as a Convenience Claim.

Pursuant to the Plan, each holder of an Allowed Subsidiary Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to the lesser of (1) [__] multiplied by the Allowed amount of such Convenience Claim or (2) $[_______]; provided, however, that if the holders of Allowed Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of such Allowed Convenience Claims will be treated as holders of Allowed Claims in the class to which they would otherwise belong; provided further, however, that in such event any election by a holder of an Allowed Subsidiary Convenience Claim to reduce the amount of its Allowed Claim to $[_______] will be null and void.

b.     Class 14(b) - ACC Convenience Claims

An ACC Convenience Claim is an ACC Unsecured Claim that is (1) Allowed in an amount of $[_______] or less or (2) Allowed in an amount greater than $[_______] but that is reduced to $[_______] by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot; provided, however, that any ACC Unsecured Claim that was originally Allowed in excess of $[_______] may not be subdivided into multiple ACC Unsecured Claims of $[_______] or less for purposes of receiving treatment as a Convenience Claim.

Pursuant to the Plan, each holder of an Allowed ACC Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to the lesser of (1) [__] multiplied by the Allowed amount of such Convenience Claim or (2) $[_______]; provided, however, that if the holders of Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed ACC Convenience Claims will be treated as holders of Allowed Claims in the classes to which they would otherwise belong; provided further, however, that in such event any election by a holder of an Allowed ACC Convenience Claim to reduce the amount of its Allowed Claim to $[_______] will be null and void.

19.       Class 15 - Intercompany Claims

An Intercompany Claim is a Claim relating to an intercompany transfer of value by a Debtor, an Affiliate of a Debtor, or a non-Debtor Subsidiary to a Debtor, Affiliate of a Debtor, or non-Debtor Subsidiary except as and to the extent any such Intercompany Claim is a Joint Venture Interest, or a Rigas Claim or Equity Interest.  Intercompany Claims are calculated by netting each Debtor’s intercompany payables and receivables against each other and then, within a Debtor Group, adding together the Intercompany Claims of Debtors within the Debtor Group with positive net balances and separately adding together the Intercompany Claims of Debtors within the Debtor Group with negative net balances.  These two sets of balances are not offset against each other.

Pursuant to the Plan, and in consideration for the benefits provided under the Plan, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims will be (in connection with the Restructuring Transactions contemplated by the Plan or otherwise) (1) Reinstated, in full or in part, and/or (2) discharged and satisfied, in full or in part.  All Claims held by any Debtor against any Non-Debtor Subsidiary or by any Non-Debtor Subsidiary against any Debtor will be reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as determined by the Reorganized Debtors in their sole discretion.

20.       Class 16 - Rigas Claims or Equity Interests

A Rigas Claim or Equity Interest is (1) any Claim against or Equity Interest in any of the Debtors held by a Rigas Person, including any Claims arising from the rejection of a Rigas Agreement, and (2) any Claim against or Equity Interest in any of the Debtors, including with respect to an Existing Security, which Claim or Equity Interest (including with respect to an Existing Security) was owned beneficially or of record at any time by a Rigas Person, except to the extent that the Claim or Equity Interest (including with respect to an Existing Security) is held by a Person who can demonstrate that it is a “protected purchaser” within the meaning of Article 8 of the New York Uniform Commercial Code and not a Person from whom property or value may be recovered under Section 550 of the Bankruptcy Code.  To the extent a Claim or Equity Interest may be included in both Class 16 and another Class, such Claim or Equity Interest will be deemed to be included in Class 16.

Each holder of a Rigas Claim or Equity Interest will receive no distribution under the Plan with respect to such Rigas Claim or Equity Interest.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of such Rigas Claims or Equity Interests are conclusively presumed to reject the Plan and the votes of such holders will not be solicited with respect to such Rigas Claims or Equity Interests.  The Plan will not create any right of any holder of a Rigas Claim or Equity Interest to assert such Claim or Equity Interest against any of the Debtors’ insurance policies.

21.       Class 17 - ACC Other Equity Interests

An ACC Other Equity Interest is any Equity Interest issued by ACC, except in each case for (1) ACC Existing Preferred Stock, (2) ACC Common Stock, (3) Joint Venture Interests and (4) Rigas Claims or Equity Interests.

Each holder of an ACC Other Equity Interest will receive no distribution under the Plan with respect to such ACC Other Equity Interest.  In accordance with section 1126(g) of the Bankruptcy Code, the holders of such ACC Other Equity Interests are conclusively presumed to reject the Plan and the votes of such holders will not be solicited with respect to such ACC Other Equity Interests.

C.            SUMMARY OF OTHER PROVISIONS OF THE PLAN

1.              Effectuation of Compromise and Settlement

[TO FOLLOW]

2.              Distributions Under the Plan.

a.     Distributions.

Any payment of Cash made by the Disbursing Agent pursuant to the Plan may, at the Disbursing Agent’s option, be made by check drawn on a domestic bank or wire transfer.  Notwithstanding anything otherwise to the contrary, in the sole discretion of the Debtors or Reorganized Debtors, any distribution of Plan Securities under the Plan may be made by means of the book entry transfer facilities of the Depository Trust Company as an alternative to delivery of physical certificates or instruments representing such Plan Securities.  Any distribution made pursuant to the immediately preceding sentence will be made to the account of the holder of the Claim or Equity Interest entitled to receive such Plan Securities hereunder or to the account of an agent authorized to receive securities on behalf of such holder.  In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

Subject to Bankruptcy Rule 9010, all distributions under the Plan to holders of Allowed Claims in Classes 1, 2, 3, 4(c), 5(b), 6(b), 7(b), 7(c), 8(b), 9, 10, 11(b), 12(c), 13(a), 14(a) and 14(b) will be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of [____], unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules of the Plan.  In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided, however, that, at the expiration of one year from the Effective Date, such distributions will be deemed unclaimed property and will be treated in accordance with Section 8.16 of the Plan and Article IX of the Plan.

Distributions for the benefit of the holders of the Claims in Classes 4(b), 8(a), 12(b), 13(b) and 13(c) will be made, in the discretion of the Disbursing Agent, to (1) the Indenture Trustee with respect to the notes or debentures underlying such Claims or (2) through the facilities of the Depository Trust Company for the benefit of the holders of such Claims.  If a distribution with respect to a Claim in Classes 4(b), 8(a), 12(b), 13(b) or 13(c) is made to an Indenture Trustee, such Indenture Trustee will, in turn, promptly administer the distribution to the holders of Allowed Claims in such Class in accordance with the Plan and the applicable Indenture.

Until such time as the Existing Lender Avoidance Actions (which are the claims, avoidance, equitable subordination, recovery and other actions relating to, challenging the validity of or arising from the Existing Lender Claims including, without limitation, the claims, avoidance, equitable subordination, recovery and other actions in connection with the case styled Adelphia Communications Corp. et al. v. Bank of America et al. which is currently pending before the Bankruptcy Court) may be dismissed pursuant to a Final Order, no distributions will be made under the Plan with respect to any Existing Lender Claims in respect of which there is potential liability for avoidable transfers under the Bankruptcy Code or other applicable law unless (1) the holders of such Existing Lender Claims return to the Debtors, Reorganized Debtors or the Estates, as applicable, any property subject to an avoidance recovery under the Bankruptcy Code or other applicable law, (2) the Bankruptcy Court approves pursuant to a Final Order under Rule 9019 a compromise and settlement entered into among the Debtors and the holders of the Existing Lender Claims with respect to the Existing Lender Avoidance Actions; or (3) a Final Order is entered in defendants’ favor in connection with the Existing Lender Avoidance Actions.  Any distributions withheld pursuant to Section 8.09(a) of the Plan will be subject to redistribution by the Debtors on behalf of other Classes of Claims and Equity Interests hereunder, as and to the extent any Existing Lender Claim with respect to which such distribution was allocated is disallowed, or otherwise so ordered by the Bankruptcy Court pursuant to a Final Order.  Any distributions to be made for the benefit of the holders of the Existing Lender Claims after application of Section 8.09(a) of the Plan will be made to the Administrative Agent under the Credit Facility relating to such Existing Lender Claim as of the Effective Date (the “Administrative Agent”) or as otherwise agreed by ACC and such holder.  The Administrative Agent will, in turn, promptly administer the distribution to the holders of the Existing Lender Claims with respect to which it acts as Administrative Agent.  No distributions will be made under the Plan, whether as a result of indemnification rights or otherwise, with respect to an Existing Lender Claim to the extent such Existing Lender Claim is not Allowed.

Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will not be distributed until the notification and waiting periods applicable under such Act to such entity will have expired or been terminated.

Distributions for the benefit of the holders of the DIP Lender Claims will be made to the DIP Agent as of the Effective Date or as otherwise agreed by ACC and such holder.  The DIP Agent will, in turn, promptly administer the distribution to the holders of the DIP Lender Claims.

A distribution pursuant to Article VIII of the Plan to the DIP Agent, the Indenture Trustees or the Administrative Agent (each, an “Agent”) will be deemed equivalent to a distribution under the Plan directly to the holders of the Allowed Claims that such Agent represents under the applicable Indenture or Credit Agreement giving rise to such Claims.  The Agents will not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such parties are so otherwise ordered, all costs and expenses of procuring any such bond or surety will be paid by the Reorganized Debtors.  After the Effective Date, the reasonable fees and expenses of the Agents incurred in connection with the distribution described in Section 8.11 of the Plan will be paid by the Reorganized Debtors.

Except to the extent evidenced by electronic book entry or as may be otherwise agreed to in writing by the Debtors or the Reorganized Debtors, as a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being Reinstated or being left unimpaired under the Plan.  Any holder of such instrument or note that is not otherwise excluded from the requirements of the immediately preceding sentence and that fails to (1) surrender such instrument or note, or (2) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.  Any distribution so forfeited will become property of the Reorganized Debtors.

All distributions of New Common Stock, New Joint Venture Preferred Securities or Cash to the creditors of each of the Debtors under the Plan will be made by, or on behalf of, the applicable Reorganized Debtor.

As and to the extent (1) a Claim with respect to interest will be Allowed and (2) all Claims within the Debtor Group in which such Claim is included that are senior to such Claim are to receive Payment in Full, all Subsidiary Unsecured Claims and ACC Unsecured Claims will include a Claim for interest accruing from the Commencement Date until the Effective Date at the non-default rate payable under the agreement or instrument giving rise to such Claim, as and to the extent enforceable, or, to the extent no such agreement or instrument exists or is enforceable, then at the rate payable on federal judgments as of the Effective Date.  Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Facility or a post-petition agreement in writing between the Debtors and a Claimholder, post-petition interest will not accrue or be paid on Claims or Equity Interests, and no holder of a Claim or Equity Interest will be entitled to interest accruing on or after the Commencement Date on any Claim, right or Equity Interest.  Additionally, and without limiting the foregoing, interest will not accrue or be paid on any Disputed Claim or Disputed Equity Interest in respect or the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

All distributions under the Plan that are unclaimed for a period of one year after distribution thereof (or an attempt to effect such distribution) in accordance with the Plan will be deemed unclaimed property under section 347(b) of the Bankruptcy Code (the “Unclaimed Property”).  Unclaimed Property will be forfeited by any holder of a Claim originally entitled thereto hereunder, whereupon all right, title and interest in and to the Unclaimed Property will immediately and irrevocably be available for future distributions to holders of Allowed Claims or Allowed Equity Interests hereunder in accordance with Article IX of the Plan and the holder of the Allowed Claim or Allowed Equity Interest previously entitled to such Unclaimed Property will cease to be entitled thereto and any entitlement of any holder of any Claim or Equity Interest to such distributions will be extinguished and forever barred.

As at the close of business on the Distribution Record Date, the claims register and stock transfer books will be closed, and there will be no further changes in the record holder of any Claim or Equity Interest.  The Reorganized Debtors and any party responsible for making distributions pursuant to Section 8.03 of the Plan will have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date.  The Reorganized Debtors and any party responsible for making distributions pursuant to Section 8.03 of the Plan will instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Record Date, provided, however, that, notwithstanding anything otherwise to the contrary, the Reorganized Debtors and any party responsible for making distributions pursuant to Section 8.03 of the Plan will also be authorized, in their sole discretion, to effect any distribution under the Plan through the book-entry transfer facilities of The Depositary Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of such distribution.

The Debtors may, but will not be required to, set off against any Claim or Equity Interest (for purposes of determining the Allowed amount of such Claim or Equity Interest on which distribution will be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim or Equity Interest, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder will constitute a waiver or release by the Debtors of any such claim the Debtors may have against the holder of such Claim or Equity Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

To the extent a Reorganized Debtor receives a distribution of New Joint Venture Preferred Securities as part of the Plan, such Reorganized Debtor will contribute the New Joint Venture Preferred Security to the New Joint Venture Preferred Security Issuer as a capital contribution.

b.     Disbursing Agent.

All distributions under the Plan will be made by the Disbursing Agent.  The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by the Reorganized Debtors.  The Disbursing Agent will not be responsible for making distributions on account of Contingent Value Vehicle Interests.

The Disbursing Agent will be empowered to (1) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (2) make all distributions contemplated hereby, (3) employ professionals to represent it with respect to its responsibilities, and (4) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

3.              Treatment of Executory Contracts and Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counterparty to such contract or lease agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.  The Debtors currently intend to assume all of their franchise agreements.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity other than Rigas Agreements will be deemed assumed by the Debtors, as of the Effective Date, except for any executory contract or unexpired lease (1) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date and for which the motion was filed prior to the Confirmation Date, (2) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (3) that is specifically designated as a contract or lease to be rejected on Schedule 10.01(a) to be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend such Schedule 10.01(a) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed or rejected.  The Debtors will provide notice of any amendments to such Schedule 10.01(a) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on such Schedule 10.01(a) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

Each Rigas Agreement as to which any of the Debtors is a party will be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Rigas Agreement (1) has been previously assumed by the Debtors by order of the Bankruptcy Court, (2) is the subject of a motion to assume pending on or before the Effective Date, (3) is listed on Schedule 10.01(b) of the Plan as an assumed Rigas Agreement to be filed with the Plan Supplement, or (4) is otherwise assumed pursuant to the terms of the Plan.

Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections and assumptions contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract, unexpired lease and Rigas Agreement assumed pursuant to Sections 10.01(a) and 10.01(b) of the Plan will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.  The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract, unexpired lease or Rigas Agreement.

Each executory contract and unexpired lease that is assumed will include (1) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (2) in respect of agreements relating to premises, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

The provisions (if any) of each executory contract or unexpired lease to be assumed under the Plan which is or may be in default will be satisfied solely by Cure.  In the event of a dispute regarding (1) the nature or the amount of any Cure, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, Cure will occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

Notwithstanding anything otherwise to the contrary, (1) nothing contained herein or in the Plan will constitute or be deemed to constitute a waiver or relinquishment of any right of the Debtors and Reorganized Debtors to object to any Cure and the Debtors and Reorganized Debtors will retain, reserve and be entitled to assert any objection or legal or equitable defense to any Cure, and (2) if a dispute relating to a Cure remains unresolved or is resolved in a manner that the Debtors or Reorganized Debtors determine, in their sole discretion, does not promote the interests of the Debtors, Reorganized Debtors or the Estates, then the Debtors will be entitled to reject the executory contract, unexpired lease or Rigas Agreement to which such Cure dispute relates.

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to the Plan, the Debtors will, consistent with the requirements of section 365 of the Bankruptcy Code, following the Effective Date, file and serve on parties to executory contracts or unexpired leases to be assumed and other parties in interest a notice (the “Cure Notice”) listing the proposed Cure (including amounts of compensation for actual pecuniary loss) to be paid in connection with the assumption of all executory contracts or unexpired leases to be assumed.  The parties to such executory contracts or unexpired leases to be assumed will have until thirty days following service of the Cure Notice to object in writing to the Cure proposed by the Debtors, and to propose an alternative Cure.  In the event that no objection is timely filed, the applicable party will be deemed to have consented to the Cure proposed (including amounts of compensation for actual pecuniary loss) by the Debtors and will be forever enjoined and barred from seeking any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code from the Debtors, the Estates, Reorganized ACC or any other Reorganized Debtor.  If an objection is timely filed with respect to an executory contract or unexpired lease, the Bankruptcy Court will hold a hearing to determine the amount of any disputed cure amount not settled by the parties.  Notwithstanding anything otherwise to the contrary, at all times through the date that is five Business Days after the Bankruptcy Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors and Reorganized ACC will be authorized to reject such executory contract or unexpired lease by notice to the non-debtor party to such executory contract or unexpired lease.

If the rejection by the Debtors pursuant to the Plan of an unexpired lease or executory contract results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, or such entities’ properties unless a proof of claim is filed with the Court and served upon counsel to the Debtors within thirty days after service of the earlier of (1) notice of the entry of the Confirmation Order or (2) other notice that the executory contract or unexpired lease has been rejected.

Except as set forth on Schedules 10.01(a) and 10.01(b) of the Plan, any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws or agreements entered into any time prior to the Commencement Date will be limited to the reimbursement of current directors, officers, and/or employees, other than Culpable Individuals or Rigas Persons, for legal fees and expenses and will continue as obligations of the Reorganized Debtors.  Other than as set forth in the preceding sentence, nothing herein or in the Plan will be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations will be rejected pursuant to the Plan.

All savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers’ compensation programs and life, disability, directors and officers liability, and other insurance plans are treated as executory contracts under the Plan and will, on the Effective Date, be deemed assumed by the Debtors in the form then currently in force in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code; provided, however, that such programs will not be continued for the benefit of, and will be deemed rejected with respect to, Culpable Individuals.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.

4.              Conditions Precedent to Effectiveness of the Plan

The Plan will not become effective unless and until the following conditions are satisfied or waived pursuant to the Plan:

(1)                   the Confirmation Order, in form and substance acceptable to the Debtors, has been entered and has become a Final Order;

(2)                   the Exit Facility has been executed and delivered consistent with Section 6.05 of the Plan;

(3)                   the Plan Documents to be entered into (rather than assumed) by the Reorganized Debtors have been entered and delivered;

(4)                   the Reorganized Debtors have sufficient Cash on hand and/or a financing commitment with respect to an Exit Facility to make timely distributions under the Plan;

(5)                   all actions, documents, and agreements necessary to implement the Plan have been effected or executed;

(6)                   the Debtors will have received certification of audited, restated financial statements with respect to the Debtors’ fiscal years 1999, 2000 and 2001; certification of audited financial statements with respect to the Debtor’s fiscal years 2002 and 2003 and final unaudited financial statements for each fiscal quarter of the Debtors in 2004 ending at least 45 days prior to the Effective Date;

(7)                   as and to the extent that the Managed Cable Entities are not assets of the Estates, the Debtors have been subrogated to the rights and remedies of the Existing Lenders with respect to the Managed Cable Entities and with respect to any Rigas Persons that are guarantors with respect to any Existing Lender Claims; and

(8)                   the Debtors have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation, or order.

The Debtors, in their sole discretion and to the extent not prohibited by applicable law, may waive any one or more of the conditions precedent to effectiveness of the Plan set forth above.

In the event that one or more of the conditions set forth above have not occurred on or before 180 days after the Confirmation Date (or such later date as may be identified by the Debtors in a notice filed with the Bankruptcy Court not later than 170 days after the Confirmation Date), (1) the Confirmation Order will be vacated; (2) no distributions under the Plan will be made; (3) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and (4) the Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

5.              Implementation and Effect of Confirmation of the Plan

a.     Binding Effect

The Plan will be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Equity Interests, and their respective assigns, including the Reorganized Debtors.

b.     Avoidance and Recovery Actions

From and after the Effective Date, the Reorganized Debtors will have the right to prosecute any Avoidance Actions (which are any Causes of Action against Persons arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including preference and/or fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Actions) that belong to the Debtors or Debtors in Possession other than such avoidance or recovery actions included in the Designated Litigation against parties to the Compromise and Settlements under Section 6.04 of the Plan.  The Debtors are currently reviewing and analyzing the bases for any Avoidance Actions that could be brought on behalf of the Debtors and the Estates, and will make determinations in the course of this review and analysis as to whether there is a basis and whether it is appropriate under the circumstances to pursue any such Avoidance Actions.

c.     Vesting of Assets

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Debtors will vest in the Reorganized Debtors or the Contingent Value Vehicle, as applicable, free and clear of all claims, Liens, encumbrances, charges, and other interests, except as provided in the Plan or in the Confirmation Order.  From and after the Effective Date, the Reorganized Debtors and the Contingent Value Vehicle, as applicable, may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein or in the Plan.  Without limiting the foregoing, pursuant to section 1123(b)(3) of the Bankruptcy Code, except for Designated Litigation, which will be transferred to the Contingent Value Vehicle, and any Causes of Action expressly waived by the Debtors pursuant to the terms of the Plan, the Reorganized Debtors will retain and will have the exclusive right, in their discretion, to enforce against any Person any and all Causes of Action of the Debtors, including, without limitation, all Avoidance Actions (other than those Avoidance Actions described in the definition of Designated Litigation in the Plan, which are (1) the Existing Lender Avoidance Actions, (2) the Deloitte Litigation, (3) the Rigas Litigation, (4) all Avoidance Actions and other claims against insiders and (5) any other Avoidance Actions designated from time to time by the Debtors or Reorganized Debtors by notice filed with the Bankruptcy Court except as and to the extent otherwise waived by the Debtors pursuant to the Plan, which will be transferred to the Contingent Value Vehicle).  The resolution of such Avoidance Actions (other than those Avoidance Actions described in the definition of Designated Litigation which will be transferred to the Contingent Value Vehicle) not resolved as of the Confirmation Date will be the responsibility of the Reorganized Debtors’ senior management, subject to further direction from Reorganized ACC’s Board of Directors.

d.     Discharge

Upon the Effective Date and in consideration of the rights afforded in the Plan and the payments and distributions to be made hereunder, except as otherwise provided herein or in the Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date of any kind, nature, or description whatsoever, including any accrued interest.  Except as otherwise provided herein or in the Plan, upon the Effective Date, all such holders of Claims and Equity Interests and their affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors or the Reorganized Debtors, or against any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

e.     Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in, any or all of the Debtors, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, with respect to any such Claims or Equity Interests, as of the Confirmation Date but subject to the occurrence of the Effective Date, from (1) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates, the Contingent Value Vehicle or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (2) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estates, the Contingent Value Vehicle or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (3) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates, the Contingent Value Vehicle or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (4) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (5) taking any actions to interfere with the implementation or consummation of the Plan and (6) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan, such as commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to the Plan; provided, however, that nothing contained herein or in the Plan will preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

The Confirmation Order will permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 12.07 and 12.08 of the Plan.

f.      Releases

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors-in-Possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to

Section 12.07 of the Plan, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or its Estate or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against the following persons (the “Released Parties”):  (1) the current directors, officers and employees of the Debtors, except for any claim for money borrowed from or owed to the Debtors or its subsidiaries by any such directors, officers or employees; (2) any former directors of the Debtors who were not directors of the Debtors on or at any time prior to the Commencement Date; (3) the Debtors’ Professionals, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (4) the DIP Agent in its capacity as such; and (5) except with respect to the Designated Litigation, the Indenture Trustees, the Disbursing Agent, the Statutory Committees and their members, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), and professionals of the foregoing, in each case acting in such capacity, provided, however that in no event will any Culpable Individuals or Rigas Persons be Released Parties and no Culpable Individuals or Rigas Persons will receive or be deemed to receive any release under the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, (1) each holder of a Claim or Equity Interest that voted to accept the Plan and (2) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Equity Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, the Exit Facility, the Plan Securities and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein or in the Plan and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement against the Released Parties.

Notwithstanding anything to the contrary, (1) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in Section 12.07 of the Plan will not release any non-Debtor entity from any liability arising under (x) the Tax Code or any state, city or municipal tax code, (y) the environmental laws of the United States or any state, city or municipality, or (z) any criminal laws of the United States or any state, city or municipality; (2) the releases provided for in Section 12.07 of the Plan will not release any non-Debtor entity from any liability to the SEC; and (iii) the releases provided in Section 12.07 of the Plan will not release any Culpable Individual or Rigas Person from any liability whatsoever.  Notwithstanding any provision of the Plan or any document or order associated therewith, in accordance with 18 U.S.C. § 3613(e), nothing will be deemed to waive, release, discharge, affect, or terminate any liability of, debt of or Claim against Debtors, the Reorganized Debtors, or any non-Debtor in connection with any criminal action or criminal proceeding by the United States concerning conduct at any time by the Debtors (or their agents or present or former employees) or by the Reorganized Debtors (or their agents or present or former employees), and nothing herein or in the Plan will release the Debtors, the Reorganized Debtors, or any non-Debtor from the criminal laws of the United States.

g.     Exculpation and Limitation of Liability

None of the Debtors, the Disbursing Agent, the Reorganized Debtors, the Statutory Committees and their members, the Indenture Trustees, or any of their respective current or former members, partners, officers, directors, employees, advisors, professionals, affiliates, or agents and advisors of any of the foregoing (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons, but solely in their capacities as such) will have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, without limitation, the Chapter 11 Cases, the negotiation and execution of the Plan, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court.  The foregoing parties will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Nothing in Section 12.08 of the Plan will (1) be construed as a release of any entity’s fraud, gross negligence, malpractice, or willful misconduct with respect to matters set forth in Section 12.08 of the Plan or (2) limit the liability of attorneys for the Debtors, the Reorganized Debtors, the Committee and its members and the Indenture Trustees to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

h.     Retention of Causes of Action / Reservation of Rights

Except as specifically provided in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or which a Reorganized Debtor (or the Statutory Committees to the extent a Statutory Committee has been authorized to act on the Debtors’ behalf) may choose to assert on behalf of the Estates or itself in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (1) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against a Debtor, a Reorganized Debtor, or any of their officers, directors, or representatives; (2) the avoidance of any transfer by or obligation of the Estates or the Debtors or the recovery of the value of such transfer; (3) the turnover of any property of the Estates; and/or (4) Claims against other third parties, including without limitation, those parties listed on a schedule in the Plan Supplement.

Nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that a Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan.  The Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

The Plan contemplates distributions with respect to Existing Lender Claims in amounts estimated to result in satisfaction in full of such Claims.  In recognition of this treatment, as and to the extent that the Managed Cable Entities are not assets of the Estates as of the Effective Date, confirmation of the Plan will effect the subrogation of the Reorganized Debtors as of the Effective Date to the rights and remedies of the Existing Lenders with respect to the Managed Cable Entities and with respect to any Rigas Persons that are guarantors with respect to any Existing Lender Claims.

6.              Contingent Value Vehicle

a.     Establishment of the Contingent Value Vehicle.

Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Contingent Value Vehicle will be established as a separate entity and become effective pursuant to the Contingent Value Vehicle Agreement for the benefit of Allowed Claims and Allowed Equity Interests in Classes 13(a), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), and 13(k), in their capacity as Contingent Value Vehicle Beneficiaries.  The Contingent Value Vehicle Agreement will contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Contingent Value Vehicle as a liquidating trust for federal income tax purposes.  The terms of the Contingent Value Vehicle may be amended by the Contingent Value Vehicle Trustee to the extent necessary to ensure that the Contingent Value Vehicle will not become subject to the Exchange Act.

All parties (including the Debtors, the Contingent Value Vehicle Trustee and holders of Allowed Claims and Allowed Equity Interests in Classes 13(a), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), and 13(k)) will execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Contingent Value Vehicle.  The Contingent Value Vehicle will be deemed created and effective on the Effective Date.  On the Effective Date, the Debtors and the Contingent Value Vehicle Trustee will establish the Litigation Prosecution Fund to pay certain of the costs and expenses associated with the administration of the Contingent Value Vehicle and execute the Litigation Support Agreement.

b.     Appointment of Contingent Value Vehicle Trustee.

The Contingent Value Vehicle Trustee will be designated by the Debtors, subject to the approval of the Bankruptcy Court.  The Contingent Value Vehicle Trustee will be independent of the Debtors.  The Debtors will file a notice on a date that is not less than ten days prior to the Confirmation Hearing designating the Person who it has selected as Trustee and seeking approval of such designation.  If approved by the Bankruptcy Court, the Person so designated will become the Contingent Value Vehicle Trustee on the Effective Date upon its acceptance of the appointment and its execution of the Contingent Value Vehicle Agreement.  In addition to its fiduciary duties to the Contingent Value Vehicle Beneficiaries under applicable law, the Contingent Value Vehicle Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Contingent Value Vehicle Agreement.

c.     Transfer of Designated Litigation to the Contingent Value Vehicle.

On the Effective Date, the Debtors will transfer and will be deemed to have irrevocably transferred to the Contingent Value Vehicle, for and on behalf of the Contingent Value Vehicle Beneficiaries, with no reversionary interest in the Debtors, the Designated Litigation.  Upon such transfer, the Debtors, the Disbursing Agent and the Reorganized Debtors will have no other further rights or obligations with respect to the Designated Litigation or the Contingent Value Vehicle except to the extent (1) relating to the Litigation Prosecution Funds as provided in the Plan, (2) provided in the Litigation Support Agreement, and (3) relating to the right of the Reorganized Debtors to assert a claim or Cause of Action underlying the Designated Litigation for purposes of setoff.  On the Effective Date, the Debtors and the Contingent Value Vehicle Trustee will execute the Litigation Support Agreement. Notwithstanding anything otherwise to the contrary, neither the Contingent Value Vehicle nor the Contingent Value Vehicle Trustee will have or acquire any Claim or Cause of Action against the Debtors or Reorganized Debtors in connection with the Plan, nor will the Contingent Value Vehicle or the Contingent Value Vehicle Trustee prosecute any Claim or Cause of Action against the Debtors or Reorganized Debtors.

Claims of any Person (other than DIP Lender Claims) that may be asserted in response to Designated Litigation, including, but not limited to Defensive Claims, will be and hereby are discharged pursuant to section 1141 of the Bankruptcy Code and Article 12 of the Plan.

For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Contingent Value Vehicle Trustee and the Contingent Value Vehicle Beneficiaries) will treat the transfer of assets to the Contingent Value Vehicle in accordance with the terms of the Plan, as a transfer by the Debtors to the holders of Allowed Claims or Equity Interests in Classes 13(a), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), and 13(k), followed by a transfer by such holders to the Contingent Value Vehicle and the Contingent Value Vehicle Beneficiaries will be treated as the grantors and owners thereof.

In connection with the above-described rights and causes of action, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) (any such privilege or immunity, a “Privilege”) will be transferred to the Contingent Value Vehicle and will vest in the Contingent Value Vehicle Trustee and its representatives, and the Debtors, the Debtors in Possession and the Contingent Value Vehicle Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges.  Notwithstanding anything otherwise to the contrary, any waiver or relinquishment of any Privilege, or action that could result in any waiver or relinquishment of any Privilege, will require the prior written consent of Reorganized ACC.

d.     Contingent Value Vehicle Interests.

The Contingent Value Vehicle Trustee will maintain a registry of the holders of Contingent Value Vehicle Interests.  Contingent Value Vehicle Interests will be uncertificated and represented solely by registry of the Contingent Value Vehicle Trustee and will not be transferable except upon the death of the Contingent Value Vehicle Beneficiary or by operation of law.

The Contingent Value Vehicle will terminate no later than the fifth anniversary of the Effective Date; provided, however, that, on or prior to the date three months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Contingent Value Vehicle if it is necessary to the prosecution of the Designated Litigation.

Notwithstanding the foregoing, multiple extensions may be obtained so long as Bankruptcy Court approval is obtained at least three months prior to the expiration of each extended term and the Contingent Value Vehicle.

All recoveries with respect to the Designated Litigation will first be used to repay the Litigation Prosecution Fund and to pay all amounts due under the Litigation Support Agreement.  Such amounts will be paid in full prior to any distribution of proceeds of the Contingent Value Vehicle to Contingent Value Vehicle Beneficiaries.

Distributable Proceeds will be allocated to holders of Contingent Value Vehicle Interests in accordance with the treatment and distribution provisions of Section 7.04 of the Plan, regardless of the actual source of such proceeds and notwithstanding any otherwise applicable contractual subordination provisions.  Additional provisions relating to distributions will be provided in the Contingent Value Vehicle Agreement, which will be included in the Plan Supplement.

Distributions of Distributable Proceeds with respect to the Contingent Value Vehicle follow the absolute priority rule established by the Bankruptcy Code and enforce applicable contractual and legal subordination provisions.  Accordingly, the Contingent Value Vehicle Trustee will allocate Distributable Proceeds in the following manner with respect to Contingent Value Vehicle Beneficiaries:

(1)   first priority: each dollar (or portion thereof) of Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series A-1 and Series A-2 Interests until an amount with respect to the Contingent Value Vehicle Series A-1 Interests equal to the CVV Series A-1 Liquidation Preference and an amount with respect to the Contingent Value Vehicle Series A-2 Interests equal to the CVV Series A-2 Liquidation Preference has been distributed;

(2)   second priority: after the payment in full of the CVV Series A-1 Liquidation Preference and CVV Series A-2 Liquidation Preference, the remaining Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series B Interests until the CVV Series B Liquidation Preference will have been paid in full;

(3)   third priority: after the payment in full of the CVV Series B Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series C Interests until the CVV Series C Liquidation Preference will have been paid in full;

(4)   fourth priority: after the payment in full of the CVV Series C Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series D Interests until the CVV Series D Liquidation Preference will have been paid in full;

(5)   fifth priority: after the payment in full of the CVV Series D Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series E Interests until the CVV Series E Liquidation Preference will have been paid in full;

(6)   sixth priority: after the payment in full of the CVV Series E Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series F Interests until the CVV Series F Liquidation Preference will have been paid in full;

(7)   seventh priority: after the payment in full of the CVV Series F Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series G Interests until the CVV Series G Liquidation Preference will have been paid in full;

(8)   eighth priority: after the payment in full of the CVV Series G Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series H Interests until the CVV Series H Liquidation Preference will have been paid in full;

(9)   ninth priority: after the payment in full of the CVV Series H Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series I Interests until the CVV Series I Liquidation Preference will have been paid in full; and

(10) tenth priority: after Payment in Full of all Allowed ACC Series E and F Preferred Stock Existing Securities Law Claims, each dollar (or portion thereof) of all remaining Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series J Interests to be shared on a pro rata basis.

e.     Litigation, Responsibilities of Contingent Value Vehicle Trustee.

The Contingent Value Vehicle Trustee will have full authority to take any steps necessary to administer the Contingent Value Vehicle Agreement, including without limitation, the duty and obligation to liquidate Contingent Value Vehicle assets, to administer any cash received in connection therewith (including pursuant to a services agreement with the Reorganized Debtors), to make distributions therefrom in accordance with the provisions of the Plan and to pursue and settle any Designated Litigation.  The Contingent Value Vehicle Trustee, upon direction by the Contingent Value Vehicle Board and the exercise of their collective reasonable business judgment, will, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Contingent Value Vehicle, make timely distributions and not unduly prolong the duration of the Contingent Value Vehicle.  The liquidation of the Contingent Value Vehicle Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise.  The Contingent Value Vehicle Trustee, upon direction by the Contingent Value Vehicle Board, will have the absolute right to pursue or not to pursue any and all Designated Litigations as it determines is in the best interests of the Contingent Value Vehicle Beneficiaries, and consistent with the purposes of the Contingent Value Vehicle, and will have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence.  The Contingent Value Vehicle Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets to Cash and will be reimbursed in accordance with the provisions of the Contingent Value Vehicle Agreement.

The Contingent Value Vehicle Trustee will have the power (1) to prosecute for the benefit of the Contingent Value Vehicle all claims, rights and causes of action transferred to the Contingent Value Vehicle (whether such suits are brought in the name of the Contingent Value Vehicle or otherwise); and (2) to otherwise perform the functions and take the actions provided for or permitted herein or in the Plan or in any other agreement executed by the Contingent Value Vehicle Trustee pursuant to the Plan.  Any and all proceeds generated from such claims, rights, and causes of action will be the property of the Contingent Value Vehicle.

All costs and expenses associated with the administration of the Contingent Value Vehicle, including those rights, obligations and duties described in the Plan, will be the responsibility of and paid by the Contingent Value Vehicle.

The Contingent Value Vehicle may retain such law firms, accounting firms, experts, advisors, consultants, investigators or other professionals as it may deem necessary (collectively, the “CVV Professionals”), in its sole discretion on reasonable terms and conditions of employment or retention, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the prosecution of the Designated Litigation and the liquidation and distribution of Contingent Value Vehicle assets.

For federal income tax purposes, it is intended that the Contingent Value Vehicle be classified as a liquidating trust under section 301.7701-4(d) of the Treasury Regulations and that such trust is owned by its beneficiaries.  Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Designated Litigation and then contributed such interests to the Contingent Value Vehicle.

The Contingent Value Vehicle Trustee will be responsible for filing all federal, state and local tax returns for the Contingent Value Vehicle.  The Contingent Value Vehicle Trustee will provide the Contingent Value Vehicle Beneficiaries with copies of annual, audited financial statements, with such copies to be made available on an Internet website to be maintained by the Contingent Value Vehicle Trustee and notice of which will be given by the Contingent Value Vehicle Trustee to such Contingent Value Vehicle Beneficiaries.

f.      Valuation of Assets.

As soon as possible after the Effective Date, but in no event later than thirty days thereafter, the Contingent Value Vehicle Board will determine the value of the assets transferred to the Contingent Value Vehicle, based on the good faith determination of the Contingent Value Vehicle Board, which determination will be subject to the approval of the Reorganized Debtors, such approval not to be unreasonably withheld or delayed.  The Contingent Value Vehicle Board will inform the Contingent Value Vehicle Trustee of such determination in writing, and the Contingent Value Vehicle Trustee will apprise, in writing, the beneficiaries of the Contingent Value Vehicle of such valuation.  The valuation will be used consistently by all parties (including the Debtors, the Reorganized Debtors, the Contingent Value Vehicle Trustee and the beneficiaries of the Contingent Value Vehicle) for all federal income tax purposes.

g.     Investment Powers.

The right and power of the Contingent Value Vehicle Trustee to invest assets transferred to the Contingent Value Vehicle, the proceeds thereof, or any income earned by the Contingent Value Vehicle, will be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 7.04 of the Plan) in Cash; provided, however, that (1) the scope of any such permissible investments will be limited to include only those investments, or will be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (2) the Contingent Value Vehicle Trustee may expend the assets of the Contingent Value Vehicle (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Contingent Value Vehicle or fees and expenses in connection with litigation), (iii) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan or the Contingent Value Vehicle Agreement and (iv) to prosecute the Designated Litigation; and provided further that, under no circumstances, will the Contingent Value Vehicle segregate the assets of the Contingent Value Vehicle on the basis of classification of the holders of Contingent Value Vehicle Interests, other than with respect to distributions to be made on account of Contingent Value Vehicle Interests in accordance with the provisions of the Plan.

h.     Annual Distribution; Withholding.

The Contingent Value Vehicle Trustee will distribute at least annually to the holders of Contingent Value Vehicle Interests all net cash income plus all Distributable Proceeds from the Designated Litigation; provided, however, that the Contingent Value Vehicle may retain such amounts (1) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation; (2) to pay reasonable administrative expenses (including any taxes imposed on the Contingent Value Vehicle or in respect of the assets of the Contingent Value Vehicle); (3) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan or the Contingent Value Vehicle Agreement; and (4) to prosecute the Designated Litigation. All such distributions will be pro rata based on the number of Contingent Value Vehicle Interests held by a holder compared with the aggregate number of Contingent Value Vehicle Interests outstanding, subject to the terms of the Plan and the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Contingent Value Vehicle Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

i.      Reporting Duties.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Contingent Value Vehicle Trustee of a private letter ruling if the Contingent Value Vehicle Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Contingent Value Vehicle Trustee), the Contingent Value Vehicle Trustee will file returns for the Contingent Value Vehicle as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a).  The Contingent Value Vehicle Trustee will also annually send to each Contingent Value Vehicle Beneficiary a separate statement setting forth the Contingent Value Vehicle Beneficiary’s share of items of income, gain, loss, deduction or credit and will instruct all such Contingent Value Vehicle Beneficiaries to report such items on their federal income tax returns.

Allocations of Contingent Value Vehicle taxable income will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein or in the Plan) if, immediately prior to such deemed distribution, the Contingent Value Vehicle had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Contingent Value Vehicle Interests, taking into account all prior and concurrent distributions from the Contingent Value Vehicle (including all distributions held in escrow pending the resolution of Disputed Claims).  Similarly, taxable loss of the Contingent Value

Vehicle will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Designated Litigation.  The tax book value of the Designated Litigation for this purpose will equal the fair market value of the Designated Litigation on the Effective Date or, if later, the date such assets were acquired by the Contingent Value Vehicle, adjusted in either case in accordance with tax accounting principles prescribed by the Tax Code, the regulations and other applicable administrative and judicial authorities and pronouncements.

The Contingent Value Vehicle Trustee will file (or cause to be filed) any other statements, returns or disclosures relating to the Contingent Value Vehicle that are required by any governmental unit.

j.      Net Contingent Value Vehicle Recovery/Assignment of Claims.

Notwithstanding anything contained in the Plan to the contrary, in the event that a defendant in a litigation brought by the Contingent Value Vehicle Trustee for and on behalf of the Contingent Value Vehicle (1) is required by a Final Order to make payment to the Contingent Value Vehicle (the “Judgment Amount”); and (2) is permitted by a Final Order to assert a right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a “Valid Setoff”), (i) such defendant will be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (ii) neither the Contingent Value Vehicle, nor the Contingent Value Vehicle Beneficiaries nor any Person acting on their behalf will be entitled to assert a claim against the Debtors or the Reorganized Debtors with respect to the Valid Setoff.  Nothing in Section 7.10(a) of the Plan or elsewhere in the Plan will be construed to expand any party’s setoff rights under applicable law.

Notwithstanding anything contained in the Plan to the contrary, in the event that a compromise and settlement of a Designated Litigation or a Final Order with respect to a Designated Litigation provides for a waiver, subordination or disallowance of a defendant’s Claim or Claims against one or more of the Debtors, for purposes of computing amounts of distributions, (1) such defendant will be deemed to have assigned such Claim or Claims and right to receive distributions in accordance with the Plan to the Contingent Value Vehicle; (2) the Disbursing Agent will make distributions with respect to such Allowed Claims to the Contingent Value Vehicle; and (3) such defendant will not be entitled to receive distributions from the Contingent Value Vehicle on account thereof.

k.     Contingent Value Vehicle Board

The Contingent Value Vehicle Board will be comprised of three members which will be selected by the persons designated as members of the initial Board of Directors of Reorganized ACC pursuant to Section 11.02(a) of the Plan.  The members of the Contingent Value Vehicle Board will be qualified, impartial and disinterested, and their identities will be disclosed in a notice to be filed on or before the date of the Confirmation Hearing.  The Contingent Value Vehicle Trustee will consult regularly with the Contingent Value Vehicle Board when carrying out the purpose and intent of the Contingent Value Vehicle.  Members of the Contingent Value Vehicle Board will be entitled to compensation in accordance with the Contingent Value Vehicle Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Contingent Value Vehicle Board.  Reimbursement of the reasonable and necessary expenses of the members of the Contingent Value Vehicle Board and their compensation to the extent provided for in the Contingent Value Vehicle Agreement will be payable by the Contingent Value Vehicle.

In the case of an inability or unwillingness of any member of the Contingent Value Vehicle Board to serve, such member will be replaced by designation of the remaining members of the Contingent Value Vehicle Board.  If any position on the Contingent Value Vehicle Board remains vacant for more than thirty days, such vacancy will have to be filled within fifteen days thereafter by the designation of the Contingent Value Vehicle Trustee without the requirement of a vote by the other members of the Contingent Value Vehicle Board.

Upon the certification by the Contingent Value Vehicle Trustee that all assets of the Contingent Value Vehicle have been distributed, abandoned or otherwise disposed of, the members of the Contingent Value Vehicle Board will have to resign their positions, whereupon they will be discharged from further duties and responsibilities.

The Contingent Value Vehicle Board will, by majority vote, approve all settlements of Designated Litigation which the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board may propose, provided, however, that (1) no member of the Contingent Value Vehicle Board may cast a vote with respect to any Designated Litigation to which it or its employer or Affiliate is a party; and (2) the Contingent Value Vehicle Trustee may seek Bankruptcy Court approval of a settlement of Designated Litigation if the Contingent Value Vehicle Board fails to act on a proposed settlement of such Designated Litigation within thirty days of receiving notice of such proposed settlement by the Contingent Value Vehicle Trustee or as otherwise determined by the Contingent Value Vehicle Trustee.  The Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Trustee to settle any Designated Litigation so long as such settlement is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board; provided, however, that such settlement is not the result of gross negligence, bad faith or fraud of the Contingent Value Vehicle Board.

The Contingent Value Vehicle Board may remove the Contingent Value Vehicle Trustee in its discretion.  In the event the requisite approval is not obtained, the Contingent Value Vehicle Trustee may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Contingent Value Vehicle Trustee, the Contingent Value Vehicle Board will, by majority vote, designate a person to serve as successor Contingent Value Vehicle Trustee.

Notwithstanding anything to the contrary in the Plan, none of the Contingent Value Vehicle Trustee, the Contingent Value Vehicle Board nor any of its members, Contingent Value Vehicle Professionals or any duly designated agent or representatives of any such party will be liable for the act, default or misconduct of the Contingent Value Vehicle Trustee or any other member of the Contingent Value Vehicle Board, nor will the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board be liable for anything other than such Person’s own gross negligence or willful misconduct.  The Contingent Value Vehicle Trustee and the Contingent Value Vehicle Board may, in connection with the performance of their duties, and in their sole and absolute discretion, consult with the Contingent Value Vehicle Professionals, and will not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions.  If the Contingent Value Vehicle Trustee or the Contingent Value Vehicle Board determines not to consult with the Contingent Value Vehicle Professionals, they will not be deemed to impose any liability on the of the Contingent Value Vehicle Trustee or the Contingent Value Vehicle Board (as applicable), or the members and/or designees thereof.

The Contingent Value Vehicle Board will govern its proceedings through the adoption of by-laws, which the Contingent Value Vehicle Board may adopt by majority vote.  No provision of such by-laws will supersede any express provision of the Plan.

VII.

CONFIRMATION OF THE PLAN

A.            SOLICITATION OF VOTES

In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 1, 2, 4(b), 4(c), 5(b), 6(b), 7(b), 7(c), 8(a), 8(b), 9, 10, 11(b), 12(b), 12(c), 13(a), 13(b), 13(c), 13(d), 13(f), 13(h), 13(j), 13(k), 14(a) and 14(b) of the Plan and the Equity Interests in Classes 5(c), 6(c), 7(d), 12(d), 13(e), 13(g) and 13(i) of the Plan are Impaired, and the holders of Allowed Claims and Equity Interests in each of these Classes are entitled to vote to accept or reject the Plan.  Claims in Classes 3, 4(a), 5(a), 6(a), 7(a), 11(a) and 12(a) of the Plan are Unimpaired, and the holders of Allowed Claims in each of these Classes are deemed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.  The holders of Claims and Equity Interests in Classes 16 and 17 of the Plan will not receive any distributions under the Plan and are deemed to have rejected the Plan.  Claims in Class 15 of the Plan are comprised under and disregarded for purposes of voting on the Plan.  As a result, holders of Intercompany Claims are not entitled to vote.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Any creditor in an Impaired Class: (1) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as contingent, unliquidated or disputed); or (2) who filed a proof of claim on or before the Bar Date or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan.  For a discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, see the Disclosure Statement Order, attached to this Disclosure Statement as Exhibit B.

Any holder of an Equity Interest, whose Equity Interest is not the subject of an objection, is entitled to vote on the Plan.

B.            THE CONFIRMATION HEARING

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing.  The confirmation hearing in respect of the Plan has been scheduled for ____________, 2004, commencing at ____a.m. Eastern Time (the “Confirmation Date”), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States District Court for the Southern District of New York, Room 621 Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.  The confirmation hearing may be adjourned from time to time by the Debtors without further notice except for an announcement of the adjourned date made at the confirmation hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector.  Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before _________, 2004 at ____p.m., Eastern Time.  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.  Further confirmation procedures are set forth in the Confirmation Hearing Pre-Trial Order attached to this Disclosure Statement as Exhibit I.

C.            CONFIRMATION

At the confirmation hearing the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are satisfied.  Among the requirements for confirmation of a plan are that the plan is: (1) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class; (2) feasible; and (3) in the “best interests” of creditors and stockholders that are impaired under the plan.

1.              Acceptance

The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of eligible claims of that class that actually vote.  Acceptance of a plan by a class of interests requires that the plan be accepted by at least two-thirds in amount of the allowed interests in the class held by holders of such interests that actually vote.  Acceptance of the Plan need only be solicited from holders of

Claims and Equity Interests whose Claims and Equity Interests belong to a Class that is impaired and not deemed to have accepted or rejected the Plan.  For a discussion on voting and voting procedures, see Sections I.A and I.B, titled “Holders of Claims and Equity Interests Entitled to Vote” and “Voting Procedures,” respectively.

If any impaired Class of Claims or Equity Interests entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126(c) and (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 1127 of the Plan or undertake to seek Bankruptcy Court confirmation of the Plan under section 1129(b) of the Bankruptcy Code, or both.  With respect to Impaired Classes of Claims or Equity Interests that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.  The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

2.              Confirmation Standards

a.     Overview

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.  Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•         the plan complies with the applicable provisions of the Bankruptcy Code;

•         the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•         the plan has been proposed in good faith and not by any means forbidden by law;

•         any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

•         the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan.  The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy, and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain and the nature of any compensation for such insider;

•         with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•         each class of claims or interests has either accepted the plan or is not impaired under the plan;

•         except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

•         if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•         confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the “cram down” of Classes not receiving any distribution under the Plan, the Debtors believe that:

•         the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•         the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•         the Plan has been proposed in good faith.

Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

b.     Best Interests of Holders of Claims and Interests

The “best interests” standard requires that the Bankruptcy Court find either:

•         that all members of each Impaired Class have accepted the Plan; or

•         that each holder of an allowed Claim or Equity Interest of each Impaired Class of Claims or Equity Interests will receive or retain on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

The first step in ascertaining whether the Debtors meet this standard is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in a chapter 7 liquidation case.  The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case.  This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the liquidation of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

As discussed in the Debtors’ Liquidation Analysis attached to this Disclosure Statement as Exhibit E, the Debtors have determined that confirmation of the Plan will provide each creditor and interest holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.  See the Debtors’ Liquidation Analysis for a further discussion of how the Plan satisfies the “best interests” test.

c.     Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan.  Under the terms of the Plan, the Allowed Claims potentially being paid in whole or part in cash are Administrative Expense Claims, Fee Claims, Priority Tax Claims, DIP Lender Claims, Other Priority Claims, Secured Tax Claims, Other Secured Claims, ACC Convenience Claims and Existing Lender Claims.  The Debtors have estimated that the total amount of these cash payments is $__________ and expect sufficient liquidity from cash on hand and the Exit Facility to fund these cash payments as and when they become due.  See Section VI, titled “The Plan of Reorganization,” relating to the classification and treatment of Claims and Equity Interests under the Plan.

The Debtors have prepared detailed financial projections, set forth more fully in Exhibit D, that describe, among other things, the financial feasibility of the Plan.  Adelphia’s management believes that the projected cash flow reflected in Exhibit D together with available borrowings are sufficient to satisfy all of the Reorganized Debtors’ future interest, capital expenditure and other obligations during this period.  Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.  See Section XI, titled “Risk Factors,” relating to some of the risks that could affect the ability of the Reorganized Debtors to repay their post-Effective Date indebtedness, including their ability to access refinancing if future cash flows are insufficient to allow them to do so.

3.              Cram Down

CRAM DOWN BY DEBTORS The Debtors intend to seek to cram down the Plan on any Class of Claims and Equity Interests in Impaired Classes that vote against or are deemed to reject the Plan.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the Plan.  The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

Under the “cram down” provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•         the plan does not discriminate unfairly with respect to each non-accepting impaired class;

•         the plan is fair and equitable with respect to each non-accepting impaired class; and

•         at least one impaired class has accepted the plan.

These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior impaired class of claims or interests unless the claims or interests in that senior impaired class are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law.  A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan.  By establishing separate Classes for the holders of each type of Claim or Equity Interest and by treating each holder of a Claim or Equity Interest in each Class similarly, the Plan has been structured in order to satisfy the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured claims, unsecured claims or equity interests.  In general, section 1129(b) of the Bankruptcy Code permits confirmation of a plan despite non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule.  This rule requires that the dissenting class be paid in full before a junior class may receive anything under the plan.  The Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders as follows:

•         Secured Creditors.  Either: (1) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (2) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (3) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clauses (1) and (2) above.

•         Unsecured Creditors.  Either: (1) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim; or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•         Equity Interests.  Either: (1) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the interest; or (2) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the Bankruptcy Code requires that a debtor demonstrate that no class senior to a non-accepting impaired class will receive more than payment in full on its claims.

If all of the applicable requirements for confirmation of the Plan are satisfied as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims or Equity Interests have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the “cram down” procedures in accordance with section 1129(b) of the Bankruptcy Code.  The Debtors believe that the Plan satisfies the “cram down” requirements of the Bankruptcy Code, but there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the “cram down” procedures.

D.            CONSUMMATION

The Plan will be consummated on the Effective Date. As used in this Disclosure Statement, the “Effective Date” means the first business day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 13.01 of the Plan, have been satisfied or waived by the Debtors pursuant to Section 13.04 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet these conditions, see Section VI, titled “The Plan of Reorganization,” above.

The Plan will be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

VIII.

CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED ACC

AND THE OTHER REORGANIZED DEBTORS

Pursuant to the Plan, on the Effective Date, the management, control and operation of Reorganized ACC and the other Reorganized Debtors will be the general responsibility of the boards of directors of Reorganized ACC and the other Reorganized Debtors.

A.            BOARDS OF DIRECTORS AND MANAGEMENT

1.              Reorganized ACC

a.     Board of Directors

The initial Board of Directors of Reorganized ACC will consist of nine (9) directors, including Reorganized ACC’s Chief Executive Officer.  The names of the members of such initial board of directors will be disclosed not later than ten (10) days prior to the date of  the Confirmation Hearing. The members of the initial board of directors will serve in accordance with applicable non-bankruptcy law and the Reorganized ACC Certificate of Incorporation and Reorganized ACC Bylaws, as the same may be amended from time to time.

b.     Officers

It is anticipated that the officers of Reorganized ACC immediately prior to the Effective Date will serve as the initial officers of Reorganized ACC commencing on the Effective Date. These officers will serve in accordance with applicable non-bankruptcy law, any applicable employment agreements with Reorganized ACC and the Reorganized ACC Certificate of Incorporation and Reorganized ACC Bylaws, as the same may be amended from time to time.

Following the March 2003 appointment of William T. Schleyer and Ron Cooper as Chief Executive Officer and President, respectively, of ACC, Adelphia implemented substantial changes in its formerly centralized management structure.  Adelphia now manages its cable systems through a combination of limited centralized management and five locally managed regional cable systems.  Locally and regionally focused cable system management reduces expenses through the consolidation of marketing and support functions and the placement of more experienced management teams at the local and regional level.  Locally and regionally focused operations also increase the speed and effectiveness of Adelphia’s new product and services deployment, enhancing its ability to increase the number of its subscribers and revenue.

It is anticipated that the executive officers of Reorganized ACC immediately prior to the Effective Date will be as follows:

Name	Positions Held

William T. Schleyer

Chairman and Chief Executive Officer of ACC since March 2003.  Prior to joining Adelphia, Mr. Schleyer was President and Chief Executive Officer of AT&T Broadband, which provided cable video, high-speed Internet access and telephony service to more than 13 million homes across the United States.  AT&T Broadband merged with Comcast in November 2002.  Prior to joining AT&T Broadband, Mr. Schleyer was a principal in a venture capital company based in Boston.  Mr. Schleyer also previously served as President and Chief Operating Officer of MediaOne, the broadband services arm of U S WEST Media Group.  He also was President and Chief Operating Officer of Continental Cablevision, Inc. before the company’s merger with U S WEST in 1996.

Ron Cooper

President and Chief Operating Officer of ACC since March 2003.  Prior to joining Adelphia, Mr. Cooper was Chief Operating Officer of AT&T Broadband, where he was responsible for the operational management of all of the company’s functional and geographical units and directed AT&T

Name	Positions Held

Broadband’s video, voice and data businesses.  Before joining AT&T Broadband, Mr. Cooper was founder and President of Relera, an information services company serving corporate customers.  Mr. Cooper previously served as Executive Vice President of MediaOne, where he oversaw all operations, and previously held a number of senior executive positions with Continental Cablevision.

Vanessa Wittman

Executive Vice President and Chief Financial Officer of ACC since March 2003.  Prior to joining Adelphia, Ms. Wittman served as Chief Financial Officer at 360networks, where she led that company’s restructuring efforts to successfully emerge from bankruptcy protection.  Prior to joining 360networks, Ms. Wittman served as Senior Director of Corporate Development at Microsoft, and had previously been the Chief Financial Officer of the wireless-services company, Metricom, Inc.

Brad Sonnenberg

Executive Vice President, General Counsel and Secretary of ACC since July 2003.  Prior to joining Adelphia, Mr. Sonnenberg was Senior Vice President, General Counsel and Secretary at Covad Communications, where he played a lead role in that company’s bankruptcy restructuring.  Mr. Sonnenberg previously served as Assistant U.S. Attorney for the Department of Justice, where he prosecuted white collar crimes.

Steve Delgado

Senior Vice President — Western Region of ACC since September 2003.  Mr. Delgado is an 18-year veteran of the cable industry, and has worked in the areas of advertising sales, direct sales, telemarketing, marketing, programming, and operations.

Dan Hebert

Senior Vice President — Southeast Region of ACC since April 2003.  Mr. Hebert is a seasoned telecommunications executive with over 24 years of experience.  Mr. Hebert joined Adelphia in January 2001 as Region Vice President in Florida.  He previously had served in a number of managerial positions with Tele-Communications Inc. and AT&T Broadband.

Lee Perron

Senior Vice President — California Region of ACC since April 2003.  Mr. Perron has 22 years experience in the cable television industry.  Mr. Perron joined Adelphia in 1999 in connection with Adelphia’s acquisition of Century Communications, and held several management positions with Adelphia prior to being appointed to his current position.

Paula Trustdorf

Senior Vice President — Central Region of ACC since September 2003.  Ms. Trustdorf has more than ten years of experience in the cable industry.  Prior to joining Adelphia, she was a Senior Vice President at AT&T Broadband, responsible for its Dallas Region and had previously led the company’s Northwest Division operations.  Prior to her role at AT&T Broadband, Ms. Trustdorf held senior operational positions at Australis Media Limited in Australia; TCI of Colorado, Inc.; and United Airlines.

Robert Wahl

Senior Vice President — Northeast Region of ACC since April 2003.  Mr. Wahl joined Adelphia in 1990, and has served in a series of management positions in connection with cable systems throughout the Northeast.  Prior to joining Adelphia, he served 24 years in daily newspaper management positions.

Name	Positions Held

Joe Bagan

Senior Vice President — Information Technology and Chief Administrative Officer of ACC since March 2003.  Prior to joining Adelphia, Mr. Bagan was the Chief Financial Officer for Ricochet Wireless High Speed Data and Senior Vice President of Billing Operations and Chief Information Officer for AT&T Broadband.  Mr. Bagan had previously been a partner at Arthur Andersen responsible for the Communications, Media and High Tech consulting practice for the Southwestern United States.  Mr. Bagan has over a decade of experience in cable and communications industries.

David Brunick

Senior Vice President — Human Resources of ACC since March 2003.  Mr. Brunick has 19 years of human resource experience in the transportation, health, telecommunications and cable/broadband industries.  Prior to joining Adelphia, Mr. Brunick was Senior Vice President of Human Resources for AT&T Broadband.

Connie Campbell

Senior Vice President — Finance of ACC since March 2003.  Prior to joining Adelphia, Ms. Campbell was Senior Vice President of Finance for AT&T Broadband.  Ms. Campbell had previously served as Senior Vice President of Finance and Treasurer for MediaOne Group.  Ms. Campbell has 22 years of telecommunications and cable experience.

Marwan Fawaz

Senior Vice President and Chief Technology Officer of ACC since March 2003.  Mr. Fawaz brings more than 18 years of experience in the cable and broadband industries.  He joined Adelphia from Vulcan Inc. Investment Management Group, where he served as a technology investment specialist.  Prior to that, he held senior engineering, operations and technology positions at MediaOne, Inc., Pilot House Ventures, Times Mirror Cable Television and Charter Communications.

Ellen Filipiak

Senior Vice President — Customer Care of ACC since April 2003.  Ms. Filipiak has extensive leadership experience in the cable and broadband industries.  Prior to joining Adelphia, Ms. Filipiak was Senior Vice President of the Florida region for AT&T Broadband and previously held management positions at Pilot House Ventures and a series of management positions at MediaOne and Continental Cablevision.

Scott Macdonald

Senior Vice President and Chief Accounting Officer of ACC since March 2003.  Prior to joining Adelphia, Mr. Macdonald was Senior Vice President and Corporate Controller at AT&T Broadband.  Before joining AT&T Broadband, Mr. Macdonald was Vice President and Controller for Primestar and held various accounting and finance positions with Tele-Communications, Inc.

Jim Matusoff

Senior Vice President — Marketing of ACC since April 2003.  Prior to joining Adelphia, Mr. Matusoff was Vice President, Marketing, Great Lakes Division, for AT&T Broadband.  He previously held a series of management and marketing positions with MediaOne Group, US WEST and Continental Cablevision.

Judy Meyka

Senior Vice President — Programming of ACC since April 2003.  Prior to joining Adelphia, Ms. Meyka served as Senior Vice President of Distribution at iN DEMAND.  From June 2000 to March 2002, she served as Vice President of Programming at AT&T Broadband and spent two years prior to that in the same role at MediaOne.

Jack Olson

Senior Vice President — Media Services of ACC since April 2003.  Mr. Olson joined Adelphia in 1980 and has held a series of management and marketing positions with the company, being named VP of Media Development in 1996.

2.              The Other Reorganized Debtors

a.     Boards of Directors

The initial board of directors of each of the Reorganized Debtors that is a corporation (other than Reorganized ACC) will consist of at least one (1) individual selected by the Chief Executive Officer of Reorganized ACC.  The names of the members of the initial board of directors of each of these Reorganized Debtors will be disclosed not later than ten (10) days prior to the date of the Confirmation Hearing. The members of the initial board of directors of each of these Reorganized Debtors that is a corporation will serve in accordance with applicable non-bankruptcy law and the certificate of incorporation and bylaws of the applicable Reorganized Debtor, as the same may be amended from time to time.

b.     Officers

It is anticipated that the officers of each of the Reorganized Debtors (other than Reorganized ACC) immediately prior to the Effective Date will serve as the initial officers of such Reorganized Debtors commencing on the Effective Date. These officers will serve in accordance with applicable non-bankruptcy law, any applicable employment agreement with the applicable Reorganized Debtor and the certificate of incorporation and bylaws of such Reorganized Debtor, as the same may be amended from time to time.

B.            COMPENSATION OF ACC’S EXECUTIVE OFFICERS

Cash compensation paid by ACC during 2003 to certain of its senior executive officers, for services rendered in their respective capacities, is set forth below:

Name	Positions Held	Compensation
William T. Schleyer	Chairman and Chief Executive Officer	$2,874,235
Ron Cooper	President and Chief Operating Officer	1,908,816
Vanessa Wittman	Executive Vice President and Chief Financial Officer	356,610

As approved by the Bankruptcy Court by orders dated March 4, 2003 and March 7, 2003, ACC has entered into an employment agreement with each of William Schleyer as Chairman and Chief Executive Officer and Ron Cooper as President and Chief Operating Officer of ACC.  The term of each employment agreement runs through December 31, 2005, subject to automatic one year renewals thereafter.  The agreements, which were approved by the Bankruptcy Court, provide for the payment of base salaries, target annual cash incentive bonuses, signing bonuses, initial equity awards upon the Debtors’ emergence from bankruptcy and potential future annual equity awards as determined by the Board.  Compensation set forth above for Messrs. Schleyer and Cooper includes base salary, target annual cash incentive bonuses and signing bonuses paid in 2003 pursuant to these agreements.  The agreements also include provisions for retention of equity after termination of employment and retention of after-tax stock option gains.  The agreements specify certain benefits to be paid to Messrs. Schleyer and Cooper in the event of termination from employment by ACC not for Cause (as defined in the agreements) or by the executive for Good Reason (as defined in the agreements), including lump-sum payments, vesting of equity grants, continued health care coverage and excise tax gross-up, if applicable.  Mr. Schleyer and Mr. Cooper are not eligible to participate in the PRP.  See Section V.C.3.b, titled “Performance Retention Plan.”

Ms. Wittman’s compensation set forth above is exclusive of one-time inducement payments made to Ms. Wittman during 2003.  Ms. Wittman participates in ACC’s Short-Term Incentive Plan.  Payments under the Short-Term Incentive Plan for each year will be made in the first calendar quarter of the following year.  Ms. Wittman is eligible for a target bonus under the Short-Term Incentive Plan equal to 80% of her base salary.  The amount payable to Ms. Wittman (and other participants under the plan) will be subject to the approval of the Compensation Committee of the Board.

Ms. Wittman is also eligible to receive annual awards under the PRP.  See Section V.C.3.b, titled “Performance Retention Plan.”

As approved by the Bankruptcy Court by order dated May 5, 2003, the Debtors continue to use two forms of employment agreements for other management employees.  The first form of agreement is for senior executive positions, such as executive vice presidents, senior vice presidents, heads of business divisions, general counsel and similar positions (the “Senior Management Agreement”).  The other form of agreement is used for non-senior executive positions, including mid-level managers (the “Management Agreement”, and, together with the Senior Management Agreement, the “Employment Agreements”).  The Employment Agreements generally provide for, among other things: (1) the term of the employment; (2) a base salary; (3) an annual bonus; (4) participation in the PRP; (5) the reasons and procedures by which employment may be terminated; (6) participation in applicable employee benefit plans; (7) non-solicitation and confidentiality provisions; and (8) non-competition provisions with respect to the Senior Management Agreement only.  The forms of Employment Agreements do not contain, among other things, specific compensation amounts for the base salary, annual bonus, PRP participation or weeks of vacation to be provided to each prospective employee.  Such amounts are negotiated on an individual basis with each prospective employee and are comparable to such terms offered by the Debtors’ competitors.

C.            NEW EQUITY INCENTIVE PLAN

Prior to the Effective Date, ACC intends to adopt the New Equity Incentive Plan.  On the Effective Date, Reorganized ACC will implement an equity-based program for certain of its employees, members of the Board of Directors of Reorganized ACC and certain other service providers pursuant to which such employees, Board members and service providers may receive awards including non-qualified stock options, stock appreciation rights, restricted stock, performance restricted stock, restricted stock units, performance units, deferred stock, bonus stock, dividend equivalents and other stock-based awards (including performance-based awards), as may be awarded to participants, subject to the terms of the New Equity Incentive Plan and applicable award agreements.  The terms of the New Equity Incentive Plan will be contained in the Plan Supplement.

D.            CONTINUATION OF EXISTING BENEFIT PLANS AND DIRECTORS AND OFFICERS LIABILITY INSURANCE

Except as described in Section V.H.6, titled “Rejection and Amendment of Executory Contracts and Unexpired Leases,” all employee savings plans, retirement plans or benefits, if any, health care plans, performance-based incentive plans, workers’ compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and will be assumed by the Debtors under the Plan. The Debtors have maintained and will continue to maintain appropriate insurance on behalf of their officers and directors.  See Section V.E.9, titled “D&O Policy Litigation,” regarding litigation relating to Adelphia’s 2003 director and officer insurance policies.

E.              SECURITY OWNERSHIP OF CERTAIN OWNERS AS OF THE EFFECTIVE DATE

[The holders of Claims (including affiliates and related entities) that, based upon the most recent information available to Adelphia regarding the holders of Claims and Adelphia’s current estimate of Allowed Claims, will own beneficially more than 5% of each of the New Common Stock and the New Joint Venture Preferred Securities as of the Effective Date are:]

[TO FOLLOW]

IX.

SECURITIES LAWS MATTERS

A.            APPLICABILITY OF THE BANKRUPTCY CODE AND FEDERAL AND OTHER SECURITIES LAWS

The initial issuance and the resale of New Common Stock and New Joint Venture Preferred Securities under the Plan raise certain securities law issues under the Bankruptcy Code and federal and state securities laws that are discussed in this section.  The information in this section should not be considered applicable to all situations or to all holders of Claims and Equity Interests receiving New Common Stock or New Joint Venture Preferred Securities under the Plan.  Holders of Claims and Equity Interests should consult their own legal counsel concerning the facts and circumstances relating to the transfer of the Plan Securities.

No registration statement will be filed under the Securities Act or any state securities laws relating to the initial issuance on the Effective Date of New Common Stock or New Joint Venture Preferred Securities pursuant to the Plan.  The Debtors believe that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the initial issuance of the Plan Securities on the Effective Date from federal and state securities registration requirements.

Similarly, no registration statement will be filed under the Securities Act or any state securities laws relating to the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities.  The Debtors believe that the provisions of section 1145(a)(2) of the Bankruptcy Code exempt the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities from federal and state securities registration requirements.

1.              Initial Issuance of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

•         the securities must be issued “under a plan” of reorganization and must be securities of the debtors, of an affiliate “participating in a joint plan” with the debtors or of a successor to the debtors under the plan;

•         the recipients of the securities must hold a prepetition or administrative expense claim against the debtors or an interest in the debtors or such affiliate; and

•         the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtors, or “principally” in such exchange and “partly” for cash or property.

The Debtors believe that the issuance of New Common Stock and New Joint Venture Preferred Securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are therefore exempt from registration under the Securities Act and state securities laws.

Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through the issuance of any warrant, option, right to subscribe or conversion privilege that was issued under a plan of reorganization in accordance with section 1145(a)(1) of the Bankruptcy Code and the issuance of a security upon the exercise of such a warrant, option, right or privilege.  The Debtors believe that the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities satisfies the requirements of section 1145(a)(2) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and state securities laws.

In connection with the confirmation of the Plan, the Debtors will seek an order from the Bankruptcy Court to the effect that:

•         the issuance of New Common Stock and New Joint Venture Preferred Securities under the Plan are exempt from registration under the Securities Act and state securities laws under section 1145(a)(1) of the Bankruptcy Code; and

•         the issuance of New Common Stock upon any conversion of New Joint Venture Preferred Securities is exempt from registration under the Securities Act and state securities laws under section 1145(a)(2) of the Bankruptcy Code.

2.              Subsequent Transfers Under Federal Securities Laws

In general, all resales and subsequent transactions involving New Common Stock and New Joint Venture Preferred Securities issued under the Plan or upon any conversion of New Joint Venture Preferred Securities will be exempt from registration under the Securities Act under section 4(1) of the Securities Act, unless the holder is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.”  Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

•         persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtors with a view to distributing any security received or to be received in exchange for such a claim or interest (“accumulators”);

•         persons who offer to sell securities offered or sold under a plan for the holders of such securities (“distributors”);

•         persons who offer to buy securities offered or sold under a plan from the holders of the securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under an agreement in connection with the plan or with the issuance of securities under the plan; and

•         a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, or controlled by, the issuer, or any person under direct or indirect common control with the issuer.  Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.  The determination of whether a particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan, or would be deemed a “dealer”, would depend on various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any person would be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan or would be a “dealer.”

In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from the registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market at a time when the issuer of the security is a reporting company under the Exchange Act, and does not involve any of the following factors:

•         (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities, or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

•         use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a disclosure statement and supplements thereto, and documents filed with the SEC under the Exchange Act; or

•         special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid in arms’ length negotiations between a seller and a broker or dealer each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above.  Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

Under the registration rights agreement described below, certain securityholders of Reorganized ACC as of the Effective Date will be entitled, under certain circumstances, to require Reorganized ACC to register the resale of their New Common Stock  under the Securities Act.  However, no registration rights will be provided with respect to other holders of Plan Securities.  See Section IX.B, titled “Registration Rights Agreement.”

The New Common Stock and New Joint Venture Preferred Securities may not be freely tradable under U.S. Securities Laws

Given the complex nature of the question of whether a particular person may be an underwriter, the Debtors make no representations concerning the right of any person to trade in New Common Stock and New Joint Venture Preferred Securities to be distributed under the Plan.  The Debtors recommend that any person who receives New Common Stock or New Joint Venture Preferred Securities under the Plan consult his or her own counsel concerning whether he or she may freely trade such securities.

3.              Subsequent Transfers Under State Law

The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors.  Such exemptions are generally expected to be available for subsequent transfers of New Common Stock and New Joint Venture Preferred Securities.

Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

B.            REGISTRATION RIGHTS AGREEMENT

Each Registration Rights Holder will have the right to become a party to the Registration Rights Agreement on the Effective Date.  A “Registration Rights Holder” is a holder of an Allowed Claim (1) receiving a distribution pursuant to the Plan of ten percent or more of the New Common Stock on a fully diluted basis; (2) that Reorganized Adelphia reasonably determines is an underwriter pursuant to section 1145 of the Bankruptcy Code with respect to the Plan Securities that such holder received pursuant to the Plan; (3) that Reorganized Adelphia reasonably determines is subject to resale restrictions on any New Common Stock that such holder received pursuant to the Plan by operation of Rule 144 of the Securities Act of 1933; or (4) that Reorganized Adelphia agrees is a Registration Rights Holder.

The Registration Rights Agreement will contain customary terms and conditions, the Registration Rights Agreement will be substantially in the form to be filed in the Plan Supplement.

C.            CERTAIN TRANSACTIONS BY STOCKBROKERS

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date.  This requirement specifically applies to trading and other after-market transactions in the securities.

D.            FRACTIONAL SHARES:  DISTRIBUTION OF NEW COMMON STOCK AND NEW JOINT VENTURE PREFERRED SECURITIES

No fractional shares of New Common Stock or fractional New Joint Venture Preferred Securities or cash in lieu of fractional shares of New Common Stock or fractional New Joint Venture Preferred Securities will be distributed under the Plan.  In connection with distributions under the Plan, fractional shares of New Common Stock or fractional New Joint Venture Preferred Securities will be rounded as follows:  (1) fractions of one-half or greater will be rounded to the next higher whole number; and (2) fractions of less than one-half will be rounded to the next lower whole number, in each case with no further payment therefor.  The total number of authorized shares of New Common Stock and New Joint Venture Preferred Securities to be distributed to holders of Allowed Claims will be adjusted as necessary to account for such rounding.

The Plan provides that, notwithstanding anything otherwise to the contrary, neither the Debtors nor the Claims Agent will have any obligation to make a distribution to a holder of an Allowed Claim if such distribution would be less than the Threshold Amount except as provided in the Plan.  If, on any Distribution Date, the Allocable Portion of Cash or New Common Stock that otherwise would have been distributed to a holder of an Allowed Claim is less than the Threshold Amount, the Disbursing Agent will reserve such holder’s Allocable Portion of Cash or New Common Stock until the first Distribution Date on which the amount to be distributed to such holder is equal to or greater than the Threshold Amount.  If, at the time of the final Distribution Date, the amount of Cash or New Common Stock then allocable to an Allowed Claim but not paid as a result of the foregoing sentence, is less than the Threshold Amount (taking into account prior amounts reserved for such Claim but not paid), the Disbursing Agent will not be required to make a final Distribution on account of such Allowed Claim and such Allocable Portion will be made available for distribution to other Allowed Claims in accordance with the Plan.  If, after application of the foregoing, at the time of final distribution, the amount of Cash or New Common Stock then allocable to any remaining Allowed Claims is less than the Threshold Amount, the Disbursing Agent will not be required to make a final distribution on account of such Allowed Claim but may donate the Cash or New Common Stock, as applicable, in the name of the Reorganized Debtors to a not-for-profit charitable organization to be chosen by the Disbursing Agent, unless otherwise ordered by the Bankruptcy Court.

X.

HYPOTHETICAL REORGANIZATION VALUE

A.            OVERVIEW

Adelphia has been advised by Lazard Frères & Co. LLC (“Lazard”), its financial advisor, with respect to the hypothetical reorganization value of Reorganized Adelphia on a going concern basis.  Solely for purposes of the Plan, Lazard has determined the estimated range of reorganization value of Reorganized Adelphia, excluding cash on hand, to be approximately $16,100 million to $17,900 million (with a mid-point estimate of approximately $17,000 million) as of an assumed Effective Date of June 30, 2004.  Lazard’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

The assumed range of the reorganization value of Reorganized Adelphia, as of an assumed Effective Date of June 30, 2004, reflects work performed by Lazard on the basis of information in respect of the business and assets of Adelphia provided to Lazard as of January 29, 2004.  Changes in facts and circumstances between the date hereof and the Effective Date, including, without limitation, a delay in the Effective Date, may result in changes to the reorganization value of Reorganized Adelphia.  Lazard will consider any such changes in facts and circumstances and may modify the reorganization value prior to the Effective Date.  It should be understood that, although subsequent developments may affect Lazard’s conclusions, Lazard may not, and does not have any obligation to, update, revise or reaffirm its estimate.

The foregoing estimates of the reorganization value of Reorganized Adelphia is based on a number of assumptions, including a successful reorganization of Adelphia’s business and finances in a timely manner, the implementation of Reorganized Adelphia’s Long Range Plan (the “LRP”), the achievement of the forecasts reflected in the LRP, access to adequate exit financing, continuity of a qualified management team, market conditions as of January 29, 2004 continuing through the assumed Effective Date of June 30, 2004, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

With respect to the Debtor’s Projected Financial Information (the “Projections”), which were prepared by the management of the Debtors and is included as Exhibit D to this Disclosure Statement, Lazard has assumed that the Projections have been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the management of the Debtors as to the future operating and financial performance of Reorganized Adelphia.  Lazard’s estimate of a range of reorganization values assumes that operating results projected by the Debtors will be achieved by Reorganized Adelphia in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow.  Certain of the results forecast by the management of the Debtors are materially better than the recent historical results of operations of the Debtors.  As a result, to the extent that the estimate of enterprise values is dependent upon Reorganized Adelphia performing at the levels set forth in the Projections, such estimate must be considered speculative.  If the business performs at levels below those set forth in the Projections, such performance may have a material impact on the Projections and on the estimated range of values derived therefrom.

In estimating the range of the reorganization value of Reorganized Adelphia, Lazard:  (1) reviewed certain historical financial information of Adelphia for recent years and interim periods; (2) reviewed certain internal financial and operating data of Adelphia, including the Projections, which were prepared and provided to Lazard by Adelphia’s management and which relate to Adelphia’s business and its prospects; (3) met with certain members of management of Adelphia to discuss Adelphia’s operations and future prospects; (4) reviewed publicly available financial data and considered the market value of public companies that Lazard deemed generally comparable to the operating business of Adelphia; (5) considered relevant precedent transactions in the cable multiple system operator (“MSO”) sector; (6) considered certain economic and industry information relevant to the operating business; and (7) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate.  Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by Adelphia, as well as publicly available information.

In addition, Lazard did not independently verify management’s Projections in connection with such estimates of the reorganization value of Reorganized Adelphia, and no independent valuations or appraisals of Adelphia were sought or obtained in connection herewith.

Estimates of the reorganization value of Reorganized Adelphia do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold as a going concern, in liquidation, or otherwise.

In the case of Reorganized Adelphia, the estimates of the reorganization value prepared by Lazard represent the hypothetical reorganization value of Reorganized Adelphia.  Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to creditors thereunder.  Such estimates reflect computations of the range of the estimated reorganization value of Reorganized Adelphia through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any Plan Securities issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimate of the ranges of the reorganization value of Reorganized Adelphia set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Because such estimates are inherently subject to uncertainties, none of Adelphia, Lazard, Adelphia’s other advisors or any other person assumes responsibility for their accuracy.  In addition, the valuation of newly issued Plan Securities is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such Plan Securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

B.            VALUATION METHODOLOGY

Lazard performed a variety of analyses and considered a variety of factors in preparing the reorganization value of Reorganized Adelphia.  Lazard primarily relied on three methodologies: comparable public company analysis, discounted cash flow analysis, and precedent transactions analysis/private market analysis.  Lazard placed different weights on each of these analyses and made judgments as to the relative significance of each analysis in determining Adelphia’s indicated enterprise value range.  Lazard’s valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Reorganized Adelphia’s enterprise value.

The following summary does not purport to be a complete description of the analyses and factors undertaken to support Lazard’s conclusions.  The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is more complex than the summary provided above.

1.              Comparable Public Company Analysis

A comparable public company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are similar to the target company.  It establishes a benchmark for asset valuation by deriving the value of “comparable” assets through a standardized approach that uses a common variable such as revenues, earnings, and cash flows.  The analysis includes a detailed multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement.  In addition, each company’s performance, profitability, margins, leverage and business trends are also examined.  Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company.  Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size, and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation.  However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining enterprise value.

In performing the comparable public company analysis, Lazard selected the following publicly traded companies, as they were deemed comparable to Adelphia with respect to some or all of the factors described above: Comcast Communications, Cox Communications, Charter Communications, Cablevision Systems, Insight Communications and Mediacom Communications.  Lazard placed less emphasis on certain cable MSOs that were deemed less comparable because of market presence, size, scale of operations, business risks, target market segments, growth prospects and maturity of the businesses.  While calculating the current trading value for the comparable companies, Lazard adjusted the enterprise value of the comparable companies (when required) by subtracting the value of non-cable related assets to arrive at Broadband Asset Value (“BAV”).  Lazard then analyzed the current BAV for the comparable companies as a multiple of projected fiscal year end 2004-2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and 2004 Basic Subscribers.  These multiples were then applied to Adelphia’s fiscal year end 2004-2007 forecasted EBITDA and 2004 Basic Subscribers to determine the range of enterprise values.

2.              Discounted Cash Flow Approach

The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business.  The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to Adelphia.  The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the Projections).  Lazard’s discounted cash flow valuation is based on a five-year projection  of Adelphia’s operating results (2004E-2008E).  Lazard discounted the projected cash flows using Adelphia’s estimated risk-adjusted cost of capital, the weighted average cost of capital, and calculated the terminal value of Adelphia using EBITDA multiples consistent with the comparable companies analysis.

The DCF approach relies on a company’s ability to project future cash flows with some degree of accuracy.  Because the Projections reflect significant assumptions made by Adelphia’s management concerning anticipated results, the assumptions and judgments used in the Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized.  Lazard cannot and does not make any representations or warranties as to the accuracy or completeness of the Projections.

3.              Precedent Transactions Analysis/Private Market Analysis

Precedent transactions analysis/private market (“PT/PM”) analysis estimates value by examining public merger and acquisition transactions.  An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to Adelphia.  These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to Adelphia.  Lazard specifically focused on prices paid as a multiple of EBITDA and Basic Subscribers in determining a range of values for Adelphia.  These multiples are then applied to Adelphia’s key operating statistics, to determine the total enterprise value or value to a potential strategic buyer assuming the purchase of Adelphia in a single transaction.

Unlike the comparable public company analysis, the valuation in the PT/PM methodology includes a “control” premium, representing the purchase of a majority or control position in a company’s assets.  Thus, the PT/PM methodology generally produces higher valuations than the comparable public company analysis.  Other factors that impact value in the PT/PM analysis include the following:

•         The business, financial and market environment are not identical for transactions occurring at different periods of time.

•         Circumstances surrounding a merger transaction, including the financial position of Adelphia and potential buyers, may significantly impact the valuation of the transaction.

•         Perceived synergies and NOL benefits that buyers can obtain and their willingness to pay for or share such synergies and benefits with the seller.

As with the comparable company analysis, because no acquisition used in any analysis is identical to any other transaction, valuation conclusions cannot be based solely on quantitative results.  The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations and prospects of each.  Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions during a relevant timeframe for which public data is available also limits this analysis.  Because the PT/PM analysis of value is hypothetical and Lazard has not market tested the results, there are limitations as to its use in Adelphia’s valuation.

The estimates of the reorganization value of Reorganized Adelphia determined by Lazard represent estimated reorganization values and do not reflect values that could be attainable in public or private markets.  The imputed estimate of the range of the reorganization value of Reorganized Adelphia ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value.  Any such trading value may be materially different from the estimate of the reorganization value range for Reorganized Adelphia associated with Lazard’s valuation analysis.

XI.

RISK FACTORS

Important Risks to Be Considered

Before voting to accept or reject the Plan, holders of Claims against and Equity Interests in the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan.  These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan, its implementation or Reorganized Adelphia’s business and operations following the Effective Date.

A.            RISK FACTORS RELATING TO REORGANIZED ADELPHIA’S BUSINESS

1.              Adelphia is subject to civil claims filed by the SEC and ongoing investigations by the DoJ.

As a result of certain actions allegedly taken by certain members of the Rigas Family, the SEC has filed a civil action against ACC, certain members of the Rigas Family and others, alleging various securities fraud claims arising out of the Rigas Family’s misconduct.  Although Adelphia has engaged in preliminary discussions with the Enforcement Division of the SEC concerning a potential settlement of the SEC Action, no settlement has yet been reached.  The staff of the SEC has stated in discussions with ACC’s advisors that its asserted claims for disgorgement and civil penalties are currently unliquidated but under various legal theories could aggregate to several billion dollars.

In addition, in September 2002, the DoJ indicted certain members of the Rigas Family and others on certain criminal charges including conspiracy to commit fraud, securities fraud, wire fraud and bank fraud.  Adelphia also remains subject to investigation by the DoJ.  The outcome of the SEC Action and the investigation by the DoJ cannot be determined at this time but may include civil penalties, the imposition of mandatory governance guidelines or other operating restrictions imposed on Adelphia as well as the criminal indictment of Adelphia.  The outcome of the SEC Action and the investigation by the DoJ could materially affect the recoveries of holders of Claims and Equity Interests under the Plan.  Resolution of these matters is a condition to consummation of the Plan.  There can be no assurance as to when these matters will be resolved (if at all) or that they will be resolved in a manner that does not have a material effect on these holders’ recoveries.

2.              Adelphia must restate its financial statements for the fiscal years ended December 31, 1999, 2000 and 2001.

As a result of actions allegedly taken by the management of Adelphia while members of the Rigas Family were Adelphia officers and directors, Adelphia is actively engaged in preparing restated financial statements for the fiscal years ended December 31, 1999 and 2000 and preparing restated financial statements for the fiscal year ended December 31, 2001 (which, although never publicly disclosed, were substantially completed at the time of the discovery of the alleged Rigas Family fraud). Adelphia is also actively preparing financial statements for the fiscal years ended December 31, 2002 and 2003.  Moreover, current management believes that the public information provided by certain members of the Rigas Family on other matters of interest to investors, such as the percentage of Adelphia’s cable television systems that Adelphia believes have been upgraded to current standards, was unreliable.

Until the completion of the restatement and the disclosure of restated financial results, previously reported financial information and other public information provided by the Rigas Family should not be relied upon.  Adelphia is working to complete the restatement as promptly as possible and to obtain the opinion of its independent auditors on such restated financial statements.  Receipt of an audit opinion with respect to the restated financial statements is a condition to consummation of the Plan.

3.              ACC and certain subsidiaries have not filed certain required quarterly and annual reports with the SEC.

ACC and certain of its subsidiaries that have publicly held securities have not filed annual reports with the SEC on Form 10-K for the fiscal years ended December 31, 2001 and 2002 and have not filed quarterly reports on Form 10-Q for any period subsequent to the quarter ended September 30, 2001.  Until the completion of the restatement of Adelphia’s financial statements, ACC and its reporting subsidiaries will be unable to file the delinquent SEC reports and also will be unable to file subsequent reports with the SEC on an ongoing basis.  Upon completion of the audit of its financial statements for the fiscal years ended December 31, 1999, 2000, 2001 and 2002, Adelphia intends to file the information required by the delinquent reports with the SEC as promptly as practicable.  Adelphia does not presently intend to consummate the Plan until this information is filed.

In addition, because Adelphia’s previously audited financial statements for certain historical periods cannot be used, and because current management expects that they may not be able to present unaudited financial statements or certain other required information for any periods prior to 1999, certain of Reorganized Adelphia’s future Exchange Act filings relating to historical periods may not comply with certain SEC requirements.  As a result, Reorganized Adelphia may be subject to adverse regulatory action or other consequences related to its past and future filing delinquencies and as a result of issues related to the financial statement adjustments made in connection with the restatement of certain historical financial statements.  These consequences could include administrative, enforcement or other proceedings brought by the SEC, FCC, LFAs or other governmental agencies.

4.              Reorganized Adelphia may not obtain full ownership of the Managed Cable Entities and may not retain operational control of the Managed Cable Entities.

The Managed Cable Entities borrowed funds under the Co-Borrowing Facilities, pursuant to which certain Debtors are jointly and severally liable.  Such borrowings are being satisfied by the Debtors pursuant to the terms of the Plan.  The Debtors have filed a civil action against certain members of the Rigas Family and the Managed Cable Entities with respect to, among other things, these borrowings.  The Debtors may not be successful in this litigation or, if successful, may obtain relief that does not include the transfer of ownership of the Managed Cable Entities to ACC.  The timing of a resolution of this litigation is also uncertain.  In addition, other claimants against the Rigas Family, including the IRS, the DoJ and securities class action plaintiffs, may seek to attach the assets or equity interests of the Managed Cable Entities in satisfaction of their claims.  The projected financial information included in Exhibit D, Section X, titled “Hypothetical Reorganization Value,” and the recovery percentages set forth elsewhere in this Disclosure Statement assume that ACC acquires 100% of the ownership interests in the Managed Cable Entities.  The failure to obtain ownership of the Managed Cable Entities would have a material adverse effect on Reorganized Adelphia and the recoveries to holders of Claims and Equity Interests under the Plan.  In addition, although Adelphia currently has operational control of the Managed Cable Entities, there can be no assurance that Adelphia will continue to maintain operational control of the Managed Cable Entities.  The failure to maintain such operational control would have a material adverse effect on Reorganized Adelphia.

5.              Reorganized Adelphia’s ability to finance future operations may be impaired by continued net losses and negative cash flow.

Adelphia has had a history of net losses and negative net cash flow and expects to continue to incur net losses during the period covered by the Projections and to incur negative net cash flow during most of the period covered by the Projections.  Adelphia cannot predict the impact that continued net losses and negative net cash flows will have on Reorganized Adelphia’s ability to finance future operations.

6.              Adelphia’s basic subscribers have declined in recent years, and such declines could continue.

Adelphia lost approximately 96,000 basic subscribers during the fiscal year ended December 31, 2003.  If Adelphia is not able to stop or slow the decrease in basic subscribers, it may have a material adverse effect on Reorganized Adelphia.

7.              Adelphia’s average revenue per subscriber lags behind industry averages, and projected increases may not be achieved.

Although Adelphia’s average revenue per subscriber, or ARPU, increased 12% in fiscal year 2003 over its ARPU in fiscal year 2002, Adelphia believes that its ARPU is still $8 to $10 less per month than the estimated industry average. Future revenue growth depends upon several factors, including basic video price increases and continued growth in high-speed Internet subscribers at historic pricing levels. Competitive pressures, principally from satellite video and DSL providers, may limit Adelphia’s ability to increase video prices and may cause Adelphia to introduce lower priced high-speed Internet service plans. As a result, there is no assurance that recent ARPU increases achieved by Adelphia will continue or that Adelphia will be able to achieve ARPU levels obtained by other major cable companies.

8.              Reorganized Adelphia may not be able to pass increases in its programming costs on to its customers, which would materially adversely affect its cash flow and operating margins.

Programming costs have historically been, and are expected to continue to be, Adelphia’s largest single expense item. In recent years, the cable and satellite video industries have experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue, and Reorganized Adelphia may not be able to pass programming cost increases on to its customers. The inability to pass these increases on to Reorganized Adelphia’s customers would have a material adverse impact on Reorganized Adelphia’s cash flow and operating margins.  In addition, as Reorganized Adelphia upgrades the channel capacity of its systems and adds programming to its basic, expanded basic and digital programming tiers, it may face increased programming costs.  This, in conjunction with the additional market constraints on Reorganized Adelphia’s ability to pass programming costs on to its customers, may restrict operating margins.  In addition, unlike some of its competitors, Reorganized Adelphia will have no meaningful investments in or ownership of programming suppliers, and consequently, its exposure to programming costs may be greater than that of certain of its competitors.

Reorganized Adelphia will also be party to agreements with broadcasters under which it will be required to obtain the consent of the broadcasters prior to retransmitting broadcast programming to its subscribers.  Adelphia expects broadcasters to increasingly make demands for financial and other concessions in order to obtain their consent, and Reorganized Adelphia may not be able to reach agreement with these broadcasters to obtain retransmission consents on acceptable terms.  Adelphia cannot predict the financial effect of such future agreements or the effect on Reorganized Adelphia’s subscribers should Reorganized Adelphia fail to obtain retransmission consents and be unable to provide broadcast programming to its subscribers.

9.              ACC’s management has a limited history of operating Adelphia’s systems.

William Schleyer and Ron Cooper have been the Chief Executive Officer and the President, respectively, of ACC since March 18, 2003.  Vanessa Wittman was named Chief Financial Officer of ACC effective March 31, 2003, and Brad Sonnenberg was named General Counsel of ACC effective July 21, 2003.  Many of the other members of ACC’s senior management have been employed by ACC since March 2003 and therefore have less than a year of service with ACC.  While ACC’s senior management has extensive experience in managing cable and related businesses, they have limited tenure at ACC and have worked together as a team for a limited period of time.  As a result, ACC’s historical financial information may not be indicative of its future performance or the results that it can achieve with current management.  In addition, ACC’s financial performance in the period since new senior management was appointed is not necessarily indicative of future performance.

10.       Competition from program distributors and other communications providers could adversely affect the future results of Reorganized Adelphia’s operations.

The broadband communications industry in which Adelphia operates is highly competitive.  Adelphia’s cable systems compete with a number of different sources that provide news, information and entertainment programming to consumers.  In some instances, Adelphia competes with companies that have greater access to financing, greater personnel resources, better brand name recognition and less extensive regulatory obligations. The following businesses offer some or all of the services that will be offered by Reorganized Adelphia and therefore will be in direct competition with Reorganized Adelphia in some or all of Adelphia’s markets:

•         cable television operators that build and provide wireline communications systems in the same communities that Reorganized Adelphia will serve, including those operating under a local cable franchise or as open video systems;

•         DBS operators that transmit video and audio programming, data and other information by high-powered satellites to consumers’ receiving dishes on a nationwide basis;

•         local telephone companies that can now provide voice, video and data services both within and outside their service areas in direct competition with cable operators;

•         other program distributors, such as satellite master antenna television systems and wireless cable operators;

•         digital subscriber line, or DSL, resellers that provide Internet access to subscribers at data transmission speeds substantially greater than that of conventional analog modems;

•         competitive and incumbent local exchange carriers and ISPs, as well as broadband application providers that offer new and advanced services, including telecommunications and Internet services; and

•         utilities and municipalities.

Adelphia’s management cannot predict the extent to which this competition may affect Reorganized Adelphia’s business and operations in the future.

11.       Reorganized Adelphia may not be able to keep pace with technological developments or customers’ demand for advanced services, which could impair Reorganized Adelphia’s ability to compete effectively.

Reorganized Adelphia may not be able to keep pace with technological developments and may not be able to successfully anticipate the demand of customers for services requiring new technology. This type of rapid technological change could materially adversely affect Reorganized Adelphia’s plans to upgrade or expand its systems and respond to competitive pressures.  For example, Reorganized Adelphia’s cable business may be adversely affected by competition from alternate technologies for delivering video, data and voice services, such as new and emerging wireless and IP-based distribution platforms.  Reorganized Adelphia’s inability to upgrade, maintain and expand its systems and provide advanced services in a timely manner or to anticipate the demands of the marketplace could materially adversely affect its ability to compete effectively.  Likewise, Reorganized Adelphia’s businesses may be adversely affected if new equipment, such as digital set-top boxes or digital video recorders, or new services, such as digital cable, high-speed cable Internet service or VOD, fail to appeal to enough consumers, are unavailable at prices consumers are willing to pay, do not function as expected, or are not delivered in a timely fashion.  Finally, while Adelphia believes that providing bundled service offerings will be increasingly important as new services are provided, Reorganized Adelphia will have no current ability to provide customers with bundled billing and will have limited ability to provide unified customer care.  Consequently, the growth, results of operations and financial condition of Reorganized Adelphia could suffer materially.

12.        The failure to develop future business opportunities may have a material adverse effect on Reorganized Adelphia’s growth potential.

Reorganized Adelphia intends to pursue a number of new growth opportunities beyond its core video service and high-speed cable Internet service, such as VOD and telephony service.  The ability to deploy and deliver these services depends in certain instances on new and unproven technology.  Adelphia’s existing technology may not perform as expected, and Reorganized Adelphia may not be able to successfully develop new technology to effectively and economically deliver these services.  In addition, these opportunities require substantial capital outlays and network capacity availability to deploy on a large scale. This capital or capacity may not be available to support these services.  In particular, the introduction of telephony service requires substantial expansion in billing and customer care service, which Reorganized Adelphia may not be able to provide or which may prove more costly than currently anticipated.

Furthermore, these services may not be widely introduced and fully implemented in a timely fashion or at all. These services may not be successful when they are in place, and customers may not purchase the services offered.  Costs of initiating these services may substantially decrease results of operations and cash flow.  If these services are not successful or costs associated with implementation and completion of the roll-out of these services materially exceed those currently estimated, Reorganized Adelphia’s financial condition and prospects could be materially adversely affected.

13.        Reorganized Adelphia’s business will be subject to extensive governmental legislation and regulation, which could materially adversely affect its business by increasing its expenses or limiting its pricing flexibility.

Laws and regulations relating to the cable industry have increased the administrative and operational expenses and limited the revenues of cable systems.  The key regulatory risks currently facing cable operators are set forth below:

•         Pricing.  The Communications Act and the FCC’s regulations and policies limit the prices that cable systems may charge for basic services and equipment in communities that are not subject to effective competition, as defined by federal law.  Congress is considering various proposals to impose new regulations on the pricing and packaging of cable services.  The FCC and the Justice Department have certain cable pricing matters under review, as well.  Adelphia cannot now predict the outcome of these pricing-related initiatives.

•         Must-Carry.  Cable companies are currently subject to a requirement that they carry, without compensation, the programming transmitted by most commercial and non-commercial local television stations.  The FCC is now considering whether to expand these must-carry obligations, as broadcasters transition from analog to digital transmission technologies, to include both broadcasters’ analog and digital signals during the transition and/or broadcasters’ digital multicast services.  Any decision by the FCC to adopt such expanded must-carry requirements would limit Adelphia’s flexibility in allocating its cable spectrum to other video and non-video services.

•         High-Speed Internet.  The FCC has classified high-speed cable Internet service as an “interstate information service,” which has historically meant that no regulations apply to the provision of this service.  However, the FCC’s decision was vacated by a federal appellate court.  That court decision has been appealed, but there is likely to be continuing uncertainty about how Adelphia’s high-speed Internet service will ultimately be classified for regulatory purposes.  Moreover, even if the FCC’s decision is upheld, the FCC will still consider whether to impose any federal regulations on high-speed cable Internet service and permit LFAs to impose fees or other requirements on such service.

•         Cable Telephony.  Adelphia’s telephony business is subject to federal, state and local regulation.  The FCC has initiated several rulemakings which, in the aggregate, could significantly change the rules that apply to telephony competition, and it is unclear how those proceedings will affect Adelphia’s telephony business.  In addition, Adelphia intends to launch VOIP phone service on its cable networks in 2005.  There is considerable uncertainty surrounding the regulatory treatment of VOIP service at the federal and state levels, and regulatory and related judicial proceedings on the issue may ultimately affect Adelphia’s VOIP plans.

Cable operators are also subject to other requirements covering a variety of operations areas, such as technical standards and customer service requirements.  In addition, many aspects of these regulations currently are the subject of judicial proceedings and administrative or legislative proposals.  There also are ongoing efforts to amend or expand the state and local regulation of some cable systems, which may compound the regulatory risks Adelphia already faces.  Adelphia cannot predict whether in response to these efforts any of the states or localities in which it now operates will expand the regulation of its cable systems in the future or how they will do so.

In addition, Adelphia is required to obtain federal, state and local licenses and other authorizations in connection with its offering of communications services.  Reorganized Adelphia may not be able to obtain these licenses and authorizations in a timely manner, or at all, and conditions that are unfavorable to Reorganized Adelphia could be imposed upon these licenses or authorizations.  Adelphia is subject to risks associated with the regulation of its communications services by the FCC and state public utilities commissions.  Furthermore, communications companies generally are subject to significant regulation as well as higher fees for pole attachments.

14.       Adelphia’s cable systems are operated under franchises that are subject to non-renewal or termination; if a franchise is terminated or is not renewed, it could materially adversely affect Reorganized Adelphia’s business in a key market.

Adelphia’s cable systems generally operate pursuant to franchises that are typically granted by a municipality or other state or local government that controls the public rights-of-way.  Many franchises establish comprehensive facilities and service requirements, specific customer service standards and monetary penalties for non-compliance.  In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations.  Franchises generally are granted for fixed terms and must be periodically renewed.  LFAs may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate.  LFAs often demand concessions or other commitments as a condition to renewal, which concessions or other commitments have been and may continue to be costly.  Adelphia has a number of franchises that are nearing expiration or have already expired.  Although the majority of such franchises are entitled to the 1984 Cable Act formal renewal procedures and protections, a number of such franchises are not.  As of December 31, 2003, Adelphia had approximately 72 franchises, representing approximately 80,000 of its subscribers, that have expired and approximately 100 franchises, representing approximately 254,000 of its subscribers, that have less than thirty months until expiration and for which notice of renewal under the 1984 Cable Act was not timely provided to the franchise authority.  In addition, as of December 31, 2003, Adelphia had approximately 230 franchises, representing approximately 712,000 of its subscribers, that have expired for which notice of renewal was timely provided to the franchise authority and for which Adelphia is entitled to the renewal protections and procedures of the 1984 Cable Act.

There can be no assurance that Reorganized Adelphia will be able to comply with all material provisions of its franchise agreements or that it will be able to renew its franchises in the future.  A termination of or a sustained failure to renew a franchise could materially adversely affect Reorganized Adelphia’s business in the affected geographic area.

15.       Adelphia operates cable systems under franchises that are nonexclusive; LFAs can grant additional franchises and create competition in market areas where none existed previously.

Adelphia’s cable systems are operated under non-exclusive franchises granted by LFAs.  Consequently, these LFAs can grant additional franchises to competitors in the same geographic area.  As a result, competing operators may build systems in areas in which Reorganized Adelphia may hold franchises.  In some cases municipal utilities may legally compete with Reorganized Adelphia without obtaining a franchise from the relevant LFA.  The existence of more than one cable system operating in the same territory is referred to as an “overbuild.”  These overbuilds could materially adversely affect Reorganized Adelphia’s growth, financial condition and results of operations by increasing competition or creating competition where no non-satellite competition existed previously.

16.       LFAs have the ability to impose additional regulatory constraints on Reorganized Adelphia’s business, which can further increase its expenses.

In addition to the relevant franchise agreements, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. These additional regulations have the effect of increasing Reorganized Adelphia’s expenses in operating its business.  There can be no assurance that the LFAs will not impose new and more restrictive requirements on Reorganized Adelphia.  LFAs in regulated communities also have the ability to reduce rates and order refunds of basic service and associated equipment rates paid in prior periods determined to be in excess of the maximum permitted rates.  In 2003, the City of Los Angeles rejected Adelphia’s rate filings based on allegations of Adelphia’s earlier financial misreporting.  As Adelphia was not in a position, at the time, to recertify the accuracy of the underlying rate filings, the city ordered rate refunds of more than $5 million as well as rate reductions.  It is possible that additional franchising authorities will challenge Adelphia’s rate filings in the future based on similar allegations of earlier financial misreporting.

17.       The failure to obtain the consent of the LFAs in connection with the consummation of the Plan may result in a material adverse effect on the Debtors or Reorganized Debtors in certain geographic areas.

Many of the Debtors’ franchise agreements contain provisions requiring the relevant LFA’s consent prior to the transfer or assignment of the applicable franchise or prior to a change of control of the franchisee.  Section 8.22 of the Plan provides that neither any facts or circumstances giving rise to the commencement of, or arising in connection with, the Chapter 11

Cases nor the consummation of the Plan will constitute a transfer, assignment or change of control requiring the consent of the LFAs.  Such provision of the Plan may not apply to all transfers, assignments or changes of control that may be asserted by the LFAs.  To the extent that LFAs assert rights and/or pursue remedies under applicable non-bankruptcy law, such action may result in a material adverse effect on the Debtors or Reorganized Debtors.

18.       Reorganized Adelphia will have substantial capital requirements, and the failure to obtain necessary financing would have a material adverse effect on Reorganized Adelphia and would result in the delay, modification or abandonment of Reorganized Adelphia’s development or expansion plans.

Reorganized Adelphia will likely incur substantial capital expenditures in fiscal year 2004 and in future years.  The majority of these capital expenditures are expected to be used to acquire customer premises equipment (such as set-top boxes, cable modems and telephony equipment) and to pay for installation costs for additional video and advanced services customers.  In addition, capital is expected to be used to upgrade and rebuild existing systems, to expand bandwidth capacity and to add two-way capability.  There can be no assurance that Adelphia will be able to generate sufficient cash flow from operations or raise sufficient funds in the debt or capital markets to meet these capital requirements.

Reorganized Adelphia will also have commitments under certain franchise agreements with LFAs that will require it to upgrade and rebuild certain network systems. These commitments may require capital expenditures in order to avoid defaults and/or penalties.  Such capital expenditures may divert funds from other priorities.

Reorganized Adelphia’s strategy and business plan will continue to require substantial financing, which Reorganized Adelphia may not be able to obtain or may not be able to obtain on favorable terms. The actual amount of funds necessary to implement Reorganized Adelphia’s strategy and business plan may materially exceed management’s current estimates.  A failure to obtain necessary financing would result in the delay, modification or abandonment of Reorganized Adelphia’s development and expansion plans and would have a material adverse effect on Reorganized Adelphia.

19.       Reorganized Adelphia does not expect to obtain investment-grade credit ratings.

Following the Effective Date, Reorganized Adelphia will have a significant amount of debt and debt-like obligations.  Adelphia anticipates that neither ACC nor any of its subsidiaries that issue debt will initially obtain an investment-grade credit rating.  The inability to obtain such a credit rating will negatively affect the rate, terms and amounts of indebtedness available to ACC and its subsidiaries.

20.       Reorganized Adelphia will have substantial debt, which could materially adversely affect its financial health and affect its ability to obtain financing in the future and to react to changes in its business.

Following the Effective Date, Reorganized Adelphia will have a significant amount of debt.  The aggregate principal amount of Adelphia’s debt obligations following the Effective Date is expected to total approximately $[______].  This level of indebtedness could:

•                 increase Reorganized Adelphia’s vulnerability to general adverse economic and communications industry conditions, including interest rate fluctuations;

•                 require Reorganized Adelphia to dedicate a substantial portion of its cash flow from operations to make payments on its debt, which will reduce funds available for working capital, capital expenditures, acquisitions of additional broadband communications systems and other general corporate expenses;

•                 limit Reorganized Adelphia’s flexibility in planning for or reacting to changes in its business and the communications industry generally;

•                 place Reorganized Adelphia at a disadvantage as compared to its less-leveraged competitors; and

•                 limit Reorganized Adelphia’s ability to borrow any necessary additional funds in the future, due to applicable financial and restrictive covenants contained in the agreements relating to that debt.

21.       Reorganized Adelphia may substantially increase its debt level in the future, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings.

Reorganized Adelphia may substantially increase its debt level in the future to finance acquisitions, to fund the expansion, maintenance and upgrade of its systems and to deploy new services. Any increase in debt could subject Reorganized Adelphia to various restrictions and higher interest costs and decrease its cash flow and earnings. It also may be difficult for Reorganized Adelphia to obtain all of the financing it will need to fund its business and its growth strategy on desirable terms.

B.            RISK FACTORS RELATING TO VALUATION AND THE PLAN SECURITIES

1.              The estimated valuation of Reorganized Adelphia and the Plan Securities, and the estimated recoveries to holders of Claims and Equity Interests, is not intended to represent the trading values of the Plan Securities.

Adelphia has been advised by Lazard, its financial advisor, with respect to the aggregate value of Reorganized Adelphia.  Although the estimated valuation of Reorganized Adelphia used in this Disclosure Statement has been prepared by Lazard using commonly accepted valuation methodologies, it is not intended to represent the trading values of Reorganized Adelphia’s securities in public or private markets, and these trading values may be materially higher or lower.  In addition, the estimated recoveries to various Classes under the Plan are in turn based on this theoretical valuation analysis.  This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of Adelphia), including:

•                  Reorganized Adelphia’s ability to meet the financial projections included in this Disclosure Statement;

•                  Reorganized Adelphia’s ability to maintain sufficient financial flexibility to fund operations, working capital requirements and capital expenditures;

•                  capital and financial market conditions as of the date hereof; and

•                  Reorganized Adelphia’s ability to attract and retain key executives and employees.

Even if Reorganized Adelphia successfully implements its business plan and achieves the financial projections included in this Disclosure Statement, the trading market values for the Plan Securities could be adversely impacted by, among other things:

•                  the lack of trading liquidity for such securities;

•                  the lack of institutional research coverage or changes by financial analysts in their estimates of future earnings of Reorganized Adelphia;

•                  the concentrated selling by recipients of the Plan Securities; and

•                  other matters pertaining to the business and operations of Reorganized Adelphia that are described elsewhere in this Disclosure Statement, including without limitation: (1) Reorganized Adelphia’s annual and quarterly financial results; (2) the pricing and availability of equipment, materials, inventories and programming; (3) acceptance of Reorganized Adelphia’s products, including customer response to repackaged services, and customer spending patterns; (4) Reorganized Adelphia’s ability to provide uninterrupted service to its customers and to conduct, expand and upgrade its networks; and (5) changes in general economic conditions and/or economic conditions in the markets in which Reorganized Adelphia may, from time to time, compete.

2.              The resale of certain Plan Securities may be restricted by law.

New Common Stock and New Joint Venture Preferred Securities will be distributed under the Plan without registration under the Securities Act, or any state securities laws.  As described above, the Debtors believe that the issuance of New Common Stock and New Joint Venture Preferred Securities under the Plan to holders of Claims or Equity Interests satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and applicable state securities laws.  In addition, the Debtors believe that the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities satisfies the requirements of section 1145(a)(2) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and applicable state securities laws.  However, if a holder of Plan Securities is deemed to be an “underwriter” with respect to such securities (with certain exceptions for “ordinary trading transactions” by certain persons) or an “affiliate” of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and applicable state securities laws under section 1145 of the Bankruptcy Code.  Accordingly, such sales could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from these registration requirements.

3.              Reorganized Adelphia may not be able to achieve its projected financial results.

The projections contained in this Disclosure Statement cover the operations of Reorganized Adelphia on a consolidated basis through the fiscal year ended December 31, 2008.  The projections are based on numerous assumptions, including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Adelphia, general business and economic conditions and other matters, many of which are beyond the control of Reorganized Adelphia and some or all of which may not materialize.  Accordingly, there can be no assurance that Reorganized Adelphia will be able to achieve the revenue or cash flow that it has relied on to make projections regarding Reorganized Adelphia’s future business prospects or otherwise meet the projected financial results contained herein.  If Reorganized Adelphia does not achieve these projected financial levels, it may lack sufficient liquidity to continue operating as planned following the Effective Date.  The material failure to meet specified financial results would be likely to result in an event of default under the Exit Facility, which would prevent Reorganized Adelphia from borrowing additional funds thereunder and further reduce its liquidity.

The financial projections contained in this Disclosure Statement represent ACC’s management’s view today based on current known facts relating to Reorganized Adelphia’s projected operations.  However, while management believes that the assumptions underlying its projections are reasonable, these projections do not attempt to reflect the performance of the business in a “worst case” environment.

Furthermore, although Reorganized Adelphia’s financial projections represent Adelphia’s current views as to the results of Reorganized Adelphia’s operations over the indicated periods, Adelphia expects that actual revenue, cash flow and EBITDA may from time to time in the short term be higher or lower than the amounts estimated in the long term business plans used by Adelphia in preparing the projections.

4.              Allowance or Reclassification of Claims may substantially dilute the recovery to holders of Claims and Equity Interests under the Plan.

As of the Bar Date, approximately 16,900 proofs of claim were filed with respect to Claims of in excess of $3.2 trillion.  This amount does not include an estimate of the amount of unliquidated Claims.  The estimated recoveries included in this Disclosure Statement are based on an estimate of Allowed Claims that is less than 1% of the filed proofs of claim.  Because distributions under the Plan are linked to the amount and value of the Allowed Claims, any increase in the amount of Allowed Claims over the amounts estimated by Adelphia could materially reduce the recovery to holders of Claims and Equity Interests under the Plan.  Moreover, as a result of objections by parties in interest, the classification of Claims contemplated by the Plan may not be implemented as proposed.  Recoveries under the Plan result to a certain extent from the structural subordination of some Classes of Claims and Equity Interests to other Classes.  Classification of Claims in a manner different from that currently contemplated by the Plan could result in certain Classes of Claims being treated as pari passu or senior to Classes of Claims that were previously junior to them.  Such reclassifications could increase the recoveries to such formerly junior Classes while resulting in lower recoveries to any such Classes of Claims that were formerly structurally senior to the reclassified Classes.  In addition, to the extent the amount of Allowed Claims or Disputed Claims reserves for a particular Debtor Group are underestimated, holders of Disputed Claims in such Debtor Group that become Allowed Claims after the Initial Distribution Date may not receive the full distribution they otherwise might have received had their Disputed Claims been Allowed Claims as of the Initial Distribution Date.

5.              TelCove, a former subsidiary, has asserted claims against ACC totaling more than $1 billion.

As described in Section V.H.3, titled “TelCove Spin-Off and Bankruptcy Proceedings,” Adelphia and TelCove have entered into a comprehensive Global Settlement which resolves substantially all of the outstanding issues and claims remaining between the parties, including TelCove’s alleged claims against Adelphia totaling more than $1 billion.  However, the Global Settlement remains subject to, among other things, Bankruptcy Court approval and approval of the lenders under the DIP Facility.  There can be no assurance that the transactions contemplated by the Global Settlement will be consummated.  In the event that the Global Settlement is not approved and/or consummated, and the Alleged Claims are deemed Allowed Claims, it would dilute the recoveries of other holders of other Claims and Equity Interests under the Plan, as the recovery percentages set forth in this Disclosure Statement are based on the assumption that substantially all of the Alleged Claims will not become Allowed Claims.

6.              Certain holders of Allowed Claims may receive distributions of significant amounts of New Common Stock and New Joint Venture Preferred Securities, which may permit such stockholders to exert a significant amount of influence over Reorganized Adelphia.

Under the Plan, certain holders of Allowed Claims may receive distributions of New Common Stock and New Joint Venture Preferred Securities, representing in excess of 5% percent of the outstanding shares of each such class or series of stock.  If holders of a significant number of such shares were to act as a group, such holders may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors.  Further, the possibility that one or more of the holders of a significant number of shares of New Common Stock may determine to sell all or a large portion of such holder’s shares in a short period of time may adversely affect the market price of the New Common Stock.  Finally, because certain holders of Allowed Claims may hold a significant position in Reorganized Adelphia following the Effective Date, if such holders dispose of all or a significant amount of this position after the Effective Date, it could cause Reorganized Adelphia to undergo another change in ownership (within the meaning of Internal Revenue Code section 382) in addition to the change in ownership that will result from the consummation of the Plan.  Such an event could further limit Reorganized Adelphia’s ability to use NOLs and other tax attributes.

7.              It is unlikely that an active public trading market for the New Common Stock will develop in the foreseeable future, and the New Common Stock may be illiquid or experience significant price volatility.

Reorganized Adelphia will use commercially reasonable efforts to cause the shares of New Common Stock to be listed on a national securities exchange or quoted on the Nasdaq National Market.  However, the New Common Stock may not be listed on a national securities exchange or quoted on the Nasdaq National Market on the Effective Date.  Instead, the New Common Stock may trade in the over-the-counter market, but there can be no assurance that an active trading market will develop.  Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such stock in the future or as to the price at which any such sale may occur.  If a trading market does exist, the New Common Stock could trade at prices higher or lower than the value ascribed to such securities in this Disclosure Statement depending upon a variety of factors.  These factors include the level of institutional research coverage, Reorganized Adelphia’s annual and quarterly financial results, prevailing interest rates, the relative market for similar securities, general economic and industry conditions and a variety of other conditions relating to the operation of Reorganized Adelphia’s business, including the pricing and availability of equipment, materials, inventories and programming, acceptance of Reorganized Adelphia’s products, including customer response to repackaged services, and customer spending patterns and Reorganized Adelphia’s ability to provide uninterrupted service to its customers and to conduct, expand and upgrade its networks.  In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly traded securities.  As a result of the foregoing factors, there can be no assurance as to whether a market will develop with respect to the trading of the New Common Stock or, if such a market were to develop, the market prices for the New Common Stock that may prevail following the Effective Date.

Reorganized Adelphia is also unable to predict whether or not a trading market will develop for the other Plan Securities or the prices at which such securities will trade if a market develops.

8.              Reorganized Adelphia does not expect to pay any dividends on the New Common Stock or New Joint Venture Preferred Securities in the foreseeable future.

Reorganized Adelphia does not anticipate paying any dividends on the New Common Stock or New Joint Venture Preferred Securities in the foreseeable future.  In addition, covenants in certain debt instruments to which Reorganized Adelphia will be party may restrict the ability of Reorganized Adelphia to pay dividends.  In particular, it is anticipated that the terms of the Exit Facility Credit Agreements and the Exit Facility Bridge/Indenture will include negative covenants prohibiting Reorganized Adelphia from paying any dividends or making other distributions to its stockholders.

9.              Reorganized ACC’s certificate of incorporation and bylaws will contain provisions that could limit the value of the New Common Stock.

Certain provisions of the Certificate of Incorporation and Bylaws of Reorganized ACC, as well as certain provisions of applicable state law, may have the effect of delaying, deferring or preventing a change in control of Reorganized ACC.  Such provisions may make it more difficult for other persons, without the approval of Reorganized ACC’s board of directors, to make a tender offer or otherwise acquire substantial amounts of the New Common Stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.  These provisions could limit the price that certain investors might be willing to pay in the future for shares of New Common Stock.

10.       In making decisions relating to litigation contributed to the Contingent Value Vehicle, Contingent Value Vehicle Board members may not be able to resolve conflicts in interest among Contingent Value Vehicle Beneficiaries.

The Plan contemplates that the Contingent Value Vehicle Board will be appointed by designees to the Board of Directors of Reorganized ACC, and not by the Contingent Value Vehicle Beneficiaries.  Members of the Contingent Value Vehicle Board are required to be qualified, impartial and disinterested, and will be bound by fiduciary duties under applicable law to all series of Contingent Value Vehicle Interests.  Nonetheless, Contingent Value Vehicle Board appointees may be appointed by designees to the Reorganized ACC Board of Directors who in turn are chosen by claimants who will hold certain series of Contingent Value Vehicle Interests.  As such, the Contingent Value Vehicle Board members may have a more direct relationship with certain series of Contingent Value Vehicle Beneficiaries than with others.  Subject to certain limitations, the Contingent Value Vehicle Board will have the ability to, by majority vote, approve all settlements of Designated Litigation that the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board may propose.  Moreover, the Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Trustee to settle any Designated Litigation so long as such settlement is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board; provided that any such settlement is not the result of gross negligence, bad faith or fraud of the Contingent Value Vehicle Board.  In proposing and implementing such settlements, members of the Contingent Value Vehicle Board may be confronted by situations in which settlement will yield proceeds sufficient to allow for distributions to certain series of Contingent Value Vehicle Beneficiaries, but not to more junior series of Contingent Value Vehicle Beneficiaries.  Although results in litigation are inherently unpredictable, in such situations it is possible that senior Contingent Value Vehicle Beneficiaries may have a stronger incentive to receive proceeds sufficient to result in Payment in Full of their Claims through settlement of Contingent Value Vehicle litigation than to pursue the possibility of a higher recovery through prosecution of potentially strong claims.  Members of the Contingent Value Vehicle Board may be unable to resolve such conflicts of interest, which could result in lower recoveries for certain holders of Contingent Value Vehicle Interests, either through failure to reach negotiated settlements or through implementation of settlements yielding lower proceeds than might have been recovered through litigation.

C.            RISK FACTORS RELATING TO THE CHAPTER 11 CASES

1.              Adelphia may not be able to secure confirmation of the Plan.

Although Adelphia believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

2.              The Bankruptcy Court may not confirm the Plan if it is rejected by certain Classes of Claims or Equity Interests.

With respect to any Impaired Class of Claims or Equity Interests entitled to vote that does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of Adelphia if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any “insider” in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  See Section VII.C.3, titled “Cram Down.”  Adelphia believes that the Plan satisfies these requirements; however, there can be no assurance that the Bankruptcy Court will find that these requirements are satisfied.

3.              There can be no assurance as to the timing of the Effective Date.

Although Adelphia believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  Resolution of the civil claims filed by the SEC and the investigations by the DoJ, Adelphia’s finalization of its restatement work and receipt of audit reports from its independent auditors with respect to the financial statements described above are conditions to the consummation of the Plan.  In addition, if the conditions to consummation of the Plan have not occurred or been waived by Adelphia on or before 180 days after the Confirmation Date (or such later date as may be identified by the Debtors in a notice filed with the Bankruptcy Court not later than 170 days after the Confirmation Date), the Confirmation Order may be vacated in specified circumstances.  In that event, no distributions under the Plan would be made, Adelphia and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date, and Adelphia’s obligations with respect to Claims and Equity Interests would remain unchanged.

4.              If the obligation of the lenders to make loans under the DIP Facility expires prior to the Effective Date, it would have a material adverse effect on Debtors.

The obligation of the lenders to make loans under the DIP Facility currently expires on June 30, 2004.  If such obligation terminates prior to the Effective Date, the Debtors will need to seek an amendment of the DIP facility to extend the termination date.  There can be no assurance the Debtors will be successful in obtaining such an amendment on terms that are acceptable to the Debtors, if at all, and the failure to do so would have a material adverse effect on the Debtors.

5.              Adverse publicity and the stigma of the Chapter 11 Cases generally may negatively impact Reorganized Adelphia’s business and results of operations.

Adverse publicity and news coverage relating to the wrongful conduct of the Rigas Family, the criminal indictment of certain members of the Rigas Family and the other circumstances surrounding Adelphia’s chapter 11 filing may negatively impact Reorganized Adelphia’s efforts to maintain its existing customer base and obtain new customers, as well as re-establish and promote name recognition and a positive image.  In addition, the general impact, if any, that the Chapter 11 Cases may have on the operations of Reorganized Adelphia cannot be accurately predicted or quantified.  If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could further adversely affect Reorganized Adelphia’s relationships with its customers, employees and vendors.

However, even an expeditious emergence from chapter 11 could have a detrimental impact on future financial results and patronage due to the possibility that the Chapter 11 Cases may create a negative image of Reorganized Adelphia in the eyes of its customers and vendors.  The bankruptcy filing and an extended chapter 11 proceeding may adversely affect the confidence of customers of Reorganized Adelphia with respect to its ability to maintain continuous and quality service.  In addition, prolonged Chapter 11 Cases may make it more difficult for Reorganized Adelphia to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort addressing financial issues relating to the reorganization instead of focusing on the operation of the business.

6.              The Creditors’ Committee lawsuit against prepetition banks and related financial institutions may preclude consummation of the Plan and may delay Adelphia’s acquisition of the Managed Cable Entities.

The Creditors’ Committee lawsuit against prepetition banks and related financial institutions implicates the treatment of more than $4.6 billion of Adelphia debt, which is secured in part by a pledge of the equity interests in the Managed Cable Entities.  This lawsuit has the potential to raise complicated issues of law and fact involving hundreds of separate entities which could take many months, if not years, to resolve.  Because this lawsuit names as defendants a very large number of major financial institutions who are potential sources of financing for Adelphia upon its exit from bankruptcy, Adelphia’s ability to gain exit financing from these financial institutions could be affected by their continued involvement in this lawsuit, which could prevent consummation of the Plan.  In addition, the pendency of the lawsuit may delay or prevent Adelphia’s acquisition of Managed Cable Entities.

D.            OTHER RISK FACTORS RELATING TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS

1.              A substantial portion of the assets of Reorganized Adelphia will be subject to security interests.

A substantial portion of Reorganized Adelphia’s cash, receivables and other assets will likely be subject to various liens and security interests following the Effective Date.  If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the applicable collateral would accordingly be unavailable to Reorganized Adelphia or to its creditors, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

2.              Reorganized Adelphia’s financial performance and ability to meet its obligations following the Effective Date may be affected by the occurrence of certain events which may be beyond its control.

Reorganized Adelphia’s ability to make scheduled payments of principal on, to pay the interest on, and to refinance its indebtedness will depend on its future performance and its ability to acquire ownership of the Managed Cable Entities.  Future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other conditions and factors that are beyond its control.  There can be no assurance that Adelphia will be able to acquire the Managed Cable Entities or that cash flow from operations, available cash, and sales of surplus assets will be adequate to fund the Plan and meet Reorganized Adelphia’s future liquidity needs.

3.              Changes in the cash needs of Reorganized Adelphia can have significant adverse effects on the amount and value of the distributions made under the Plan.

To the extent that the cash needs of Reorganized Adelphia materially exceed Adelphia’s current estimates, including estimates of the cash payments to be made with respect to applicable Claims under the Plan, the value of the New Common Stock distributed under the Plan and other distributions to be made under the Plan would be negatively impacted and thereby adversely impact the recoveries of Claim holders under the Plan.

4.              An adverse outcome in Adelphia’s dispute concerning the subordination terms of the ACC Subordinated Notes could affect recoveries of holders of ACC Senior Notes Claims under the Plan.

As described in Section V.E.13, titled “The X Clause Litigation,” the X Clause Plaintiffs filed a complaint on December 29, 2003 seeking a declaratory judgment concerning the subordination provisions of the ACC Subordinated Notes.  The Debtors dispute the X Clause Plaintiffs’ interpretation of these subordination provisions.  The Debtors cannot predict at this time the outcome of this litigation.  If the Bankruptcy Court grants the relief sought by the X Clause Plaintiffs, the ACC Senior Notes Claims and ACC Subordinated Notes Claims could be required to share distributions on a pro rata and pari passu basis, thereby materially reducing recoveries to the holders of ACC Senior Notes Claims and materially increasing the recoveries to the holders of ACC Subordinated Notes Claims.

5.              A negative outcome in Adelphia’s longstanding dispute relating to its Puerto Rico Cable Joint Venture could affect recoveries of holders of Claims and Equity Interests under the Plan.

As described in Section V.E.12, titled “ML Media Litigation,” Adelphia and its joint venture partner ML Media have been involved in extensive litigation since March 2000 concerning various matters relating to Century / ML Cable, Adelphia’s joint venture that owns and operates cable television systems in Puerto Rico and that is a debtor in a separate bankruptcy proceeding.  The December, 2001 Recap Agreement among ML Media, Adelphia, Century and the Rigas partnership Highland Holdings contemplated a settlement of this litigation.  ACC and Century are currently seeking to avoid the Recap Agreement in its entirety.  See Section V.E.12.  Although the Debtors believe the Recap Agreement is unenforceable, they cannot predict at this time the outcome of this litigation.  If the Recap Agreement is ultimately determined to be enforceable, the failure of ACC and the joint venture to satisfy their purchase obligations would entitle ML Media to automatically become manager of the relevant cable systems and to foreclose on Century’s 50% joint venture interest to satisfy an obligation potentially in excess of $279.8 million to repurchase ML Media’s interest.  If ML Media is able to assert such rights, it could potentially result in the reduction of the recoveries of other holders of Claims and Equity Interests under the Plan.

6.              The Allowance of Intercompany Indebtedness relating to and among the Tele-Media Joint Ventures could affect recoveries of holders of Claims and Equity Interests under the Plan.

As described in Section V.H.4, titled “Tele-Media Joint Ventures,” ACC is examining the facts and circumstances surrounding the incurrence of certain intercompany indebtedness relating to and among the Tele-Media Joint Ventures.  ACC cannot predict the outcome of this examination at this time.  The allowance and relative priority of such indebtedness could affect recoveries of holders of Claims against, or Equity Interests in, the Tele-Media Joint Ventures.

XII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests.  The following summary only addresses those holders entitled to vote on the Plan and does not address the federal income tax consequences to: (1) holders whose Claims are entitled to reinstatement or payment in cash, or are unimpaired under the Plan; and (2) holders whose Claims are extinguished without distribution in exchange therefor.

The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations and investors in pass-through entities).

Additionally, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or an Equity Interest. All holders of Claims or Equity Interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

A.            CONSEQUENCES TO THE DEBTORS

Adelphia files a consolidated federal income tax return, which takes into account the operations of most of the Debtors (some of which are treated as disregarded entities for federal income tax purposes). Partnerships and limited liability companies in which Adelphia owns less than a 100% interest are not included in the consolidated return. However, because they are pass-through entities, the share of the items of income, loss, expense, deduction and credit allocable to the Adelphia affiliates that own interests in such entities is included in the consolidated return.

Adelphia reported consolidated NOL carryforwards for federal income tax purposes of approximately $5.1 billion as of December 31, 2002, a portion of which is subject to certain existing limitations. In addition, the Debtors expect to report additional losses with respect to the taxable years ended December 31, 2003 and December 31, 2004.  The Debtors’ losses and NOL carryforwards are subject to adjustment by the IRS.

As discussed below, in connection with the implementation of the Plan, the amount of the Debtors’ NOL carryforwards may be significantly reduced, and the tax basis of the Debtors’ assets may be reduced. In addition, the Reorganized Debtors’ subsequent utilization of any remaining NOL carryforwards will be restricted following the Effective Date.

1.              Cancellation of Debt

Cancellation of debt income (“COD”) is generally includable in a taxpayer’s gross income.  However, if COD is recognized by a debtor in a bankruptcy case, it is excluded from the debtor’s gross income.  In such case, the Tax Code provides that the debtor must reduce certain of its tax attributes -- such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets -- by the amount of any COD. The amount of the COD will equal the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is without current or future further tax cost to the debtor.  If, however, nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD.

On August 29, 2003, the IRS issued proposed and temporary regulations addressing the method for applying the attribute reduction described above to an affiliated group filing a consolidated federal income tax return. The regulations are effective with respect to discharges of indebtedness occurring after August 29, 2003. Under these regulations, the attributes of the debtor member are first subject to reduction. These attributes include: (1) consolidated attributes of the debtor member; (2) attributes that arose in separate return limitation years of the debtor member; and (3) the basis of property of the debtor member.  To the extent that the excluded discharge of indebtedness income exceeds the attributes of the debtor member, the regulations require the reduction of consolidated attributes of other members, attributes of members other than the debtor member that arose or are treated as arising in a separate return limitation year to the extent that the debtor member is a member of the separate return limitation year subgroup with respect to such attribute and attributes attributable to members that arose in a separate return year or that arose in a separate return limitation year if no “SRLY limitation” applies to the use of such attributes.  If the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a “look-through rule” applies requiring that corresponding adjustments be made to the attributes of the lower-tier member.

The Debtors will recognize COD as a result of the discharge of Claims pursuant to the Plan.  The amount of the COD will depend, in part, on the value of the New Common Stock and New Joint Venture Preferred Securities issued pursuant to the Plan.  Pursuant to the rules discussed above, the NOLs of the Debtors may be substantially reduced as a result of this COD.  Other tax attributes may also be reduced. To the extent that asset basis is reduced, depreciation or amortization of assets would also be reduced, and gain recognized (and therefore tax imposed) in connection with the disposition of assets may be increased.

2.              Limitations on NOL Carryforwards and Other Tax Benefits

Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “pre-change losses”) will be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

Under section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized.

The issuance of the New Common Stock and New Joint Venture Preferred Securities of Reorganized ACC to holders of Allowed Claims pursuant to the Plan will constitute an ownership change of the Reorganized Debtors.

a.     General Section 382 Limitation

In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of: (1) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments); multiplied by (2) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (for example, 4.58% for ownership changes occurring in February 2004).  For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

b.     Built-In Gains and Losses

If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of: (1) $10 million; or (2) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors anticipate that Adelphia will be in a net unrealized built-in gain position as of the Effective Date.

c.     Special Bankruptcy Exception

An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold”) creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s future utilization of any pre-change losses existing at the time of the subsequent ownership change.

The receipt of the New Common Stock and New Joint Venture Preferred Securities by holders of Claims pursuant to the Plan may qualify for this exception. Neither the statute nor the regulations address, however, whether this exception can be applied on a consolidated basis or only on a separate company basis. Even if the Debtors qualify for this exception, the Debtors expect that they will elect not to have the exception apply and instead remain subject to the annual limitation described above. Such election would have to be made in the Debtors’ federal income tax return for the taxable year in which the change occurs. For purposes of the Projected Financial Information, the Debtors have taken the position that their pre-change losses will be limited on an annual basis under Section 382 of the Tax Code.

3.              Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4.              Distribution of Interests in Contingent Value Vehicle

For federal income tax purposes, the property that will be contributed to the Contingent Value Vehicle will be treated by the Debtors as distributed by the Debtors to the Beneficiaries, and as contributed by them to the Contingent Value Vehicle.  This deemed distribution for federal income tax purposes will cause the Debtors to recognize gain equal to the fair market value of such property less the tax basis of the Debtors in such property.

B.            CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND EQUITY INTERESTS

The federal income tax consequences of the Plan to certain holders of Claims against Adelphia will depend, in part, on whether such holders’ Claims constitute “securities” for federal income tax purposes. The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular Claim constitutes a “security” depends on an overall evaluation of the nature of the Claim. One of the most significant factors considered in determining whether a particular Claim is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (such as trade debt and revolving credit obligations) are less likely to constitute securities, whereas debt obligations with a weighted average maturity of ten years or more are more likely to constitute securities.

Where gain or loss is recognized by a holder, the characterization of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

1.              Consequences to Holders Receiving Only Contingent Value Vehicle Interests

For federal income tax purposes, the Debtors will treat each holder that will receive an interest in the Contingent Value Vehicle as receiving from the Debtors its pro rata share of the assets that will be contributed to the Contingent Value Vehicle.  The holder will be treated as then taking those assets and contributing them to the Contingent Value Vehicle in exchange for an interest in the trust.  The beneficiaries of the Contingent Value Vehicle will be treated as the grantors and deemed owners of the Contingent Value Vehicle for federal income tax purposes.  The transferred property must be consistently valued by the Debtors and the beneficiaries for all federal income tax purposes.  Although the Contingent Value Vehicle will not be subject to tax, all of its items of income gain, loss, deduction and credit must be taken into account currently by the beneficiaries.  There can be no assurance that the IRS will agree with this classification of the Contingent Value Vehicle.  A different classification of the Contingent Value Vehicle could result in the trust being subject to corporate income tax.

In general, the deemed receipt by a holder of its pro rata share of the assets of the Contingent Value Vehicle will be a fully taxable transaction.  Each holder will recognize gain or loss in an amount equal to the difference between (1) the fair market value of the Contingent Value Vehicle interests received (other than in exchange for a Claim for accrued but unpaid interest) and (2) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest) or Equity Interest.  A beneficiary’s basis in its pro rata share of the Contingent Value Vehicle’s assets will equal its fair market value.  A beneficiary’s holding period in its pro rata share of the Contingent Value Vehicle’s assets will begin on the day following the receipt of the Contingent Value Vehicle interest.

2.              Consequences to Holders Receiving Contingent Value Vehicle Interests

In general, a holder of a Claim that constitutes a “security” of Adelphia should not recognize loss upon the receipt of New Common Stock and Contingent Value Vehicle interests, but should recognize gain (computed as described in the preceding section), if any, to the extent of the fair market value of Contingent Value Vehicle interests received in satisfaction of its Claim (other than any Claim for accrued but unpaid interest).  The holder’s basis in the Contingent Value Vehicle interest should equal its fair market value.  The holder’s basis in the New Common Stock should equal the holder’s basis in the Claim, increased by any gain recognized on the exchange.  The holder’s holding period in the Contingent Value Vehicle interest should begin on the day following the exchange.  The holder’s holding period in the New Common Stock should include the holder’s holding period in the Claim.

A holder of a Claim that does not constitute a security of Adelphia should have a fully taxable transaction when it receives New Common Stock and Contingent Value Vehicle interests.  The holder should have gain or loss equal to the difference between the fair market value of the New Common Stock and the Contingent Value Vehicle interests and the holder’s basis in the Claim.  The holder’s basis in the New Common Stock and the Contingent Value Vehicle interests should equal their fair market value, and the holder’s holding period in this property should begin on the day following the exchange.

3.              Consequences to Holders Receiving Only New Common Stock

In general, holders who receive New Common Stock should recognize gain or loss in an amount equal to the difference between (1) the fair market value of the New Common Stock received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (2) the holder’s basis in its Claim (other than any Claim for accrued but unpaid interest).  The holder would have a basis in the New Common Stock equal to its fair market value, and a holding period that would begin on the day following the day the stock is received.  The IRS may take the position, however, that the New Common Stock is received by a holder in a tax-free transaction, which would cause the holder not to recognize any gain or loss on the receipt of the New Common Stock in satisfaction of its Claim.

4.              Consequences to Holders Receiving Only New Joint Venture Preferred Securities

In general, holders who receive New Joint Venture Preferred Securities should recognize gain or loss in an amount equal to the difference between (1) the fair market value of the New Joint Venture Preferred Securities received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (2) the holder’s basis in its Claim (other than any Claim for accrued but unpaid interest).  The holder would have a basis in the New Joint Venture Preferred Securities equal to their fair market value, and a holding period that would begin on the day following the day the securities are received.  The IRS may take the position, however, that the New Joint Venture Preferred Securities are received by a holder in a tax-free transaction, which would cause the holder not to recognize any gain or loss on the receipt of the New Joint Venture Preferred Securities in satisfaction of its Claim.

5.              Distributions in Discharge of Accrued Interest

In general, to the extent that any distribution to a holder of a Claim is received in satisfaction of accrued interest or amortized original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

Pursuant to the Plan, all distributions in respect of any Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

6.              Subsequent Sale of New Common Stock

Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received in satisfaction of a Claim pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of: (1) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim; and (2) with respect to a cash basis holder, any amount that would have been included in its gross income if the holder’s Claim had been satisfied in full but that was not included by reason of the cash method of accounting.

In addition, a holder that receives its New Common Stock in exchange for a Claim that constitutes a “security” of Adelphia for federal income tax purposes may be required to treat all or a portion of any gain recognized as ordinary income under the market discount provisions of the Internal Revenue Code.

C.            INFORMATION REPORTING AND WITHHOLDING

All distributions to holders of Allowed Claims and Equity Interests under the Plan are subject to any applicable withholding obligations (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then-applicable rate. Backup withholding generally applies if the holder: (1) fails to furnish its social security number or other taxpayer identification number (“TIN”); (2) furnishes an incorrect TIN; (3) fails properly to report interest or dividends; or (4) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participates, including, among other types of transactions, the following:  (1) a transaction offered under “conditions of confidentiality;” (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (4) certain transactions in which the taxpayer’s federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for informational purposes only.  All holders of Claims and Equity Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

XIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include:

•                  the liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and

•                  the preparation and presentation of an alternative plan or plans of reorganization.

A.            LIQUIDATION UNDER CHAPTER 7

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code.  In such event, a trustee would be elected or appointed to liquidate the assets of the Debtors.  A discussion of the effect that a chapter 7 liquidation would have on recoveries of holders of Claims and Equity Interests is set forth in Section VII.C.2, titled “Confirmation Standards,” of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things: (1) smaller distributions being made to creditors and interest holders than those provided for in the Plan, due to, among other things, the additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of financial and legal advisors; (2) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation; and (3) the failure to realize the greater, going concern value of the Debtors’ assets.

B.            ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or, assuming exclusivity is terminated or lapses, any other party in interest may attempt to formulate a different plan of reorganization. Such a plan could involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

The Debtors believe that the Plan enables them to successfully and expeditiously emerge from chapter 11, preserves their businesses and allows creditors and interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, a trustee would not need to be appointed and the assets of the Debtors could be sold in an orderly fashion, which could occur over a more extended period of time than in a liquidation under chapter 7.  Accordingly, creditors likely would receive greater recoveries in a chapter 11 liquidation than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

XIV.  CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of Impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent no later than 4:00 p.m., Eastern Time, on [_________ __], 2004.

Dated:	New York, New York
February 25, 2004
ADELPHIA COMMUNICATIONS CORPORATION,
a Delaware corporation
(for itself and on behalf of each of the Debtors)

By:	/s/ William T. Schleyer
	Name:	William T. Schleyer
	Title:	Chairman and Chief Executive Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue
New York, NY  10019
(212) 728-8000

Attorneys for Debtors and

     Debtors in Possession

EXHIBIT A

PLAN OF REORGANIZATION

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EXHIBIT B

DISCLOSURE STATEMENT ORDER

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EXHIBIT C

UNAUDITED BALANCE SHEETS OF THE DEBTORS AT DECEMBER 31, 2003

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EXHIBIT D

THE DEBTORS’ PROJECTED FINANCIAL INFORMATION

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EXHIBIT E

THE DEBTORS’ LIQUIDATION ANALYSIS

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EXHIBIT F

SUMMARY OF COVINGTON REPORT

Covington conducted an investigation at the behest of the Special Committee.  The investigation was primarily conducted from May 15, 2002 through March of 2003.  Covington based its investigation on numerous interviews and a review of documents.  Not all persons with knowledge of the events could be interviewed because of their involvement, directly or indirectly, in the criminal proceedings against John Rigas, Tim Rigas, Michael Rigas, Michael Mulcahey and Jim Brown.  The Covington Report contains a summary of this investigation, which, together with appendices, is approximately 500 pages long.  Below is a brief summary of some of the significant findings contained in the Covington Report.

•                    The Rigas Family members commingled Adelphia funds with funds from their private companies through operation of a cash management system (“CMS”) which was not approved by or known to the independent directors of the Board;

•                    While journal entries were maintained in Adelphia’s books and records that noted payments out of the CMS to the Rigas Family members personally or to their private entities, no executed documents were located by Covington which evidence the existence of any obligations undertaken by the Rigas Family members or their private entities to pay the indebtedness and interest that they incurred under the CMS;

•                    According to an analysis conducted by PwC, the Rigas Family members and their entities owe to Adelphia approximately $3.42 billion from (1) payments to or for the benefit of the Rigas Family members and the entities they own; (2) repayment of Rigas Family Entity debt and margin payments; (3) funding for disbursements to the Rigas Family members and their entities; (4) amounts owed to Adelphia for securities issued to the Rigas Family Entities and open-market purchases; (5) amounts owed to Adelphia for Rigas Family Entities’ acquisition of cable assets; (6) amounts owed to Adelphia concerning the Buffalo Sabres transaction; and (7) amounts owed to Adelphia for services rendered and other transactions;

•                    The approximately $3.42 billion owed to Adelphia by the Rigas Family members and their entities was structured through the Co-Borrowing Facilities through which Adelphia affiliates became jointly and severally liable for debt of private entities controlled by Rigas Family Entities.  While Adelphia disclosed the existence of the Co-Borrowing Facilities, Adelphia at no time prior to March 27, 2002 publicly disclosed the actual amount of debt allocated to the Rigas co-borrowers under the Co-Borrowing Facilities;

•                    Between August 1998 and January 2002, the Rigas Family members “purchased” $1.8 billion of Adelphia securities not with paid-in capital but by transferring an amount of co-borrowing debt equal to the purchase price of the securities from Adelphia to a Rigas Family Entity, without ever relieving Adelphia of its joint and several liability obligations under the Co-Borrowing Facilities;

•                    The Rigas Family members used over $252 million of Adelphia funds to pay margin calls on their personal margin loans; of the total amount, approximately $169.5 million was paid out between March 27, 2002 and May 10, 2002;

•                    The Rigas Family members attempted to obscure their use of the CMS and of the Co-Borrowing Facility funds, among other things, through quarterly debt reclassifications that reduced the size of the inter-company balances disclosed in Adelphia’s public financial statements.  These inter-company balances purported to accurately report the amount the Rigas Family Entities owed to Adelphia.  Using quarterly debt reclassifications, the Rigas Family members (1) transferred an amount of co-borrowed debt from Adelphia to a Rigas co-borrower; (2) entered a payable from Adelphia to the Rigas Family Entity in consideration for purported relief of the primary obligation; and then (3) offset the payables by corresponding receivables from the relevant Rigas Family Entity to Adelphia;

•                    Substantial corporate funds were used to purchase and maintain real property owned or controlled by Rigas Family members or Rigas Family Entities.  For example, (1) a Rigas Family member or Rigas Family

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                          Entity transferred at least 60 properties to or from Adelphia in such a way as to cast doubt either on the fair market value of the transaction or the validity of the conveyance; (2) Adelphia paid the purchase price, assumed the mortgage, or paid for improvements for fifteen Rigas Family properties; (3) Adelphia paid rent, maintenance, property association fees, or dues associated with fifteen Rigas Family properties; (4) Adelphia paid the property taxes or school district assessments for 55 Rigas Family properties; and (5) Adelphia paid insurance premiums for a policy insuring at least eighteen Rigas Family properties.  The investigation discovered no reliable evidence to support the contention that the Rigas Family members repaid the Adelphia’s many expenditures, through either direct payments or verifiable reconciliations of intercompany balances.  Further, the investigation has established that the Rigas Family members were often both the beneficiaries of these Adelphia payments and the ones who approved them, indicating apparent self-dealing or at least a lack of independent controls.

•                    Approximately one year after telling members of the Board that the purchase assets of Prestige Communications systems would be structured whereby Adelphia would pay $700 million and the Rigas Family members would pay $400 million, Tim Rigas (or another person acting at his direction) made entries into Adelphia’s books and records, without the approval of or notice to the Board or to the independent directors, that changed the cost allocation such that Adelphia’s share of the purchase price increased from $700 million to $750 million;

•                    For no apparent business reason, on or about July 30, 1998, Adelphia executed an exchange agreement pursuant to which Adelphia agreed to exchange 50,000 shares of Adelphia’s Class A stock for all of the outstanding capital stock in Montgomery, Inc., formerly a wholly-owned Rigas Family Entity, and as a result of the exchange, Adelphia assumed $2 million in liabilities and acquired a 100% interest in Empire Sports Network (“ESN”), an entity that was losing money (Montgomery recorded a loss of approximately $53 million in the first eight months of 1998 alone relating to its investment in ESN);

•                    Evidence suggests that in or about December 2001 Tim Rigas apparently authorized a settlement agreement relating to Adelphia’s dispute with ML Media that was materially different from the terms of the settlement that he had proposed to the Board in November 2001;

•                    Adelphia made significant furniture and interior design purchases (approximately $39.9 million in disbursements since 1999, of which only about $768,000 or 1.9% were charged to the private companies) through entities owned or controlled by Rigas Family members, particularly Eleni Interiors, Inc. and Dobaire Designs, Inc.;

•                    Adelphia funds were used to pay for the acquisition of land and construction costs in connection with the building of a golf course in Coudersport even though there is no evidence to suggest that the Board approved these expenditures (by April 2002, the costs for the golf course exceeded $12 million).  The purchaser of record for some of the land parcels comprising the golf course included Wending Creek Farms and Wending Creek 3656, both Rigas Family Entities, and ACC Operations, Inc., an Adelphia subsidiary;

•                    Adelphia funds (approximately $27 million) were used to purchase land and timber rights in a parcel of land in Potter County, even though a Rigas Family Entity gained the rights to all of the land and an automatic reversion of the timber rights from Adelphia to the Rigas Family members for no consideration if there was a change in control of Adelphia;

•                    A number of potential personal uses of Adelphia’s aircraft were identified, including  (1) an August 2000 African safari by John Rigas, Michael Rigas, and two associates; (2) a January 22, 2000 trip by John Rigas, Doris Rigas, Michael Rigas, Ellen Rigas Venetis, and Peter Venetis to Salt Lake City Utah, which coincided with the appearance of “SongCatcher,” Ellen Rigas Venetis’s film, in the Sundance Film Festival; (3) a November 1997 hunting expedition by John Rigas to Mexico; (4) at least 19 trips to Rochester, Minnesota for John Rigas’s visits to the Mayo Clinic; (5) several trips by Tim Rigas with an actress to, among other places, the Bahamas, Montego Bay, Jamaica, and Los Angeles; (6) Tim Rigas’s trips with a female golf pro to Hilton Head, South Carolina and Monterey, California; (7) at least 13 trips

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                          by Doris Rigas to New York City where she was unaccompanied by any Adelphia employees and at least 4 trips by Doris Rigas to Greensboro, North Carolina, to conduct the business of Eleni Interiors; (8) flights by Ellen Rigas Venetis between Wellsville and New York City, and a 2001 return trip on the company aircraft from Athens to Edinburgh, Scotland (where John Rigas was attending an A&E conference) and on to New York.  There is no evidence that the Rigas Family members reimbursed Adelphia for these personal trips and though some personal income was imputed to the Rigas Family members, the amount imputed fails to compensate Adelphia fully for the costs incurred in providing personal travel through use of its aircraft;

•                    Adelphia advanced funds on an unsecured basis to Rigas Entertainment, Ltd. (“REL”) and SongCatcher Films, LLC, both Rigas Family Entities, in order to finance Ellen Rigas Venetis’s independent film, “SongCatcher”, and other projects.  John Rigas, Michael Rigas, and Peter Venetis were members of the REL advisory Board, which reviewed business plans and funding proposals authored by Ms. Rigas Venetis and/or Richard Miller, Business and Creative Affairs Consultant to REL.  Tim Rigas, though not a member of the REL advisory board, also received one or more SongCatcher funding proposal.  Business plans submitted to the advisory board in December 1997 made clear that Adelphia’s corporate monies would “partially relieve John Rigas of his obligation to the funding of REL,” and a May 2, 1997 memorandum from Ms. Rigas Venetis and Mr. Miller offered justifications for Adelphia’s involvement in the projects in that “Adelphia might need to rely on the low-cost educational aspects to justify its investment”;

•                    Adelphia’s resources, including its aircraft, vehicles, funds, employees, and real property were used to shuttle, transport, sponsor, and provide lodging for guests attending Ellen Rigas’s and Peter Venetis’s 1998 wedding;

•                    Adelphia funds were used to pay for the Rigas Family members’ golf club and country club memberships, including membership dues and payments for “entertainment”;

•                    Evidence suggests that Tim Rigas received free architectural services on his residence by trading on Adelphia’s business relationship with the architectural firm that was engaged to work on Adelphia’s Operations Center;

•                    In an effort to satisfy Wall Street expectations, the Rigas Family members manipulated Adelphia’s financial disclosures to improve the appearance of Adelphia’s EBITDA, to demonstrate compliance with leveraged ratios under the Co-Borrowing Facilities, and to obtain preferential interests rates based on lower leverage ratios.  For example, the evidence suggests that beginning in mid-2000, at the end of each quarter and under the direction of Tim Rigas and James Brown, Adelphia employees performed a series of accounting adjustments aimed at closing the gap between Adelphia’s targeted EBITDA and that shown on Adelphia’s books and records.  Among other wrongful conduct directed by the Rigas Family members, Adelphia:

o                entered into circular transactions with third-party digital set-top providers that had the effect of artificially boosting EBITDA by approximately $34 million in 2000 and $53 million in 2001;

o                from late 2000 until October 2001 recognized revenue from promotional customers (i.e., customers receiving a specified number of months of free service) during the promotional months -- even though Adelphia did not actually collect any payments over that period -- and then amortized the promotional revenue over an excessively long “churn” period.  The net result was a positive impact on Adelphia’s profits and losses of approximately $14 million;

o                recorded lower expense than the actual cash outlays that Adelphia made in connection with programming contracts, such as contracts with HBO;

o                re-characterized remaining audit reserves as “over-accrual”, thereby depleting the reserve while boosting profits and losses;

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o                applied inconsistent accounting treatment to two Brazilian joint ventures even though the ownership/corporate structure of each one was very similar;

o                routinely over-capitalized certain categories of labor and other soft costs;

o                between October 2001 and May 2002, entered into a number of bookkeeping transactions that gave the appearance that a non-cable Rigas Family Entity purchased from Adelphia $101 million of digital set-top converter boxes and related electronics when in fact it had not, for the purpose of altering the time period during which the acquisition of these assets would become reportable capital expenditures;

o                charged Rigas Family Entity non-coborrowers a “management fee” which was offset by an interest expense charged to Adelphia, the net result of which was to be a net increase in EBITDA with no corresponding increase in profit;

o                charged Rigas Family Entities with “placement fees” for the various acquisitions while making a corresponding adjustment in responsibility for interest on debt under the Co-Borrowing Facilities in the same amount of the placement fee such that the intercompany balance would be zero but EBITDA would show a positive impact;

o                other adjustments were made for the purpose of bringing Adelphia into compliance with financial ratios stipulated by its bank covenants, including by altering end-of-quarter journal entries relating to management fees, affiliate interest, and certain dividend transactions; and

o                operational data, such as subscriber numbers and rebuild percentages, were also artificially inflated to improve the appearance of metrics that were deemed important by the investment and financial communities.

•                    There is evidence to suggest that Deloitte, Adelphia’s former auditors: (1)  knew or should have known about the commingling of funds under the CMS; (2) was aware of the Co-Borrowing Facility arrangements since their inception and had knowledge of the amount of debt attributable to private Rigas Family Entities; (3) questioned the propriety of disclosures relating to the Co-Borrowing Facilities that did not include a disclosure of the amount of Co-Borrowing debt attributable to private Rigas Family Entities, but nonetheless issued an unqualified audit opinion regarding publicly-filed Adelphia financial statements that did not include this additional disclosure; (4) questioned – and, therefore, was aware of – the practice of quarterly adjustments made to intercompany balances; (5) was aware of adjustments made to the purchase price in the Prestige transaction; (6) questioned whether Adelphia was accruing enough to cover its programming liabilities and audit reserves; (7) was provided with documentation concerning Adelphia’s placement fees; and (8) accepted Adelphia’s post-quarter adjustments even though it questioned the practice of making the adjustments.

•                    Buchanan Ingersoll attorneys regularly attended Board meetings and prepared draft minutes of the meetings for consideration by the Board and performed services for the Rigas Family members and the Rigas Family Entities in connection with acquisitions, SEC filings relating to family members, closings on private placements with the Rigas Family members, estate planning, and certain corporate formation and tax work for certain of the Rigas Family properties.  Based on evidence and witnesses available to Covington, attorneys for Buchanan Ingersoll: were not aware of the operation of the CMS until the fall of 2001 (at the earliest) and may not have had a full appreciation of the extent of the CMS until the March 27, 2002 disclosure; were not aware that the Rigas Family members were using proceeds from the Co-Borrowing Facilities to purchase Adelphia securities; were not aware of the magnitude of debt under the Co-Borrowing Facilities attributable to the Rigas Family Entities; and, though aware of the fact that the Rigas Family members were going to participate in the Prestige transaction, were unaware of the subsequent adjustment to the purchase price whereby Adelphia incurred an additional $50 million of the total purchase price.  It appears, however, that in connection with the settlement of the ML Media litigation, Buchanan Ingersoll received a copy of Tim Rigas’s letter to ML Media that proposed a structure similar to the one that was ultimately agreed to, but that was materially different from the one that was

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                          presented to the Board on November 8, 2001, a meeting that Buchanan Ingersoll attorneys attended.  There is also evidence to suggest that Buchanan Ingersoll was at least consulted on the structuring the golf course and the Potter County timber rights transaction.

•                    Many of the related-party and self-dealing transactions between Adelphia and the Rigas Family members were not even submitted to the Board for approval, and when the Rigas Family members did obtain the approval of the independent directors, they often failed to make full disclosure regarding the transactions to the Board.  Further, even though the Rigas Family members maintained a majority vote and held senior management positions during the relevant time period, the Carryover Directors could have exercised control over Adelphia’s dealing with the Rigas Family members had such dealings been submitted to a vote of the independent directors after full disclosure to the Board.  The independent directors, by way of example only, (1) were not aware of the CMS; (2) were not presented with any material accounting issues such as the lack of public disclosure of the debt under the Co-Borrowing Facilities attributable to private Rigas Family Entities, over-capitalization of labor, or bad debt reserve accounts; (3) were not aware of the quarterly debt reclassifications and other procedures used to minimize the appearance of inter-company activity and the disclosure of the amounts owed to Adelphia by the Rigas Family members and entities they controlled; (4) did not approve the terms of the settlement of the ML Media litigation that Tim Rigas ultimately signed on behalf of Adelphia; (5) assumed that the Rigas Family members purchased and maintained the Rigas Family Entities with their own funds rather than Adelphia’s funds; and (6) were not told that that proceeds from the Co-Borrowing Facilities had been used to finance the Rigas Family members’ securities purchases and to make margin loan payments for the Rigas Family members.

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EXHIBIT G

PRO FORMA BALANCE SHEET

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EXHIBIT H

PRO FORMA CAPITAL STRUCTURE

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EXHIBIT I

CONFIRMATION HEARING PRE-TRIAL ORDER

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